    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 21, 1997

                                                      REGISTRATION NO. 333-32375
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 3
                                   FORM S-1/A


                          REGISTRATION STATEMENT UNDER

                           THE SECURITIES ACT OF 1933
                            ------------------------

                                 FAROUDJA, INC.

             (Exact name of registrant as specified in its charter)

           DELAWARE                          3651                  77-0444978
 (State or other jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of                 Classification Code Number)     Identification
incorporation or organization)                                      Number)

                750 PALOMAR AVENUE, SUNNYVALE, CALIFORNIA 94086
                                 (408) 735-1492

         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                MICHAEL J. MOONE
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                 FAROUDJA, INC.
                               750 PALOMAR AVENUE
                          SUNNYVALE, CALIFORNIA 94086
                                 (408) 735-1492

(Name, address, including zip code, and telephone number, including area code of agent for service)
                            ------------------------

                                   COPIES TO:

          MARK A. BONENFANT                       PATRICK J. SCHULTHEIS
  Buchalter, Nemer, Fields & Younger         Wilson Sonsini Goodrich & Rosati
      a Professional Corporation                 Professional Corporation
601 South Figueroa Street, Suite 2400               650 Page Mill Road
    Los Angeles, California 90017              Palo Alto, California 94304
            (213) 891-0700                            (415) 493-9300

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

                            ------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ______________

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ______________
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 SUBJECT TO COMPLETION, DATED OCTOBER 21, 1997


                                     [LOGO]

                                3,000,000 SHARES

                                  COMMON STOCK


    All of the 3,000,000 shares of Common Stock offered hereby are being offered by Faroudja, Inc. ("Faroudja" or the "Company"). Prior to this Offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price will be between $8.00 and $10.00 per share. See "Underwriting" for information relating to the method of determining the initial public offering price. The Common Stock has been approved for quotation on the Nasdaq National Market under the symbol "FDJA."


                              -------------------

        THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING AT PAGE 6.

                               -----------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
        COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                   TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                                UNDERWRITING
                                             PRICE TO           DISCOUNTS AND         PROCEEDS TO
                                              PUBLIC           COMMISSIONS (1)        COMPANY (2)
Per Share.............................  $                    $                    $
Total (3).............................  $                    $                    $

(1) The Company and the Selling Stockholder have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting expenses payable by the Company, estimated at $750,000.

(3) One of the Company's stockholders has granted the Underwriters a 30-day option to purchase up to an additional 450,000 shares of Common Stock solely to cover over-allotments, if any. See "Principal and Selling Stockholders" and "Underwriting." If such option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to Selling
    Stockholder will be $     , $     and $     , respectively.

                              -------------------

    The Common Stock is offered by the Underwriters as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that delivery of such shares will be made through the offices of BancAmerica Robertson Stephens, San Francisco,
California, on or about            , 1997.

BANCAMERICA ROBERTSON STEPHENS   VOLPE BROWN WHELAN & COMPANY

                The date of this Prospectus is            , 1997

Description of Front Cover Spread

1. Heading that states "Faroudja. The quality standard for digital video solutions."

2. Graphic presentation indicating how Faroudja current products and Faroudja future products are utilized from the origination and production of video signals to the reception and presentation of the video signal to a viewer

3.  Picture of a Faroudja "system"

4.  Picture of Faroudja board level product.

5.  Picture of a Faroudja integrated circuit.

6.  Picture of S3 trademark to represent Faroudja licensing.

7.  Text:

    "Faroudja designs, develops and markets video image enhancement products that significantly improve images to achieve cinema-like quality.

    Faroudja's technology, experience and reputation for providing sophisticated video processing products will enable it to address opportunities in the emerging Digital Television (DTV)/High Definition Television (HDTV) broadcast environment and in the converging Personal Computer (PC) and TV markets.

Description of Inside Front Cover

1.  Actual photograph of a standard television image.

2. Actual photograph of same television image with Faroudja line processing, color decoding and detail enhancement technology.

3.  TEXT:

        Through more than 25 years of product development and technological advances, Faroudja and its predecessors have established a reputation for excellence in video signal processing and video image enhancement in the high end home theater, industrial and broadcast markets.

4.  Faroudja Picture Plus trademark.

5.  25 year logo.

CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING BY ENTERING STABILIZING BIDS, EFFECTING SYNDICATE COVERING TRANSACTIONS OR IMPOSING PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON THE NASDAQ NATIONAL MARKET IN ACCORDANCE WITH RULE 103 OF REGULATION M. SEE "UNDERWRITING."

    NO DEALER, SALES REPRESENTATIVE, OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES OR AN OFFER TO, OR SOLICITATION OF, ANY PERSON IN ANY JURISDICTION WHERE SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

    UNTIL            , 1997 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
                            ------------------------

                               TABLE OF CONTENTS


                                                                                                    PAGE
                                                                                                    -----
Summary........................................................................................           4
Risk Factors...................................................................................           6
Use of Proceeds................................................................................          17
Dividend Policy................................................................................          17
Capitalization.................................................................................          18
Dilution.......................................................................................          19
Selected Consolidated Financial Data...........................................................          20
Management's Discussion and Analysis of Financial Condition and Results of Operations..........          22
Business.......................................................................................          31
Management.....................................................................................          44
Certain Transactions...........................................................................          55
Principal and Selling Stockholders.............................................................          58
Description of Capital Stock...................................................................          60
Shares Eligible for Future Sale................................................................          64
Underwriting...................................................................................          66
Legal Matters..................................................................................          68
Experts........................................................................................          68
Available Information..........................................................................          68
Index to Consolidated Financial Statements.....................................................         F-1


                            ------------------------

    The Company intends to furnish its stockholders with annual reports containing audited consolidated financial statements examined by an independent public accounting firm and quarterly reports for the first three quarters of each year containing interim unaudited financial information. Upon completion of the Offering contemplated hereby, the Company will be subject to the informational requirements of the Securities and Exchange Act of 1934, and in accordance therewith, will be filing reports and other information with the Securities and Exchange Commission.

    FAROUDJA, PICTURE PLUS and PRESENTATION PLUS are trademarks of the Company. All other trademarks or tradenames referred to in the Prospectus are the property of their respective owners. Digital Light Processing-TM- is a trademark of Texas Instruments Incorporated.

    The Company was incorporated in the State of Delaware on December 26, 1996. The Company's principal executive offices are located at 750 Palomar Avenue, Sunnyvale, California 94086 and its telephone number is (408) 735-1492. All references to the "Company" shall mean Faroudja, Inc. and its predecessors and subsidiaries, unless the context otherwise requires.

                                    SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS. PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY THE INFORMATION DISCUSSED UNDER "RISK FACTORS." THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS BASED UPON CURRENT EXPECTATIONS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS AND THE TIMING OF CERTAIN EVENTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH UNDER "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS.

                                  THE COMPANY

    Faroudja designs, develops and markets a range of video image enhancement products that significantly improve displayed images to achieve cinema-like quality. Through more than 25 years of product development and technological advances, the Company and its predecessors have established a reputation for excellence in video signal processing and video image enhancement in the high-end home theater, industrial and broadcast markets. The Company believes that its technology, experience and reputation in these markets will enable it to address opportunities in the emerging digital television ("DTV") and digital high definition television ("HDTV") broadcast environment and to facilitate the convergence of the personal computer ("PC") and the television ("TV").

    Video images can currently be displayed on a variety of media, including color TVs, projection systems and PCs. Historically, there has been a substantial difference in the quality of these various media. TV signals are produced in accordance with the NTSC standard, which was originally developed in the 1940s for black and white programs. This standard was last modified in the 1950s to make possible the compatible transmission of black and white and color programs. The technical compromises required to achieve compatibility introduced image degrading imperfections, which are increasingly visible as screen sizes become larger. Over the last decade, consumer interest in home theaters and large screen TVs has increased dramatically, fueled by decreasing equipment prices and the advent of cable TV, direct broadcast satellite, laser discs, VCRs and most recently digital video discs ("DVD").

    The Company's products for the TV market substantially reduce the imperfections inherent in analog NTSC signals and dramatically improve displayed images, giving the observer a far richer viewing experience. The Company's technology improves picture quality by removing artifacts and noise, detecting and compensating for motion, enhancing resolution and multiplying the number of lines displayed on the TV screen.

    Faroudja intends to capitalize on its experience and core technologies to address the problems of standards conversion and upscaling anticipated in the emerging DTV/HDTV broadcast equipment market. The Federal Communications Commission ("FCC") recently established standards for DTV broadcasting in the U.S. and has targeted the eventual phase out of analog (NTSC) broadcasting by the year 2006. Faroudja is developing products that it believes will assist broadcasters in responding to evolving regulatory and market requirements by allowing them to continue to use a significant portion of their current infrastructure, thereby reducing capital costs associated with the transition from analog to digital transmission.

    The Company believes that the use of the PC as an entertainment device in the future will depend in large part on the PC's ability to display TV images. The two media use different display formats--TV signals use an interlaced format while PCs use a progressive scanning format. The Company's technology significantly reduces the image imperfections caused by the interlace/progressive conversion, which will enable the display of high quality TV pictures on PC screens. The Company and S3 Incorporated ("S3"), a leading supplier of advanced graphics accelerators for multimedia computer systems, are working jointly, pursuant to a recent license agreement, to develop integrated circuits incorporating the Company's video processing technology for use in PCs.

    The Company intends to establish additional relationships with companies whose technology, products and product strategies complement those of the Company. The Company markets its products for the TV market through a network of home theater, industrial and commercial dealers as well as OEM customers. For the broadcast market, the Company utilizes its direct sales force. The Company intends to expand its international sales and marketing activities in order to increase export sales.

    The Company began operations in 1971 through two related companies, Faroudja Laboratories, Inc. ("FLI") and later Faroudja Research Enterprises, Inc. ("FRE"). The Company was incorporated in December 1996 under the laws of the state of Delaware to succeed to the business of FLI and FRE.

                                  THE OFFERING


Common Stock offered by the Company..........  3,000,000 shares
Common Stock outstanding after the
  Offering...................................  11,751,895 shares(1)
Use of Proceeds..............................  For general corporate purposes, including working capital and research and development.
                                               See "Use of Proceeds."
Proposed Nasdaq National Market symbol.......  FDJA


                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (in thousands, except per share data)


                                                                                                 NINE MONTHS
                                                     YEAR ENDED DECEMBER 31,                 ENDED SEPTEMBER 30,
                                      -----------------------------------------------------  --------------------
                                        1992       1993       1994       1995       1996       1996       1997
                                      ---------  ---------  ---------  ---------  ---------  ---------  ---------
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
  Total revenues....................  $   3,437  $   5,684  $   8,065  $  11,954  $  13,126  $   9,252  $  12,876
  Gross profit......................      1,298      3,557      5,067      7,739      8,329      5,913      8,924
  Operating income (loss)...........       (448)     1,206      1,859      4,006      2,115      1,602      1,269
  Net income (loss).................  $    (393) $   1,251  $   1,929  $   4,009  $   1,511  $   1,193  $     925
  Net income per share..............                                                                    $    0.10
  Shares used in per share
    calculation(2)..................                                                                        9,694

PRO FORMA DATA(3):
  Pro forma adjustments.............                        $    (701) $    (939) $    (192) $    (192)
  Pro forma net income..............                            1,228      3,070      1,319      1,001
  Pro forma net income per share....                        $    0.15  $    0.38  $    0.15  $    0.11
  Shares used in per share
    calculation(2)..................                            7,979      7,998      9,012      8,942



                                                                                             SEPTEMBER 30, 1997
                                                                                          ------------------------
                                                                                                          AS
                                                                                           ACTUAL     ADJUSTED(4)
                                                                                          ---------  -------------
CONSOLIDATED BALANCE SHEET DATA:
  Cash, cash equivalents and short-term investments.....................................  $   7,206    $  31,566
  Working capital.......................................................................     11,225       35,585
  Total assets..........................................................................     16,739       41,099
  Total long-term debt..................................................................     --           --
  Total stockholders' equity............................................................     13,417       37,777


------------------------

(1) Based on shares outstanding as of September 30, 1997. Excludes (i) 1,637,090 shares of Common Stock issuable upon exercise of stock options outstanding as of September 30, 1997, (ii) an aggregate of 805,530 shares of Common Stock reserved for future issuance pursuant to the Company's stock option and stock purchase plans, (iii) 165,152 shares of Common Stock issuable upon exercise of outstanding warrants and (iv) 29,240 shares of Common Stock issuable to S3 pursuant to certain anti-dilution rights which the Company granted to S3 under a Stock Purchase Agreement, assuming an Offering price of $9.00 per share. See "Capitalization," "Management--Stock Plans," "Certain Transactions," "Description of Capital Stock" and Note 6 of Notes to Consolidated Financial Statements.

(2) See Note 1 of Notes to Consolidated Financial Statements for an explanation of the basis used to calculate net income per share.
(3) Reflects the pro forma effect of the Company being treated as a C Corporation rather than an S Corporation for federal and state income tax purposes, effective January 1, 1994. See "Certain Transactions--Subchapter S Distributions."
(4) Adjusted to give effect to the sale and issuance of 3,000,000 shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $9.00 per share and receipt of the estimated net proceeds therefrom. See "Use of Proceeds" and "Capitalization."

                                  RISK FACTORS

    AN INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED BY THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY SHOULD CAREFULLY REVIEW THE FOLLOWING RISK FACTORS AS WELL AS THE OTHER INFORMATION SET FORTH IN THIS PROSPECTUS. THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS BASED UPON CURRENT EXPECTATIONS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS AND THE TIMING OF CERTAIN EVENTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH IN THE FOLLOWING RISK FACTORS AND ELSEWHERE IN THIS PROSPECTUS.

POTENTIAL FLUCTUATIONS IN FUTURE OPERATING RESULTS; SEASONALITY


    The Company's operating results have varied in the past and are likely to vary significantly in the future from period to period as a result of a number of factors, including the volume and timing of orders received during the period, fluctuations in the amount and timing of license and royalty revenues, the timing of new product introductions by the Company and its competitors, demand for and market acceptance of the Company's products, product line maturation, the impact of price competition on the Company's average selling prices, delays encountered by the Company's strategic partners, the availability and pricing of components for the Company's products, changes in product or distribution channel mix, product returns or price protection charges from customers (price protection is currently afforded to one of the Company's customers (see "Business--Sales and Marketing")) and the unexpected loss of key customers. Many of these factors are beyond the Company's control. For example, in 1996, the Company experienced an unexpected decline in sales of its broadcast products resulting from a major customer which developed internally products previously purchased from the Company. In addition, due to the short product life cycles that characterize the markets for the Company's products, the Company's failure to introduce new, competitive products consistently and in a timely manner could materially adversely affect operating results for one or more product cycles. The Company recently entered into a license agreement with S3 pursuant to which the Company may receive royalties and may receive quarterly prepaid license fees to maintain exclusivity. S3 is under no obligation to market any products or to make the payments necessary to maintain its exclusive license rights. There can be no assurance that the Company will receive any further payments pursuant to this agreement, and the amount of any such payments cannot be predicted. As a result, license and royalty revenues may be higher or lower than expected in any given quarter. S3 is a key customer of the Company, a licensee of the Company's technology and a potential competitor of the Company. See "--Distribution Risks; Diversification of Sales Channels," "--Dependence on Strategic Relationships," "Business--Strategic Relationships" and "Certain Transactions--License Agreement with S3" for further information relating to the relationship between the Company and S3.


    Gross margins may vary from period to period as a result of a number of factors, including the mix of products sold, new product introductions, fluctuations in the receipt of license and royalty revenues, and the mix of distribution channels. The Company's gross margins may also be adversely affected by shortages in the availability of key components for the Company's products. To maintain favorable margin levels on product sales, the Company must introduce new products, must introduce enhanced versions of its products, and must continue its cost reduction efforts. The Company anticipates that it will incur lower overall gross margins in future periods as it introduces lower margin products for consumer markets.

    Customers generally order on an as-needed basis and, accordingly, the Company has historically operated with a relatively small backlog. Notwithstanding the difficulty in forecasting future sales and the relatively small level of backlog at any given time, the Company generally must plan production, order components and undertake its development, sales and marketing activities and other commitments months in advance of orders for its products. Accordingly, any shortfall in revenues in a given quarter may adversely impact the Company's operating results due to an inability to adjust expenses during the quarter to offset any reduced level of revenues for the quarter.

    The Company currently derives a substantial portion of its total revenues from the sale of a relatively small number of high priced products. The Company's backlog at the beginning of a quarter typically does not include all sales required to achieve the Company's sales objectives for that quarter. Consequently, the Company's total revenues and operating results for a quarter depend upon the Company obtaining orders for products to be shipped in the same quarter. In addition, from time to time, a significant portion of the Company's sales have been derived from sales of multiple products to a limited number of customers. The volume and timing of orders received during a quarter are difficult to forecast. As a result of the Company's typical sales cycle, a disproportionate percentage of the Company's total revenues in any quarter may be generated in the last month of a quarter. As a result, a shortfall in sales in any quarter as compared to expectations may not be identifiable until the end of the quarter. A delay in shipment near the end of a particular quarter, due, for example, to an unanticipated shipment rescheduling, to cancellations by customers or to unexpected manufacturing difficulties experienced by the Company or its suppliers may cause total revenues in a particular quarter to fall significantly below the Company's expectations and may thus materially adversely affect the Company's operating results for such quarter. The Company's industry is subject to a high degree of seasonality, and demand for the Company's products has historically been highest in the third and fourth quarters of each calendar year. As a result, sales are typically highest in these quarters and may be lower in following quarters.

RISKS ASSOCIATED WITH NEW MARKETS AND APPLICATIONS; MARKET ACCEPTANCE

    Substantially all of the Company's revenues in 1996 were derived from sales of products that address the high-end home theater and industrial TV markets. Certain of the Company's current products and certain of its planned future products generally address markets that are not now and may never become substantial commercial markets. The Company's future growth will depend, in large part, on the Company's ability to identify new markets for its products and to apply its video enhancement technology to evolving markets and applications that require superior visual images. There can be no assurance that these markets will become substantial commercial markets or that they will evolve in such a manner that the Company's products achieve market acceptance. For example, one of the products the Company manufactures for the TV market is the DV1000, a DVD player. However, a significant market for DVD players has not yet developed. The Company also intends to exploit what it believes will be the convergence of the TV and PC markets. There can be no assurance that the TV and PC markets will converge, that this new market will present substantial commercial opportunities, or that the Company's products will adequately address this market in a timely manner. The Company has experienced, and expects to continue to experience, technological and pricing constraints that may preclude the development of products that address emerging markets. There can be no assurance that the Company or its original equipment manufacturer ("OEM") customers will continue their existing product development efforts, or, if continued, that such efforts will be successful, that markets will develop in a timely manner, or at all, for any of the Company's or such customers' products, or that the Company's and its customers' products will not be superseded by other technology or products.

RISKS ASSOCIATED WITH CHANGING TV STANDARDS

    The Company is developing products that are designed to conform with certain current industry broadcast standards. However, there can be no assurance that manufacturers will continue to follow these standards or that competing standards will not emerge which will be preferred by manufacturers or consumers. The acceptance of the Company's products also depends in part upon third-party content providers developing and marketing content for end user systems, such as video and audio playback systems, in a format compatible with the Company's products. There can be no assurance that these or other factors beyond the Company's control will not adversely affect the development of markets for the Company's products.

    The FCC has required broadcasters to begin broadcasting digital signals in May 1999, targeting the phase out of the current analog signals by the year 2006. There is considerable uncertainty among broadcasters and providers of broadcast, reception and display equipment as to how DTV will be implemented, as to how broadly and rapidly DTV will be deployed, and as to when, if ever, analog TV will be discontinued. There can be no assurance that the market for the Company's products will continue following the introduction of DTV or if competing standards or technologies emerge that are preferred by manufacturers and consumers. In addition, there can be no assurance that DTV and related products will gain market acceptance or that third-party content providers will develop and market content for end user systems using a digital format or a format compatible with the Company's products. There can be no assurance that such factors beyond the Company's control will not adversely affect the development of markets for the Company's products.

DEPENDENCE ON NEW PRODUCT DEVELOPMENT AND RISK OF TECHNOLOGICAL CHANGE


    The markets for the Company's products are characterized by evolving industry standards, rapid technological change, frequent new product introductions and short product life cycles. The Company's future success will depend, in large part, on its ability to continue to enhance its existing products and to develop new products and features to meet changing customer requirements and evolving industry standards. The Company anticipates that sales from its line multiplier product lines will experience limited growth, or may decline, in future periods as the Company's technology migrates to board and chip level products. The percentage of revenues derived from sales of the Company's line multiplier product lines was 80% and 76.5% during fiscal 1996 and the nine months ended September 30, 1997, respectively. The Company expects that more than one-half of its total revenues in 1998 will be derived from license and royalty revenues and sales of recently introduced products, as well as products which the Company is developing. The success of new products depends on a number of factors, including proper selection and timely introduction of planned new products, successful and timely completion of product development, accurate estimation of demand for new products, market acceptance of new products of the Company and its OEM customers, the Company's ability to offer new products at competitive prices, the availability of adequate staffing to produce and sell such new products, and competition from products introduced by competitors. Certain of these factors are outside the control of the Company. See "-- Risks Associated with New Markets and Applications; Market Acceptance." For example, to date sales of the Company's DVD players have been minimal, and initial sales of the Company's rear projection TV system are not expected until the fourth quarter of 1997. Sales of the Company's board level products, and future license and royalty revenues, depend in part upon the ability of the Company's OEM customers and licensees to successfully develop and market products incorporating the Company's products or technology. The Company's products intended for the digital broadcast market are not expected to be field tested until the fourth quarter of 1997 and are not expected to be available for sale until 1998. There can be no assurance that the Company's broadcast products, assuming timely development and satisfactory completion of field tests, will be accepted by the broadcast market. There can be no assurance as to the amount of royalties, if any, to be paid to the Company under the S3 agreement because S3 is under no obligation to maintain its exclusive license with the Company or to develop products incorporating the Company's technology under the agreement.


    The incorporation of the Company's products into its OEM customers' product designs often requires significant expenditures by the Company, which expenditures may precede volume sales of the Company's products, if any, by one year or more. The introduction of new or enhanced products also requires the Company to manage the transition from older products in order to minimize disruption in customer ordering patterns, to avoid excessive levels of older product inventories and to ensure that adequate supplies of new products can be delivered to meet customer demand.

    There can be no assurance that the Company will identify new product opportunities, will successfully develop and bring to market new products, will achieve design wins or will respond effectively to technological changes or product announcements by others, or that the Company's new products will achieve market acceptance. A failure in any of these areas would have a material adverse effect on the Company's business, financial condition and operating results.

DISTRIBUTION RISKS; DIVERSIFICATION OF SALES CHANNELS

    The Company sells its products domestically and internationally through distributors and dealers, as well as to OEM customers, and the Company's success depends on the continued efforts of its network of direct and indirect distributors and dealers. The Company's key distribution and OEM customers are S3, Ampro Corp. ("Ampro"), Hughes-JVC Technology Corporation ("Hughes/JVC"), NEC Technologies, Inc. USA ("NEC"),

Cinema Pro Corporation dba Runco International ("Runco") and Vidikron of America, Inc. ("Vidikron"). The loss of, or reduction in sales to, any of the Company's key customers could have a material adverse affect on the Company's operating results. The short life cycles of the Company's products and the difficulty in predicting future sales increase the risk that new product introductions, price reductions by the Company or its competitors or other factors affecting the video imaging industry could result in significant product returns. In addition, there can be no assurance that new product introductions by competitors or other market factors will not require the Company to reduce prices in a manner or at a time which has a material adverse impact upon the Company's business, financial condition and operating results.

    An integral element of the Company's strategy is to enhance and diversify its international and domestic distribution channels. The Company has distribution relationships with Ampro, Hughes/JVC, NEC, Runco and Vidikron. However, none of such distributors is obligated to purchase the Company's products. The Company's ability to achieve revenue growth in the future will depend in large part on its success in recruiting and training sufficient sales personnel, distributors and resellers. Certain of the Company's existing distributors currently distribute, or may in the future distribute, the product lines of the Company's competitors. There can be no assurance that the Company will be able to attract, train and retain a sufficient number of its existing or future third-party distributors or direct sales personnel or that such third-party distributors will recommend, or continue to recommend, the Company's products or devote sufficient resources to market and provide the necessary customer support for such products. All of these factors could have a material adverse effect on the Company's business, financial condition and operating results.

COMPETITION

    The markets in which the Company competes are intensely competitive and are characterized by rapid technological change, rapid product obsolescence and price competition. The Company expects competition to increase in the future from existing competitors and from other companies that may enter the Company's existing or future markets with products or technologies which may be less costly or provide higher performance or more desirable features than the Company's products. The Company's existing and potential competitors include several large domestic and international companies that have substantially greater financial, manufacturing, technical, marketing, distribution and other resources than the Company. In the TV market for video processors, the Company's principal competitors are DWIN Electronics, Inc. ("DWIN"), Extron Electronics ("Extron"), NEC, Snell & Wilcox Inc. ("Snell & Wilcox"), Sony Corporation ("Sony") and Yamashita Engineering Manufacturing, Inc. ("YEM"). In the market for broadcast products, the Company's principal competitors are Extron, Leitch, Incorporated ("Leitch"), Matsushita Consumer Electronics Co. ("Matsushita"), Snell & Wilcox, Sony Broadcast Products, Incorporated ("Sony Broadcast") and Vistek Electronics, Ltd. ("Vistek").

    As the Company's products penetrate broader markets and as these markets become commercial markets, the Company expects to face competition from diversified electronic and semiconductor companies.

    Certain of the Company's principal competitors maintain their own manufacturing facilities, including semiconductor foundries, and may therefore benefit from certain capacity, cost and technical advantages. Since the Company does not operate its own semiconductor manufacturing, assembly or test facilities, it may not be able to reduce its costs as rapidly as companies that operate their own facilities. The failure of the Company to introduce lower cost versions of its products in a timely manner or to successfully manage its manufacturing, assembly and testing relationships would have a material adverse effect on its business, operating results and financial condition.

    The Company believes that its ability to compete successfully in the rapidly evolving markets for high performance video technology depends on a number of factors, including protection of its proprietary technology and information, the price, quality and performance of the Company's and its competitors products, the timing and success of new product introductions by the Company, its customers and its competitors, the emergence of new industry standards, the Company's ability to obtain and locate adequate foundry capacity, the number and nature of the Company's competitors in a given market and general market and economic conditions. There can be no assurance that the Company will compete successfully in the future with respect to these or any other competitive factors. See "--Limited Protection of Proprietary Rights; Risk of Third Party Infringement."

DEPENDENCE ON STRATEGIC RELATIONSHIPS

    The Company expects that a significant portion of its annual revenues and profits in the future will depend on strategic relationships. In particular, under the license agreement with S3, the Company depends on S3 to develop and market products incorporating the Company's technology for use in PCs. Similarly, the Company depends on Runco and Vidikron to sell products which incorporate the Company's technology, and a failure by these companies to make such sales will adversely affect the Company's total revenues in the future. The Company and Texas Instruments Incorporated ("TI") have entered into an agreement pursuant to which TI has engaged the Company to develop improvements for the TI Digital Light Processing-TM- based projector systems ("DLP"). TI may, but is not required to, incorporate the results of such development in its DLPs. If TI chooses to incorporate such improvements, it will enter into a royalty agreement with the Company for the sale of DLPs incorporating the Company's technology. There can be no assurance that any of the Company's strategic relationships will result in the introduction of new products incorporating the Company's technology or will result in substantial revenues for the Company. In the event that the Company's strategic relationships fail to result in substantial revenues to the Company, the Company's business, financial condition and operating results will be materially adversely affected.

    The Company has licensed, and intends to continue to license, its technologies and intellectual property to others. The Company also offers for sale board level or chip level products developed by or for the Company, which implement certain of the Company's technologies. The Company's licensees and OEM customers may be larger and have greater market recognition and financial, technological, engineering, manufacturing and distribution capabilities than the Company. In addition, such licensees and OEM customers may use such technologies and subsystems either alone or in combination with other technologies to develop products which could compete with the Company's technologies and products. At present, the Company believes that S3 and General Instrument Corporation ("GI") are licensees which could compete with certain of the Company's technologies and products. While the Company may sell board level or chip level products and may receive royalties from licensees, there can be no assurance that the technologies and products offered by such licensees and OEM customers will not compete directly with those of the Company, have performance, cost or other advantages over those of the Company or have an adverse impact on the sales or other licensing activities of the Company.

MANAGEMENT OF GROWTH

    Since 1993, the Company has experienced, and expects to continue to experience, a significant expansion in its overall level of business and operations, including research and development, marketing, technical support and sales and distribution. This growth has placed, and is expected to continue to place, significant strain on the Company's management, operating and financial resources resulting in new and increased responsibilities for management personnel. There can be no assurance that the Company's management, personnel, systems, procedures and controls will be adequate to support the Company's existing and future operations. The Company's ability to effectively manage its recent growth and any future growth will require the Company to expand its operating, manufacturing and financial procedures and controls, to improve coordination among different operating functions, to replace or upgrade its management information systems and telecommunications systems, and to continue to hire additional personnel, particularly in the areas of engineering and sales and marketing. There can be no assurance that the Company will be able to manage these activities and implement these additional systems and controls successfully, and any failure to do so could have a material adverse effect upon the Company's business, financial condition and operating results.

RELIANCE ON INDEPENDENT FOUNDRIES AND MANUFACTURERS

    The Company currently relies on independent foundries to manufacture, assemble and test all of its semiconductor components and products. The Company's primary foundries are SGS-Thomson Microelectronics, Inc. ("SGS-Thomson"), Micro Devices Technology, Inc. ("MDT") and TEMIC North America, Inc. ("TEMIC"). These independent foundries fabricate products for other companies and may also manufacture products of their own design. The Company currently purchases products from all of its foundries pursuant to individually negotiated purchase orders. The Company does not have a long-term supply contract with any of these foundries, and, therefore, none of them is obligated to supply products to the Company for any specific period, in any specific quantity or at any specified price, except as may be provided in a particular purchase order.

    The Company's reliance on independent foundries involves a number of risks, including the inability to obtain adequate capacity, unavailability of or interruption of access to certain process technologies, reduced control over delivery schedules, quality assurance, manufacturing yields and cost, and potential misappropriation of the Company's intellectual property. From time to time, the semiconductor industry has experienced severe capacity constraints, and this pattern is expected to continue. The Company obtains foundry capacity through forecasts that are generated in advance of expected delivery dates, and the Company places purchase orders up to six months prior to scheduled delivery. The Company's ability to obtain the foundry capacity necessary to meet the demand for its products is based in part on its ability to accurately forecast demand. If the Company fails to accurately forecast its future demand, the Company may be unable to obtain adequate supplies of integrated circuits on a timely basis. There can be no assurance that the Company will be able to accurately forecast the demand for its products or obtain sufficient foundry capacity in the future. In addition, the Company's obligation to place purchase orders in advance of delivery subjects the Company to inventory risks, including the risk of obsolescence.

    While the Company has not experienced any material disruptions in supply to date, there can be no assurance that manufacturing problems will not occur in the future. In the event that any of the Company's foundries are unable or unwilling to produce sufficient supplies of the Company's products in required volumes at acceptable costs, the Company will be required to reallocate production among its other existing foundries or to identify and qualify acceptable alternative foundries. This qualification process could take six months or longer, and no assurance can be given that any additional source would become available to the Company or would be in a position to satisfy the Company's production requirements on a timely basis. The loss of any of the Company's foundries as a supplier, the inability of the Company in a period of increased demand for its products to expand supply or the Company's inability to obtain timely and adequate deliveries from its current or future suppliers could reduce or delay shipments of the Company's products. Any of these developments could damage relationships with the Company's current and prospective customers and could have a material adverse effect on the Company's business, financial condition and operating results.

    The Company subcontracts the manufacturing of its broadcast and TV products pursuant to individually negotiated purchase orders. Bestronics, Inc. ("Bestronics") assembles more than 80% of the Company's circuit boards and DC Electronics, Inc. ("DC Electronics") builds all of the Company's wire and cable harnesses. The Company does not have any long term agreements with its subcontractors and contract manufacturers, including SGS-Thomson, MDT and TEMIC. The Company's reliance on third-party manufacturers limits its control over delivery schedules, quality assurance and product cost. Disruptions in the provision of services by the Company's assemblers or other circumstances that would require the Company to seek alternative sources of assembly could lead to supply constraints or delays in the delivery of the Company's products. In addition, the need for high quality assurance by the Company may increase costs paid by the Company to third parties for manufacturing and assembly of the Company's products. These constraints or delays could damage relationships with current and prospective customers and could have a material adverse effect on the Company's business, financial condition and operating results.

LIMITED PROTECTION OF PROPRIETARY RIGHTS; RISK OF THIRD PARTY INFRINGEMENT

    The Company's future success depends in part upon its ability to protect its proprietary technology and information. The Company seeks to protect its intellectual property rights and to limit access to its proprietary information through a combination of patents, trademarks, copyrights, trade secrets, and nondisclosure and licensing arrangements, all of which afford only limited protection. Yves Faroudja, the Company's founder and Chief Technical Officer, personally holds or was assigned 35 U.S. and 8 foreign patents, and 7 U.S. and 22 foreign patent applications, which have been licensed to the Company, and on which the Company depends for the enhancement of its current products and the development of future products. Mr. Faroudja has granted the Company a perpetual, royalty-free license to use patented and unpatented technologies developed by him prior to January 20, 1997. See "Certain Transactions--Yves Faroudja License Agreement." There can be no assurance that patents will issue from any pending applications or that any claims allowed from pending applications will be of sufficient scope or strength, or be issued in all countries where the Company's products can be sold, to provide meaningful protection or any commercial advantage to the Company. Also, competitors of the Company may be able to design around the licensed patents. The laws of certain foreign countries in which the Company's products are or may be developed, manufactured or sold, including various countries in Asia, may not protect the Company's products or intellectual property rights to the same extent as the laws of the United States, and thus, may increase the likelihood of piracy of the Company's technology and products. There can be no assurance that the steps taken by the Company to protect its intellectual property rights will be adequate to prevent misappropriation of its technology or that the Company's competitors will not independently develop technologies that are substantially equivalent or superior to the Company's technology.

    There can be no assurance that the Company's intellectual property rights, if challenged, will be upheld as valid, will be adequate to prevent misappropriation of its technology or will prevent the development of competitive products. Additionally, there can be no assurance that the Company will be able to license or obtain patents or other intellectual property protection in the future.

    Substantially all of the intellectual property used by the Company is licensed to the Company by Yves Faroudja. See "Certain Transactions--Yves Faroudja License Agreement." The Company faces certain risks because the Company is a licensee and not the owner of such intellectual property rights. Under his agreement with the Company, Mr. Faroudja retains the non-exclusive right to license his patents and technologies to third parties for use outside the Company's field of use. Mr. Faroudja previously granted licenses in the Company's field of use to approximately 20 other companies covering various applications such as video recorders and players, color TV cameras, broadcast encoders and video compression and decompression equipment. In the event that preexisting licenses granted to third parties relate to the Company's field of use, the Company would not be able to exclude such third parties from making, using, selling, or importing devices or practicing methods, covered by such patents or technologies. Notwithstanding the particular terms of the license agreement with Mr. Faroudja, the Company faces the risk that he may attempt to terminate the granted licenses and that such an attempt may be successful or that the response to such attempt may consume substantial financial and personnel resources. In the event the Company's resources are so consumed, such consumption may have a material adverse effect on the Company's business, financial condition and operating results. See "Business--Proprietary Rights and Licenses" and "Certain Transactions--Yves Faroudja License Agreement."

    The video image enhancement and related industries are characterized by vigorous protection and pursuit of intellectual property rights or positions, which have resulted in significant and often protracted and expensive litigation. Although to date the Company has received no notification of alleged infringement of other companies' intellectual property rights, the Company may from time to time be subject to proceedings alleging infringement by the Company of intellectual property rights owned by third parties. If necessary or desirable, the Company may seek licenses under such intellectual property rights. However, there can be no assurance that such licenses will be offered or that the terms of any offered license will be acceptable to the Company. The failure to obtain such a license from a third party for technology used by the Company could cause the Company to incur substantial liabilities and to suspend or cease the manufacture of products requiring such technology.

    The Company may initiate claims or litigation against third parties for infringement of the Company's proprietary rights or to establish the validity of the Company's proprietary rights. For example, in January 1997 and May 1997, the Company filed actions against DWIN and Snell & Wilcox, respectively, seeking relief and damages for the infringement of US Patent Number 4,876,596, which was issued on October 24, 1989, is owned by Yves Faroudja and is licensed to the Company. DWIN and Snell & Wilcox have raised defenses and counterclaims that the patent is invalid and that it has not been infringed. See "Business--Litigation."

    Litigation by or against the Company could result in significant expense to the Company and could divert the efforts of the Company's technical and management personnel, whether or not such litigation results in a favorable determination for the Company and such diversion may have a material adverse effect on the Company's business, financial condition and operating results. In addition, such litigation could result in the assertion of counter claims against the Company. In the event of an adverse result in any such litigation, the Company could be required to pay substantial damages, attorney fees, costs and expenses, to cease infringing a third-party's intellectual property rights (including, marketing, using, selling and importing infringing products, and employing infringing methods or processes), to expend significant resources to develop non-infringing technology, or to obtain licenses to the technology allegedly infringed. There can be no assurance that the Company would be successful in such development or that any such license would be available on reasonable terms, or at all, and any such development or license could require expenditures by the Company of substantial time and other resources. In the event that any third party makes a successful intellectual property claim against the Company or its customers, the Company's business, financial condition and operating results could be materially adversely affected. See "Business--Proprietary Rights and Licenses."

RISKS ASSOCIATED WITH EXPORT SALES AND OPERATIONS


    For the year ended December 31, 1996, and for the nine months ended September 30, 1997, export sales accounted for approximately 15.3% and 11.3%, respectively, of the Company's total revenues. The Company intends to substantially expand its export sales efforts. However, there can be no assurance that the Company will be successful in increasing export sales. Export sales to international customers entail a number of risks which include unexpected changes in, or impositions of, legislative or regulatory requirements, delays resulting from difficulty in obtaining export licenses for certain technology, tariffs, quotas and other trade barriers and restrictions, longer payment cycles, greater difficulty in accounts receivable collection, potentially adverse taxes, currency exchange fluctuations, the burdens of complying with a variety of foreign laws and other factors beyond the Company's control. The Company would also be subject to general geopolitical risks in connection with international operations, such as political, social and economic instability, potential hostilities and changes in diplomatic and trade relationships. Although the Company has not to date experienced any material adverse effect on its operations as a result of such regulatory, geopolitical and other factors, there can be no assurance that such factors will not adversely affect the Company's operations in the future or require the Company to modify its current business practices. In addition, the laws of certain foreign countries in which the Company's products are or may be developed, manufactured or sold, including various countries in Asia, may not protect the Company's products or intellectual property rights to the same extent as do the laws of the United States and thus make the possibility of piracy of the Company's technology and products more likely. There can be no assurance that one or more of the foregoing factors will not have a material adverse effect on the Company's business, financial condition and operating results or require the Company to modify its current business practices. See "Business--Sales and Marketing."

DEPENDENCE ON SENIOR MANAGEMENT AND OTHER KEY EMPLOYEES; NEW MANAGEMENT
  PERSONNEL

    The Company's future success will depend to a significant extent upon the continued service of members of senior management and other key employees of the Company, particularly Yves Faroudja, the Company's founder and Chief Technical Officer, and Michael Moone, the Company's President and Chief Executive Officer. The loss of the service of any of these individuals could have a material adverse effect on the Company. The Company does not maintain key man life insurance on any of its employees. The Company believes that its future success will depend to a significant extent upon its ability to attract, train and retain highly skilled technical, management, sales, marketing and consulting personnel. Competition for such personnel is intense, and the Company expects that such competition will continue for the foreseeable future. The Company has from time to time experienced difficulty in locating candidates with appropriate qualifications. There can be no assurance that the Company will be successful in attracting or retaining such personnel, and the failure to attract or retain such personnel could have a material adverse effect on the Company's business, financial condition and operating results. See "Management--Executive Officers and Directors."


    The Company has recently effected significant changes in its management team and key employees. In particular the Company's Chief Executive Officer, its Chief Financial Officer and its Vice President--Engineering joined the Company in June 1996, December 1996 and May 1996, respectively. Further, the Company hired its General Counsel and Vice President--Business Development and its Vice President--Sales and Marketing in June 1997. The Company's headcount has grown from 39 at December 31, 1995, to 66 at September 30, 1997. There can be no assurance that the Company's new management team can successfully manage the Company's rapidly evolving business, and failure to do so would have a material adverse effect upon the Company's business, financial condition and operating results. See "--Management of Growth."


NEED FOR ADDITIONAL CAPITAL TO FINANCE GROWTH AND CAPITAL REQUIREMENTS

    While the Company expects that the proceeds from this Offering, its existing cash balances and the amounts, if any, generated from operations will be sufficient to meet its cash requirements for at least the next 12 months, the Company is operating in a rapidly changing industry. There can be no assurance that the Company will not seek to exploit business opportunities that will require it to raise additional capital from equity or debt sources to finance its growth and capital requirements. In particular, the development and marketing of new products could require a significant commitment of resources, which could in turn require the Company to obtain additional financing earlier than otherwise expected. There can be no assurance that the Company will be able to raise such capital on acceptable terms, if at all. If the Company is unable to obtain such additional capital, the Company may be required to reduce the scope of its planned product development and marketing, which could have a material adverse effect on the Company's business, financial condition and operating results. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

BROAD MANAGEMENT DISCRETION OVER USE OF PROCEEDS

    The Company intends to use the net proceeds of the Offering for general corporate purposes, including an increase in the Company's research and development activities, an expansion of its internal sales, marketing and distribution operations and an increase in working capital. A significant portion of the net proceeds to the Company from this Offering have not been designated for specific uses. Accordingly, management of the Company will have broad discretion with respect to the use of these funds. See "Use of Proceeds."

CONTROL BY MANAGEMENT AND EXISTING STOCKHOLDERS


    Upon the consummation of this Offering, the current officers, directors and major stockholders of the Company will own or control approximately 73.6% of the outstanding shares of Common Stock (including outstanding options and warrants to purchase Common Stock). Accordingly, these stockholders, if they were to act as a group, would be able to control the Company's Board of Directors, increase the authorized capital and otherwise control the policies of the Company. The control of such stockholders could delay or prevent a change in control of the Company, impede a merger, consolidation, takeover or other business combination involving the Company, or discourage a potential acquiror from making a tender offer or otherwise attempting to obtain control of the Company. See "Management," "Principal and Selling Stockholders" and "Description of Capital Stock."

POTENTIAL ANTI-TAKEOVER EFFECTS OF CHARTER DOCUMENTS AND DELAWARE LAW

    The Company's Certificate of Incorporation and By-Laws contain various provisions, including a classified Board of Directors, and Delaware law contains certain provisions that could delay or impede the removal of incumbent directors and could make more difficult a merger, tender offer or proxy contest involving the Company, even if such events would be beneficial to the interests of the stockholders of the Company. Such provisions could limit the price that certain investors might be willing to pay in the future for shares of the Company's Common Stock. In addition, the Company may issue shares of Preferred Stock without stockholder approval on such terms as the Board of Directors may determine. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. Moreover, although the ability to issue Preferred Stock may provide flexibility in connection with possible acquisitions and other corporate purposes, such issuance may make it more difficult for a third party to acquire, or may discourage a third party from acquiring, a majority of the voting stock of the Company. The Company has no current plans to issue any shares of Preferred Stock. The Company may in the future adopt other measures that may have the effect of delaying, deferring or preventing a change in control of the Company. Certain of such measures may be adopted without any further vote or action by the stockholders, although the Company has no present plans to adopt any such measures. See "Description of Capital Stock."

NO PRIOR PUBLIC MARKET; POTENTIAL LIMITED TRADING MARKET; POSSIBLE VOLATILITY OF
  STOCK PRICE

    Prior to this Offering, there has been no public market for the Company's Common Stock and there can be no assurance that an active public market for the Common Stock will develop or be sustained after this Offering or that the market price of the Common Stock will not decline below the initial public offering price. The initial price to the public for the Common Stock offered hereby will be determined by negotiation between the Company and the Representatives. Factors such as announcements of developments related to the Company's business, announcements of technological innovations or new products or enhancements by the Company or its competitors, sales of the Company's Common Stock into the public market, developments in the Company's relationships with its customers, distributors and suppliers, shortfalls or changes in total revenues, gross margin, earnings or other financial results from analysts' expectations, regulatory developments, fluctuations in results of operations and general conditions in the Company's market or the market served by the Company's customers or the economy could cause the price of the Company's Common Stock to fluctuate, perhaps substantially. In addition, in recent years the stock market in general, and the market for shares of small capitalization and technology stocks in particular, have experienced extreme price and volume fluctuations, which have often been unrelated or disproportionate to the operating performance of affected companies. Many technology companies have recently experienced historic highs in the market price of their Common Stock. There can be no assurance that the market price of the Company's Common Stock will not decline substantially from the initial public offering price, or otherwise experience significant fluctuations in the future, including fluctuations that are unrelated to the Company's performance.

SHARES ELIGIBLE FOR FUTURE SALE

    Sales of substantial amounts of Common Stock (including shares issued upon the exercise of outstanding options) in the public market after this Offering could materially adversely affect the market price of the Common Stock. Such sales might also make it more difficult for the Company to sell equity securities or equity related securities in the future at a time and price that the Company deems appropriate. In addition to the 3,000,000 shares of Common Stock offered hereby, as of the date of this Prospectus there will be 8,751,895 shares of Common Stock outstanding, all of which are "restricted" shares under the Securities Act of 1933, as amended (the "Securities Act"). Approximately 3,000,000 shares will be available for sale in the public market on the date of this Prospectus and approximately 8,207,380 shares will be available for sale in the public market 180 days after the date of this Prospectus upon expiration of certain lockup agreements with the Underwriters or the Company and pursuant to Rules 144, 144(k) or 701 promulgated under the Securities Act, subject in some cases to certain volume and other resale restrictions pursuant to Rule 144. In addition, the Company is required to register for re-sale 180 days after the date of this Prospectus an aggregate of 8,200,000 shares of Common Stock. Of these shares, 6,150,000 are held by Adelson Investors, LLC ("Adelson"), Faroudja Images Investors, LLC and Images Partners, L.P. ("Images"). See "Certain Transactions--1996 Financing." The Company intends to register on a registration statement on Form S-8, within 90 days after the date of this Offering, a total of 2,442,620 shares of Common Stock for issuance pursuant to the Company's 1995 Stock Option Plan (the "1995 Option Plan"), 1997 Performance Stock Option Plan (the "1997 Option Plan"), 1997 Directors Stock Option Plan (the "Directors Plan") and the 1997 Employee Stock Purchase Plan ("Purchase Plan"). BancAmerica Robertson Stephens in its sole discretion and at any time without notice can release all or any portion of the securities subject to lock-up agreements. See "Shares Eligible for Future Sale."


DILUTION


    Investors purchasing shares in this Offering will incur immediate and substantial dilution in net tangible book value of $5.81 per share, based upon an assumed initial public offering price of $9.00 per share. To the extent that outstanding options to purchase the Company's Common Stock are exercised, there will be further dilution to the new public investors. See "Dilution."

                                USE OF PROCEEDS

    The net proceeds to the Company from the sale of 3,000,000 shares of Common Stock offered by the Company hereby are estimated to be approximately $24.4 million, assuming an initial public offering price of $9.00 per share and after deducting the estimated underwriting discounts and commissions and the estimated offering expenses payable by the Company.

    The Company intends to use the net proceeds of this Offering for general corporate purposes. The Company anticipates that net proceeds will be used for additions to working capital, an increase of research and development activities through the hiring of additional personnel and the acquisition of test equipment and design tools, and an expansion of the Company's internal sales, marketing and distribution operations, with a particular emphasis on international markets. The Company has not determined the amount of net proceeds to be applied to each of the foregoing. The Company may also use a portion of the net proceeds for the acquisition of technologies, businesses or products that are complementary to those of the Company, although no such acquisitions are planned or are being negotiated as of the date of this Prospectus, and no portion of the net proceeds has been allocated for any specific acquisition. See "Risk Factors--Broad Management Discretion Over Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources." Pending such uses, the Company will invest the net proceeds of this Offering in short-term, interest-bearing investment grade securities.

                                DIVIDEND POLICY

    The Company has never declared or paid cash dividends on its capital stock. The Company currently expects to retain any future earnings for use in the operation and expansion of its business and does not anticipate paying any cash dividends in the foreseeable future. The Company's revolving credit facility restricts the payment of dividends without the consent of the bank.

    From its inception through March 1996, the Company was treated for federal income tax purposes as an S Corporation under Subchapter S of the Internal Revenue Code of 1986, as amended (the "Code"). In connection with its status as an S Corporation, the Company distributed a portion of its earnings to its stockholders. As a result, the Company's earnings from its inception through March 1996 (the "Termination Date") were for federal income tax purposes taxed directly to the Company's stockholders, at their individual federal income tax rate, rather than to the Company. Subsequent to the Termination Date, the Company was no longer treated as an S Corporation and, accordingly, has been subject to federal and state income taxes on its earnings after March 1996.

                                 CAPITALIZATION


    The following table sets forth the capitalization of the Company (i) as of September 30, 1997 and (ii) as adjusted to give effect to the sale and issuance of 3,000,000 shares of Common Stock offered by the Company at an assumed initial public offering price of $9.00 per share (after deducting the estimated underwriting discounts and commissions and the estimated offering expenses payable by the Company). See "Use of Proceeds."



                                                                                              SEPTEMBER 30, 1997
                                                                                            ----------------------
                                                                                             ACTUAL    AS ADJUSTED
                                                                                            ---------  -----------
                                                                                                (IN THOUSANDS)
Long-term debt............................................................................  $  --       $  --
                                                                                            ---------  -----------
Stockholders' equity:
  Preferred Stock, $.001 par value; 5,000,000 shares authorized; none issued and
    outstanding, actual and as adjusted...................................................     --          --
  Common Stock, $.001 par value; 50,000,000 shares authorized; 8,751,895 shares issued and
    outstanding actual; 11,751,895 shares issued and outstanding, as adjusted(1)..........          9          12
  Additional paid-in capital..............................................................     13,393      37,713
  Deferred compensation...................................................................       (255)       (255)
  Retained earnings.......................................................................        270         270
                                                                                            ---------  -----------
    Total stockholders' equity............................................................     13,417      37,777
                                                                                            ---------  -----------
Total capitalization......................................................................  $  13,417   $  37,777
                                                                                            ---------  -----------
                                                                                            ---------  -----------


------------------------


(1) Based on shares outstanding as of September 30, 1997. Excludes (i) 1,637,090 shares of Common Stock issuable upon exercise of stock options outstanding and (ii) an aggregate of 805,530 shares of Common Stock reserved for future issuance pursuant to the Company's stock option and stock purchase plans,
    (iii) 165,152 shares of Common Stock issuable upon exercise of outstanding warrants and (iv) 29,240 shares of Common Stock issuable to S3 pursuant to certain anti-dilution rights which the Company granted to S3 under a Stock Purchase Agreement, assuming an Offering price of $9.00 per share. See "Management-- Stock Plans," "Certain Transactions" and Note 6 of Notes to Consolidated Financial Statements.

                                    DILUTION


    The net tangible book value of the Company as of September 30, 1997 was approximately $13.1 million or $1.50 per share of Common Stock. "Net tangible book value" per share represents the amount of total tangible assets less total liabilities, divided by the number of shares of Common Stock outstanding. After giving effect to the receipt of the net proceeds from the sale of 3,000,000 shares of Common Stock offered by the Company hereby (after deducting the estimated underwriting discounts and commissions and the estimated offering expenses payable by the Company), the Company's net tangible book value as of September 30, 1997 would have been approximately $37.5 million or $3.19 per share of Common Stock. This represents an immediate increase in net tangible book value of $1.69 per share to existing stockholders and an immediate dilution of $5.81 per share to new investors. The following table illustrates this per share dilution:



Assumed initial public offering price......................             $    9.00
  Net tangible book value per share as of September 30,
    1997...................................................  $    1.50
  Increase attributable to new investors...................       1.69
As adjusted net tangible book value per share after
  Offering.................................................                  3.19
                                                                        ---------
Dilution to new investors..................................             $    5.81
                                                                        ---------
                                                                        ---------



    The following table summarizes, on a pro forma basis as of September 30, 1997, the difference between the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid by existing stockholders and by new public investors purchasing shares in this Offering (before deducting underwriting discounts and commissions and estimated offering expenses payable by the Company).



                                        SHARES PURCHASED          TOTAL CONSIDERATION        AVERAGE
                                    -------------------------  --------------------------     PRICE
                                       NUMBER       PERCENT       AMOUNT        PERCENT     PER SHARE
                                    ------------  -----------  -------------  -----------  -----------
Existing stockholders.............     8,751,895        74.5%  $  12,710,080        32.0%   $    1.45
New investors.....................     3,000,000        25.5      27,000,000        68.0         9.00
                                    ------------       -----   -------------       -----
  Total...........................    11,751,895       100.0%  $  39,710,080       100.0%
                                    ------------       -----   -------------       -----
                                    ------------       -----   -------------       -----



    The foregoing computations assume no exercise of stock options or warrants after September 30, 1997. As of September 30, 1997, there were outstanding options under the 1995 Option Plan to purchase 1,213,560 shares of Common Stock at a weighted average exercise price of $3.42 per share, outstanding options under the 1997 Option Plan to purchase 377,925 shares of Common Stock at a weighted average exercise price of $7.79 per share, outstanding options under the Directors Plan to purchase 45,605 shares of Common Stock at a weighted average exercise price of $3.91 per share, and outstanding warrants to purchase 165,152 shares of Common Stock at a weighted average exercise price of $4.60 per share. Assuming the exercise of all outstanding options and warrants, the per share dilution to new investors would be $5.64. In addition, as of September 30, 1997, 805,530 shares of Common Stock were reserved for future issuance under the Company's stock option and stock purchase plans. To the extent that any shares available for issuance upon exercise of outstanding options, warrants or reserved for future issuance under the Company's stock option plans are issued, there will be further dilution to new public investors. See "Capitalization," "Management--Stock Plans," "Description of Capital Stock" and Note 6 of Notes to Consolidated Financial Statements.

                      SELECTED CONSOLIDATED FINANCIAL DATA


    The following selected consolidated balance sheet data as of December 31, 1993 and 1994, and the selected consolidated statement of operations data for the year ended December 31, 1993, have been derived from consolidated financial statements not included herein, which were audited by Ernst & Young LLP, independent auditors. The selected consolidated statement of operations data for each of the three years in the period ended December 31, 1996, and the related consolidated balance sheet data as of December 31, 1995 and 1996, are derived from the consolidated financial statements of the Company which have been audited by Ernst & Young LLP, independent auditors, and are included elsewhere in this Prospectus. The data should be read in conjunction with such consolidated financial statements. The selected consolidated balance sheet data at December 31, 1992 and the selected consolidated statement of operations data for the year ended December 31, 1992 have been derived from unaudited consolidated financial statements not included herein. The selected consolidated balance sheet data at September 30, 1997 and the selected statement of operations data for the nine month periods ended September 30, 1996 and 1997 have been derived from unaudited consolidated financial statements included elsewhere in this Prospectus. The unaudited consolidated financial statements include, in the opinion of management, all adjustments, consisting only of normal recurring adjustments, that management considers necessary for a fair statement of the results for those periods. The operating results for the nine months ended September 30, 1997 are not necessarily indicative of results that may be expected for the year ending December 31, 1997 or any other interim period or future fiscal year.



                                                                                                           NINE MONTHS
                                                                                                       ENDED SEPTEMBER 30,
                                                               YEAR ENDED DECEMBER 31,
                                                -----------------------------------------------------  --------------------
                                                  1992       1993       1994       1995       1996       1996       1997
                                                ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenues:
  Product sales...............................  $   3,437  $   5,684  $   8,065  $  11,954  $  12,626  $   9,252  $  11,626
  License and royalty revenues................     --         --         --         --            500     --          1,250
                                                ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Total revenues............................      3,437      5,684      8,065     11,954     13,126      9,252     12,876
Cost of product sales.........................      2,139      2,127      2,998      4,215      4,797      3,339      3,951
                                                ---------  ---------  ---------  ---------  ---------  ---------  ---------
Gross profit..................................      1,298      3,557      5,067      7,739      8,329      5,913      8,924
Operating expenses:
  Research and development....................        811        869      1,277      1,484      2,464      1,676      2,977
  Sales and marketing.........................        354        525        778      1,070      2,127      1,502      2,862
  General and administrative..................        581        957      1,153      1,179      1,623      1,132      1,504
  Financing expense...........................     --         --         --         --         --         --            312
                                                ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Total operating expenses..................      1,746      2,351      3,208      3,733      6,214      4,310      7,655
                                                ---------  ---------  ---------  ---------  ---------  ---------  ---------
Operating income (loss).......................       (448)     1,206      1,859      4,006      2,115      1,603      1,269
Other income:
  Interest income.............................         60         39         69         82         83         65        176
  Other, net..................................     --             20         14          5     --         --             47
                                                ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income (loss) before provision for income
  taxes.......................................       (388)     1,265      1,942      4,093      2,198      1,668      1,492
Provision for income taxes....................          5         14         13         84        687        475        567
                                                ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net income (loss).............................  $    (393) $   1,251  $   1,929  $   4,009  $   1,511  $   1,193  $     925
                                                ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net income per share(1).......................                                                                    $    0.10
                                                                                                                  ---------
                                                                                                                  ---------
Shares used in per share calculation..........                                                                        9,694
                                                                                                                  ---------
                                                                                                                  ---------

                                                                YEARS ENDED DECEMBER 31,           NINE MONTHS
                                                             -------------------------------   ENDED SEPTEMBER 30,
                                                               1994       1995       1996             1996
                                                             ---------  ---------  ---------  ---------------------
                                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
PRO FORMA DATA (UNAUDITED)(2):
  Historical income before provision for income taxes......  $   1,942  $   4,093  $   2,198        $   1,668
  Pro forma provision for income taxes.....................        714      1,023        879              667
                                                             ---------  ---------  ---------           ------
  Pro forma net income.....................................  $   1,228  $   3,070  $   1,319        $   1,001
                                                             ---------  ---------  ---------           ------
                                                             ---------  ---------  ---------           ------
  Pro forma net income per share(1)........................  $    0.15  $    0.38  $    0.15        $    0.11
                                                             ---------  ---------  ---------           ------
                                                             ---------  ---------  ---------           ------
  Shares used in per share calculation.....................      7,979      7,998      9,012            8,942
                                                             ---------  ---------  ---------           ------
                                                             ---------  ---------  ---------           ------



                                                                        DECEMBER 31,
                                                    -----------------------------------------------------  SEPTEMBER 30,
                                                      1992       1993       1994       1995       1996         1997
                                                    ---------  ---------  ---------  ---------  ---------  -------------
                                                                               (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash, cash equivalents and short-term
  investments.....................................  $   1,215  $   1,455  $   1,064  $   2,759  $   3,083    $   7,206
Working capital...................................      1,824      2,599      2,223      4,744      5,861       11,225
Total assets......................................      2,797      3,652      3,434      6,734      9,604       16,739
Total long-term debt..............................        457        996     --         --         --           --
Stockholders' equity..............................      1,882      2,166      2,826      5,515      7,245       13,417


------------------------

(1) See Note 1 of Notes to Consolidated Financial Statements for an explanation of the basis used to calculate net income per share.

(2) Reflects the pro forma effect of the Company being treated as a C Corporation rather than an S Corporation for federal and state income tax purposes, effective January 1, 1994. See "Certain Transactions--Subchapter S Distributions."

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS CONTAINS FORWARD-LOOKING STATEMENTS BASED UPON CURRENT EXPECTATIONS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS AND THE TIMING OF CERTAIN EVENTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH UNDER "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

    The Company began operations in 1971 through two related companies, FLI and later FRE. The Company was incorporated in December 1996 under the laws of the state of Delaware to succeed to the business of FLI and FRE.


    From inception to 1988 the Company specialized in the development, manufacturing and sale of products to the broadcast industry. In 1988 the Company introduced its initial product for the high-end home theater market, a line multiplier. In 1996 and the first nine months of 1997, sales of products for the home theater and industrial markets comprised approximately 80% and 86%, respectively, of the Company's total revenues. As the Company emphasized product development for the home theater and industrial markets, sales of existing broadcast products have declined.


    The Company's total revenues increased sequentially on an annual basis from 1992 through 1996, primarily as a result of the introduction of a number of new products for the home theater and industrial markets. Sales growth in 1996 was limited from the prior year in part because of the diversion of management time while the Company obtained external financing. Additionally, the Company experienced an unexpected decline in sales of the Company's broadcast products as a major customer began to develop products internally. In 1996, the Company established an in-house very large scale integration ("VLSI") design department to develop high performance application specific integrated circuits ("ASIC") to enhance video image quality in the Company's traditional home theater market as well as for use in the TV and PC industries. Net income declined in 1996 from the prior year primarily as a result of increased research and development expenses, as well as expenses relating to the expansion of the sales and marketing staff and a provision for income taxes resulting from the termination of the Company's status as an S Corporation in March 1996.

    To maintain favorable margin levels on product sales, the Company must introduce new products, must introduce enhanced versions of its products, and must continue its cost reduction efforts. The Company anticipates that it will incur lower overall gross margins in future periods as it introduces lower margin products for consumer markets. The Company intends to increase both engineering and sales and marketing efforts in the design, development and sale of board and chip level products while continuing the sale of stand alone products for the high-end home theater, industrial and broadcast markets. As a percentage of sales, sales and marketing expenses, general and administrative expenses and research and development expenses are expected to increase in 1997 over 1996. Accordingly, the Company expects net income to slightly decline in 1997 compared to 1996. The Company expects these expenses to increase on an absolute dollar basis. Consequently, without a corresponding increase in revenues, net income will be adversely impacted.

    In March 1997, the Company entered into a license agreement with S3, a leading supplier of advanced graphics accelerators for use in mainstream multimedia PC systems. Under the terms of the agreement, the Company and S3 are working jointly to develop integrated circuits using the Company's video processing technologies and S3's graphics accelerator technology for use in PCs. The Company has granted S3 a worldwide license to certain technology, including line doubling, detail enhancement, cross-color suppression, motion tracking and compensation, and digital compression filtering technology. Portions of such license are exclusive for certain markets for a period of five years provided that performance criteria, including minimum license fees, are satisfied. The Company is obligated to negotiate with S3 to extend this five year period. The Company is to receive certain per unit royalties for products sold incorporating the Company's technology. In addition to other performance criteria, S3 must make minimum royalty payments to maintain exclusivity. If royalties on product sales do not reach prescribed minimum levels, S3 may maintain exclusivity by prepaying royalties to prescribed levels, but there is no requirement for it to do so. S3 expects to ship products that incorporate the Company's technology in 1998. There can be no assurance that S3 and the Company will develop products as a result of the agreement or that future royalties will be received by the Company. In June 1997, the Company sold a total of 526,316 shares of its Common Stock to S3 for an aggregate purchase price of $5.0 million. The number of shares held by S3 may be subject to adjustment based on the price to the public of the shares sold in this Offering. S3 is also entitled to certain registration rights. See "Certain Transactions--License Agreement with S3."

    In March 1996, (i) the Company issued 1,043,105 shares of Common Stock for an aggregate purchase price of $4.0 million to a predecessor of Faroudja Images Investors, LLC ("Investors LLC"), Images and Adelson (Adelson, Investors LLC and Images are collectively referred to herein as the "Investor Group"), of which 213,642 shares were issued to Adelson, 682,153 shares were issued to Investors LLC and 147,310 shares were issued to Images, (ii) the Investor Group purchased a total of 3,569,395 shares of Common Stock from Yves and Isabell Faroudja for an aggregate purchase price of $14.0 million, of which 731,062 shares were purchased by Adelson, 2,334,253 shares were purchased by Investors LLC and 504,080 shares were purchased by Images, and (iii) Yves and Isabell Faroudja granted the Investor Group an option to purchase 1,537,500 shares of the Company's Common Stock for an aggregate purchase price of $6.0 million or $3.90 per share (the "Faroudja Option"), of which Adelson had an option to purchase 486,875 shares of Common Stock for $1.9 million, Investors LLC had an option to purchase 666,250 shares of Common Stock for $2.6 million and Images had an option to purchase 384,375 shares of Common Stock for $1.5 million. The Faroudja Option was exercised by the Investor Group on September 5, 1997.


    The Company's operating results have varied in the past and are likely to vary significantly in the future from period to period as a result of a number of factors, including the volume and timing of orders received during the period, fluctuations in the amount and timing of license and royalty revenues, the timing of new product introductions by the Company and its competitors, demand for and market acceptance of the Company's products, product line maturation, the impact of price competition on the Company's average selling prices, delays encountered by the Company's strategic partners, the availability and pricing of components for the Company's products, changes in product or distribution channel mix and product returns or price protection charges from customers (price protection is currently afforded to one of the Company's customers (see "Business--Sales and Marketing")). Many of these factors are beyond the Company's control. In addition, due to the short product life cycles that characterize the markets for the Company's products, the Company's failure to introduce new, competitive products consistently and in a timely manner could materially adversely affect operating results for one or more product cycles. See "Risk Factors--Potential Fluctuations in Future Operating Results; Seasonality."

RESULTS OF OPERATIONS

    The following table sets forth certain items from the Company's consolidated statements of operations expressed as a percentage of total revenues for the periods indicated.


                                                                                                        NINE MONTHS
                                                                                                    ENDED SEPTEMBER 30,
                                                                       YEAR ENDED DECEMBER 31,
                                                                   -------------------------------  --------------------
                                                                     1994       1995       1996       1996       1997
                                                                   ---------  ---------  ---------  ---------  ---------
Revenues:
  Product sales..................................................      100.0%     100.0%      96.2%     100.0%      90.3%
  License and royalty revenues...................................     --         --            3.8     --            9.7
                                                                   ---------  ---------  ---------  ---------  ---------
    Total revenues...............................................      100.0      100.0      100.0      100.0      100.0
Cost of product sales............................................       37.2       35.3       36.5       36.1       30.7
                                                                   ---------  ---------  ---------  ---------  ---------
Gross margin.....................................................       62.8       64.7       63.5       63.9       69.3

Operating expenses:
  Research and development.......................................       15.8       12.3       18.8       18.1       23.1
  Sales and marketing............................................        9.7        9.0       16.2       16.2       22.3
  General and administrative.....................................       14.3        9.9       12.4       12.3       11.7
  Financing expense..............................................     --         --         --         --            2.4
                                                                   ---------  ---------  ---------  ---------  ---------
    Total operating expenses.....................................       39.8       31.2       47.4       46.6       59.5
                                                                   ---------  ---------  ---------  ---------  ---------
Operating income.................................................       23.0       33.5       16.1       17.3        9.8
Other income:
  Interest income................................................        0.9        0.7        0.6        0.7        1.4
  Other, net.....................................................        0.2     --         --         --            0.4
                                                                   ---------  ---------  ---------  ---------  ---------
Income before provision for income taxes.........................       24.1       34.2       16.7       18.0       11.6
Provision for income taxes.......................................        0.2        0.7        5.2        5.1        4.4
                                                                   ---------  ---------  ---------  ---------  ---------
Net income.......................................................       23.9%      33.5%      11.5%      12.9%       7.2%
                                                                   ---------  ---------  ---------  ---------  ---------
                                                                   ---------  ---------  ---------  ---------  ---------


FISCAL 1994, 1995 AND 1996

    TOTAL REVENUES. Total revenues increased 48.2% and 9.8%, respectively, for 1995 and 1996 from their respective prior years. The increase in 1995 was due primarily to shipments of the VP400 NTSC line quadrupler, which was introduced in 1995, and to increased customer acceptance of the Company's other consumer products. The increase in 1996 was primarily due to the introduction of the LD200 NTSC line doubler for the home theater market, increased shipments of the DFD-U PAL/NTSC digital decoder, which was first introduced in 1995 for the direct broadcast satellite market, fees on the license of the Company's technology for ASIC products for the PC market and the expansion of the home theater dealer network. These factors were partially offset by a reduction in sales in 1996 of the CFD decoder for the broadcast market resulting from a sharp decline in sales to this product's primary customer, which began developing its own products internally. Sales to GI, accounted for 19.3% of total revenues in 1994. Sales to Hughes/JVC accounted for 12.1% of total revenues in 1995. Sales to Vidikron accounted for 10.5% of total revenues in 1996.

    Export sales, consisting primarily of VP400 and LD200 products shipped to dealers and distributors in Asia and Europe, represented 16.9%, 13.2% and 15.3% of total revenues in 1994, 1995 and 1996, respectively. All export sales are denominated in U.S. dollars. The Company intends to pursue efforts to increase its export sales in the future; however, there can be no assurance that any growth in export sales will be achieved. Export sales are subject to a number of risks. See "Risk Factors--Risks Associated with Export Sales and Operations."

    The Company's future success will depend, in large part, on its ability to continue to enhance its existing products and to develop new products and features to meet changing customer requirements and evolving industry standards. The Company anticipates that sales from its line multiplier product line will experience limited growth, or may decline, in future periods. The Company expects that approximately one-half of its total revenues in 1998 will be derived from license and royalty revenues and from sales of new products. See "Risk Factors--Dependence on New Product Development and Risk of Technological Change."

    GROSS PROFIT. Gross profit as a percentage of total revenues was 62.8% in 1994, 64.7% in 1995 and 63.5% in 1996. The increase in gross margin in 1995 compared to 1994 was primarily due to the introduction of new higher margin products and product cost reduction efforts. The decline in gross margin in 1996 resulted from an increased proportion of sales to distributors and OEMs, who typically receive higher discounts than dealers, increased dealer discounts, the introduction of a new, lower margin product line and increased manufacturing costs and expenses. The Company anticipates that it will incur lower overall gross margins in future periods as it introduces lower margin products for high volume markets. See "Risk Factors--Potential Fluctuations in Future Operating Results; Seasonality."

    RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses increased from $1.3 million in 1994 to $1.5 million in 1995 and to $2.5 million in 1996. The increase in 1995 from the prior year was primarily due to fees incurred by the Company for the development of ASIC components used in the full range of the Company's products. Research and development expenses as a percentage of total revenues declined from 15.8% in 1994 to 12.3% in 1995 primarily because of increased total revenue growth. Research and development expenses increased as a percentage of total revenues to 18.8% in 1996 due to the establishment in 1996 of a VLSI design department. The Company increased its engineering and management personnel, and increased equipment depreciation, to enable the ongoing development of its high performance VLSI design capability. The Company intends to increase its engineering efforts in the design and development of board and chip level products, and therefore expects that research and development expenses will continue to increase in absolute dollars.

    SALES AND MARKETING EXPENSES. Sales and marketing expenses increased from $778,000 in 1994 to $1.1 million in 1995 and to $2.1 million in 1996. The increase in 1995 from the prior year was primarily due to the Company's increased participation at trade shows. Sales and marketing expenses as a percentage of total revenues decreased from 9.7% in 1994 to 9.0% in 1995 because of the growth in total revenues. Sales and marketing expenses increased as a percentage of total revenues to 16.2% in 1996 from the prior year primarily due to increases in the Company's sales and marketing staff, including the addition of sales executives and the development of a network of regional managers. The Company intends to increase its sales and marketing efforts, and intends to increase its international market presence. Accordingly, sales and marketing expenses are expected to increase in absolute dollars in the future.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses were $1.2 million in 1994 and 1995 and increased to $1.6 million in 1996. Due to the growth in total revenues, general and administrative expenses as a percentage of total revenues decreased from 14.3% in 1994 to 9.9% in 1995. General and administrative expenses increased as a percentage of total revenues to 12.4% in 1996, primarily due to additions to the Company's general and administrative staff, including the hiring of a new chief executive officer, and an increase in professional fees. The Company anticipates that it will incur a significant increase in general and administrative expenses in future periods associated with legal, accounting and other expenses of being a public company.

    OTHER INCOME. Interest and other income was $83,000 in 1994, $87,000 in 1995 and $83,000 in 1996. The amount of the securities investments has been approximately equivalent during the periods.

    PROVISION FOR INCOME TAXES. The Company's FLI subsidiary was an S Corporation from inception until March 1996. As an S Corporation, FLI earnings were taxed directly to its stockholders, and FLI's tax provision through March 1996 consisted solely of a California franchise fee. FRE was a C Corporation since its inception.

FRE had significant losses and its tax provision consisted of alternative minimum taxes. The Company has incurred minimal foreign taxes. The pro forma provision for income taxes, calculated assuming FLI's S Corporation status terminated January 1, 1996, reflects an effective tax rate for the year ended December 31, 1996 of 40%. The Company anticipates implementing certain tax planning strategies to reduce the effective tax rate in future periods.


NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997



    TOTAL REVENUES. Total revenues increased from $9.3 million in the nine months ended September 30, 1996 to $12.9 million in the nine months ended September 30, 1997. The growth in total revenues in the first nine months of 1997 was due primarily to increased shipments of products for the home theater, shipments of the new VP100 decoder and DVD Player, and $1.3 million of license and royalty revenues. These factors offset a reduction in sales to the broadcast market. Revenues from Vidikron accounted for 9.8% of total revenues in the nine months ended September 30, 1996. Revenues from S3 and Vidikron accounted for 11.1% and 11.2% respectively, of total revenues in the nine months ended September 30, 1997. Export sales, consisting primarily of VP400 and LD200 products shipped to dealers and distributors in Asia and Europe, represented 11.3% of total revenues in the nine months ended September 30, 1997. See "Risk Factors--Risks Associated with Export Sales and Operations."



    GROSS PROFIT. Gross profit as a percentage of total revenues was 63.9% in the nine months ended September 30, 1996 and 69.3% in the nine months ended September 30, 1997. The increase in gross margin was primarily due to license and royalty revenues and product cost reduction efforts.



    RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses increased from $1.7 million in the nine months ended September 30, 1996 to $3.0 million in the nine months ended September 30, 1997. The increase was primarily due to the establishment of a VLSI design department. Consequently, research and development expenses as a percentage of total revenues increased from 18.1% in the nine months ended September 30, 1996 to 23.1% in the nine months ended September 30, 1997.



    SALES AND MARKETING EXPENSES. Sales and marketing expenses increased from $1.5 million in the nine months ended September 30, 1996 to $2.9 million in the nine months ended September 30, 1997. The increase was primarily due to increases in the Company's sales and marketing staff and increased participation in trade shows. The Company hired sales executives and developed a network of regional managers beginning in 1996 and developed a network of sales representatives in 1997. Consequently, sales and marketing expenses as a percentage of total revenues increased from 16.2% in the nine months ended September 30, 1996 to 22.2% in the nine months ended September 30, 1997.



    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased from $1.1 million in the nine months ended September 30, 1996 to $1.5 million in the nine months ended September 30, 1997. This increase was due to additions to the Company's administrative staff, including the hiring of a new chief executive officer, chief financial officer and general counsel. Due to the growth in total revenues, general and administrative expenses as a percentage of total revenues decreased from 12.2% in the nine months ended September 30, 1996 to 11.7% in the nine months ended September 30, 1997.


    FINANCING EXPENSE. The Company incurred $312,000 of expenses related to financing activities in the first quarter of 1997.


    OTHER INCOME. Interest and other income increased from $65,000 in the nine months ended September 30, 1996 to $223,000 in the nine months ended September 30, 1997 as the Company incurred a net realized gain of $83,000 on available-for-sale securities and additional interest on the proceeds of the equity investment by S3.

    PROVISION FOR INCOME TAXES. The Company's effective tax rate for the nine months ended September 30, 1997, was 38%. The provision for income taxes for the nine months ended September 30, 1997, is based on the estimated annual effective tax rate for the year.


QUARTERLY RESULTS OF OPERATIONS


    The following table sets forth certain unaudited quarterly financial information for the seven quarters ended September 30, 1997. The Company believes that all necessary adjustments, consisting only of normal recurring adjustments, have been included in the amounts stated below to present fairly the selected quarterly information when read in conjunction with the Consolidated Financial Statements and the Notes thereto included elsewhere herein. The operating results for any quarter are not necessarily indicative of results for any subsequent period or for the entire fiscal year.


                                                                         THREE MONTHS ENDED
                                            ----------------------------------------------------------------------------
                                             MARCH 31,    JUNE 30,     SEPT. 30,    DEC. 31,     MARCH 31,    JUNE 30,
                                               1996         1996         1996         1996         1997         1997
                                            -----------  -----------  -----------  -----------  -----------  -----------
                                                                           (IN THOUSANDS)
Revenues:
  Product sales...........................   $   2,837    $   2,753    $   3,662    $   3,374    $   2,835    $   4,029
  License and royalty revenues............      --           --           --              500          750          250
                                            -----------  -----------  -----------  -----------  -----------  -----------
    Total revenues........................       2,837        2,753        3,662        3,874        3,585        4,279
Cost of product sales.....................       1,071          996        1,272        1,458          999        1,287
                                            -----------  -----------  -----------  -----------  -----------  -----------
Gross profit..............................       1,766        1,757        2,390        2,416        2,586        2,992

Operating expenses:
  Research and development................         455          535          686          788          899          941
  Sales and marketing.....................         356          524          622          625          678        1,115
  General and administrative..............         261          403          468          491          392          474
  Financing expense.......................      --           --           --           --              312       --
                                            -----------  -----------  -----------  -----------  -----------  -----------
    Total operating expenses..............       1,072        1,462        1,776        1,904        2,281        2,530
                                            -----------  -----------  -----------  -----------  -----------  -----------
Operating income..........................         694          295          614          512          305          462
Other income (loss).......................          19           19           27           18           97           (2)
                                            -----------  -----------  -----------  -----------  -----------  -----------
Income before provision for income
  taxes...................................         713          314          641          530          402          460
Provision for income taxes................          93          126          256          212          153          175
                                            -----------  -----------  -----------  -----------  -----------  -----------
Net income................................   $     620    $     188    $     385    $     318    $     249    $     285
                                            -----------  -----------  -----------  -----------  -----------  -----------
                                            -----------  -----------  -----------  -----------  -----------  -----------


                                             SEPT. 30,
                                               1997
                                            -----------

Revenues:
  Product sales...........................       4,762
  License and royalty revenues............         250
                                            -----------
    Total revenues........................       5,012
Cost of product sales.....................       1,666
                                            -----------
Gross profit..............................       3,346
Operating expenses:
  Research and development................       1,137
  Sales and marketing.....................       1,069
  General and administrative..............         638
  Financing expense.......................      --
                                            -----------
    Total operating expenses..............       2,844
                                            -----------
Operating income..........................         502
Other income (loss).......................         128
                                            -----------
Income before provision for income
  taxes...................................         630
Provision for income taxes................         239
                                            -----------
Net income................................   $     391
                                            -----------
                                            -----------

    The following table sets forth certain unaudited financial information as a percentage of total revenues for the quarter represented.

                                                                         THREE MONTHS ENDED
                                            ----------------------------------------------------------------------------
                                             MARCH 31,    JUNE 30,     SEPT. 30,    DEC. 31,     MARCH 31,    JUNE 30,
                                               1996         1996         1996         1996         1997         1997
                                            -----------  -----------  -----------  -----------  -----------  -----------
Revenues:
  Product sales...........................       100.0%       100.0%       100.0%        87.1%        79.1%        94.2%
  License and royalty revenues............      --           --           --             12.9         20.9          5.8
                                                 -----        -----        -----        -----        -----        -----
    Total revenues........................       100.0        100.0        100.0        100.0        100.0        100.0
Cost of product sales.....................        37.8         36.2         34.7         37.6         27.9         30.0
                                                 -----        -----        -----        -----        -----        -----
Gross margin..............................        62.2         63.8         65.3         62.4         72.1         70.0

Operating expenses:
  Research and development................        16.0         19.4         18.7         20.3         25.1         22.0
  Sales and marketing.....................        12.5         19.0         17.0         16.1         18.9         26.1
  General and administrative..............         9.2         14.7         12.8         12.7         10.9         11.1
  Financing expense.......................      --           --           --           --              8.7       --
                                                 -----        -----        -----        -----        -----        -----
    Total operating expenses..............        37.7         53.1         48.5         49.1         63.6         59.2
                                                 -----        -----        -----        -----        -----        -----
Operating income..........................        24.5         10.7         16.8         13.3          8.5         10.8
Other income (loss).......................         0.7          0.7          0.7          0.4          2.7       --
                                                 -----        -----        -----        -----        -----        -----
Income before provision for income
  taxes...................................        25.2         11.4         17.5         13.7         11.2         10.8
Provision for income taxes................         3.3          4.6          7.0          5.5          4.3          4.1
                                                 -----        -----        -----        -----        -----        -----
Net income................................        21.9%         6.8%        10.5%         8.2%         6.9%         6.7%
                                                 -----        -----        -----        -----        -----        -----
                                                 -----        -----        -----        -----        -----        -----


                                             SEPT. 30,
                                               1997
                                            -----------
Revenues:
  Product sales...........................        95.0%
  License and royalty revenues............         5.0
                                                 -----
    Total revenues........................       100.0
Cost of product sales.....................        33.2
                                                 -----
Gross margin..............................        66.8
Operating expenses:
  Research and development................        22.7
  Sales and marketing.....................        21.4
  General and administrative..............        12.7
  Financing expense.......................      --
                                                 -----
    Total operating expenses..............        56.8
                                                 -----
Operating income..........................        10.0
Other income (loss).......................         2.6
                                                 -----
Income before provision for income
  taxes...................................        12.6
Provision for income taxes................         4.8
                                                 -----
Net income................................         7.8%
                                                 -----
                                                 -----


    The Company's industry is subject to a high degree of seasonality, and demand for the Company's products is highest in the third and fourth quarters of each calendar year. As a result, sales are typically highest in these quarters and may be lower in succeeding quarters.


    The decrease in total revenues in the first quarter of 1997 as compared to the fourth quarter of 1996 was due to seasonal factors and decreased sales of the Company's broadcast products, which were partially offset by $750,000 of license and royalty revenues. The increase in total revenues in the second and third quarters of 1997 from prior quarters was due to sales to new customers under co-branding agreements, an enlarged dealer network and sales of the new VP100 decoder and DV1000 DVD player.



    The Company's gross margin in the fourth quarter of 1996 was adversely affected by inventory write-downs and manufacturing consulting and other manufacturing expenses. These factors were partially offset by $500,000 of license and royalty revenues. The increase in gross margin in the first quarter of 1997 as compared to the fourth quarter of 1996 was due to $750,000 of license and royalty revenues. The decline in gross margin percentage during the second and third quarters of 1997 as compared to the first quarter of 1997 was due primarily to the decline in license and royalty revenues to $250,000, and sales of the lower margin VP100 and DV1000.



    The sequential increase in quarterly research and development expenses in 1996 and for the nine months ended September 30, 1997 was primarily due to the establishment and expansion of the Company's VLSI department. The increase in quarterly sales and marketing expenses in 1996 and in the nine months ended September 30, 1997 was due to the expansion of the sales and marketing staff, increased marketing activities, and the establishment of a network of sales representatives in 1997.

    The Company realized $97,000 of other income in the first quarter of 1997 primarily due to the realization of gains on available-for-sale securities.

    The Company's operating results have varied in the past and are likely to vary significantly in the future from period to period as a result of a number of factors. See "Risk Factors--Potential Fluctuations in Future Operating Results; Seasonality" for a discussion of factors that could have a material adverse effect on the Company's quarterly results.

LIQUIDITY AND CAPITAL RESOURCES

    The Company has historically funded its capital requirements from its cash flow from operations. Funding requirements in the past have been primarily related to the growth in accounts receivable, inventories and capital equipment.

    OPERATING ACTIVITIES. In 1994, net cash provided by operating activities was $1.7 million, primarily composed of (i) $1.9 million of net income, (ii) $172,000 of depreciation and amortization and (iii) a $165,000 increase in accrued compensation and benefits. These were partially offset by (i) a $359,000 increase in accounts receivable, (ii) a $119,000 decrease in accounts payable and (iii) a $100,000 decrease in other accrued liabilities.

    In 1995, net cash provided by operating activities was $3.4 million, primarily composed of (i) $4.0 million of net income, (ii) $224,000 of depreciation and amortization, (iii) a $417,000 increase in accounts payable and
(iv) a $118,000 increase in accrued compensation and benefits. These were partially offset by (i) a $793,000 increase in inventory and (ii) a $642,000 increase in accounts receivable.

    In 1996, net cash provided by operating activities was $1.3 million, primarily composed of (i) $1.5 million of net income, (ii) $422,000 of depreciation and amortization, (iii) a $128,000 increase in accounts payable,
(iv) a $186,000 increase in accrued compensation and benefits, (v) a $258,000 increase in other liabilities and (vi) $500,000 of deferred revenues. These were partially offset by a (i) a $96,000 increase in inventory, (ii) a $1.2 million increase in accounts receivable primarily attributable to $1.0 million due from a licensing customer from an agreement completed in December, 1996 and (iii) an increase in deferred tax assets of $462,000.


    For the nine months ended September 30, 1996, net cash provided by operating activities was $1.1 million, primarily composed of (i) $1,193,000 of net income,
(ii) a $187,000 increase in accrued liabilities and (iii) $257,000 of depreciation and amortization. These were offset by a $117,000 increase in inventory and a $385,000 increase in accounts receivable.



    For the nine months ended September 30, 1997, net cash used by operating activities was $201,000, primarily composed of (i) $925,000 of net income, (ii) $231,000 of depreciation and amortization, (iii) a $196,000 increase in other accrued liabilities, (iv) a $487,000 increase in accrued compensation and (v) a $252,000 increase in income taxes payable. These were offset by (i) a $500,000 decrease in deferred revenues, (ii) a $951,000 increase in inventory, (iii) a $183,000 increase in deferred tax assets, (iv) a $518,000 increase in other current assets and (v) a $552,000 increase in accounts receivable.



    INVESTING ACTIVITIES. Capital equipment purchases in the nine months ended September 30, 1996 and 1997 were $611,000 and $753,000, respectively, and in 1994, 1995 and 1996 were $212,000, $392,000 and $967,000, respectively, primarily for computer hardware and software used in research and development, engineering test equipment and furniture and fixtures.


    FINANCING ACTIVITIES. In June 1997, the Company received $5.0 million from a private placement of 526,316 shares of Common Stock with S3. See "Certain Transactions--License Agreement with S3" and "--1996 Financing." The Company issued $4.0 million of Common Stock in 1996. In connection with its status as a Subchapter S Corporation, the Company distributed $1.5 million, $1.4 million and $4.0 million to stockholders in 1994, 1995 and 1996 respectively. In 1994, the Company repaid a $420,000 loan from a related party.

    LIQUIDITY. At September 30, 1997, the Company's principal source of liquidity consisted of cash, cash equivalents and short-term investments totaling $7.2 million, and a bank credit facility for $2.5 million. The Company's working capital at September 30, 1997 was $11.2 million. In April 1997, the Company established a revolving line of credit with a bank. Borrowings are collateralized by substantially all tangible assets, are limited to defined percentages of eligible accounts receivable, and the Company must satisfy certain financial covenants. In June 1997, the line of credit, which expires May 1998, was increased to $2.0 million. The Company also obtained a three year equipment line of credit of up to $500,000 available through December 1997.


    The Company's future capital requirements are expected to include (i) supporting the expansion of the research and development and sales and marketing departments, (ii) funding the acquisition of capital equipment, primarily for research and development and consisting of such items as engineering equipment, computers and furniture, and (iii) funding the growth of working capital items such as receivables and inventory.

    The Company may investigate means to acquire greater control over semiconductor production, whether by joint venture, prepayments, equity investments in or loans to wafer suppliers. In addition, as part of its business strategy, the Company occasionally evaluates potential acquisitions of businesses, products and technologies. Accordingly, a portion of its available cash may be used for the acquisition of complementary products, technologies or businesses or to assure foundry capacity. Such potential transactions may require substantial capital resources, which may require the Company to seek additional debt or equity financing. There can be no assurance that the Company will consummate any such transactions.

    The Company believes that its current cash, cash equivalents and short-term investments and the anticipated net proceeds from this Offering will be sufficient to support the Company's planned activities through at least the next twelve months.

                                    BUSINESS

OVERVIEW

    Faroudja designs, develops and markets a range of video image enhancement products that significantly improve displayed images to achieve cinema-like quality. Through more than 25 years of product development and technological advances, the Company and its predecessors have established a reputation for excellence in video processing and video signal image enhancement in the high-end home theater, industrial and broadcast markets. The Company believes that its technology, experience and reputation in these markets will enable it to address opportunities in the emerging DTV and HDTV broadcast environment and to facilitate the convergence of the PC and the TV.


    The Company began operations in 1971 through two related companies, FLI and later FRE. The Company was incorporated in December 1996 under the laws of the state of Delaware to succeed to the business of FLI and FRE. Thereafter, FRE was merged into FLI with FLI surviving the merger and FLI was subsequently merged into a newly-formed wholly-owned subsidiary of the Company. Prior to March 1996, FRE and FLI were each owned 100% by two individuals (the "Founders"). In March 1996, the Investor Group acquired a 56.25% ownership interest in both entities through the purchase of shares held by the Founders for $14 million and newly issued FLI shares for $4 million. The Investor Group also acquired the Faroudja Option from the Founders to acquire an additional 1,537,500 shares held by the Founders for a total of $6 million or $3.90 per share. Such option was exercised by the Investor Group on September 5, 1997. See "Certain Transactions-- 1996 Financing" and Note 1 of Notes to Consolidated Financial Statements.


INDUSTRY BACKGROUND

    Video images are pervasive in today's society as sources of entertainment and information. Since the introduction of motion pictures, cinema has evolved from low resolution black and white pictures (such as the Charlie Chaplin movies of the 1920s) to spectacular color movie productions (such as JURASSIC PARK). Today, images are displayed on a variety of electronic media including color TVs, projection systems and PCs. Historically, there has been a substantial difference in the quality of these various media, ranging from low quality TV pictures to very high quality cinema pictures. This difference resulted from a host of technical issues related to the capture, transmission and display of video images. Current technologies make it possible to replicate cinema quality on TVs, projection systems and PCs.

    With U.S. households owning approximately 250 million television sets, TV is the dominant medium for viewing video images. While TV is an integral part of modern life, it is optimized around image production, transmission and display technology created more than 40 years ago. TV signals are produced in accordance with the NTSC standard developed in the 1940s for black and white programs. This standard was last modified in the 1950s to make possible the compatible transmission of black and white and color programs. Technical compromises required to achieve compatibility introduce image degrading imperfections, known as artifacts. Additionally, analog transmission introduces noise in the TV image. While always present, these imperfections are less evident on TV screens smaller than 25 inches in size than on larger screens. Over the last decade, consumer interest in larger screen TVs has increased dramatically, fueled by decreasing equipment prices and an ever expanding universe of movies, sporting events and other programming available via cable TV, video cassette, direct broadcast satellite, laser disc and, most recently, DVD. As TV screen sizes have increased, impairments in the image, such as low resolution, artifacts and noise, have become more readily apparent. The

------------------------

* NTSC is the current analog television system named for the National Television Systems Committee, the industry group that developed the monochrome (black and white) television standard in 1940-41 and the color television standard in the 1950s. NTSC was developed in the United States for 60 Hz, 525 line transmissions. PAL is the acronym for Phase Alternating Line which was developed in Europe for 50 Hz, 625 line transmissions. PAL uses many of the same coding techniques developed for NTSC resulting in similar image imperfections.

better quality images produced by DVDs, digital satellite transmission and high resolution computer monitors have made viewers more discriminating and have elevated their image quality expectations.

    The Company believes that this trend will accelerate with the announced introduction of HDTV by some broadcasters in late 1998. HDTV images are expected to incorporate cinema-like image quality in a wider screen format. The FCC recently established standards for DTV broadcasting in the United States and adopted rules mandating the gradual introduction of DTV broadcasting. The FCC has targeted the eventual phase-out of analog (NTSC) broadcasting by the year 2006. Current analog broadcasting equipment is not compatible with the new DTV standards. In order to transmit digital signals in accordance with the new DTV standards, broadcasters will need to acquire new equipment, including digital transmission equipment, at costs estimated to be as high as $10 million per station. Broadcasters are seeking to reduce the costs of transitioning from analog to digital broadcasting through strategies which will allow them to continue to use much of their existing equipment.

    Advances in microprocessors, the availability of low cost memory and storage, high quality displays, sophisticated software and the emergence of the World Wide Web have fueled the growth in multimedia applications on the PC. The PC is increasingly being used to view video stored on hard disk, CD-ROM, DVD and laser disc, and video over the Internet. The Company believes that the use of the PC as an entertainment device in the future will depend in large part on the PC's ability to display TV images. Since TV signals use an interlaced format while PCs use a progressive scanning display format, a TV signal must be converted before being displayed on a PC. Until now, the interlace/progressive conversion, along with other steps in the conversion of the TV signal, has caused color distortion, motion artifacts, noise and other imperfections, which have resulted in poor video quality on the PC. Image problems become even more apparent when TV signals are viewed on a PC, as PC users sit relatively close to their screens and PC monitors have higher resolution than most TVs.

FAROUDJA SOLUTION

    Faroudja designs, develops and markets video image enhancement products that significantly improve images to achieve a cinema-like quality. The Company believes that once viewers experience cinema quality displays in their homes and offices, they will demand it from all video platforms. The Company believes that its technology, experience and reputation will enable the Company to address opportunities in the emerging DTV/ HDTV broadcast environment and to facilitate the PC/TV convergence.

    The Company's products for the TV market substantially reduce the imperfections inherent in analog NTSC signals, which become increasingly apparent on large screen TV displays. The Company's technology improves picture quality by removing artifacts and noise, detecting and compensating for motion, enhancing resolution, and multiplying the number of lines displayed. Faroudja's product sales for the TV market include sales of stand alone products to home and industrial consumers and board level products to OEM customers.

    Faroudja intends to capitalize on its experience and core technologies to develop products which support the transition from analog to DTV/HDTV broadcasting. As broadcasters make significant investments to satisfy regulatory requirements, the Company believes that product solutions which interface with additional necessary digital transmission equipment and current studio equipment will help broadcasters minimize transition costs and maintain flexibility in responding to evolving regulatory and market requirements. The Company is developing standards conversion and upscaling products which it believes will enable broadcasters to use much of the equipment present in their existing studios to produce programming in various DTV/HDTV video formats.

    The Company is also developing products and technology that are intended to solve the interlacing problem by significantly reducing the noise and artifacts inherent in the display of high quality TV pictures on PC screens. In March 1997, the Company executed a license agreement with S3, a leading supplier of advanced graphics accelerators for multimedia computer systems. The Company and S3 are working jointly to develop integrated circuits that will enable the display of near cinema quality images on PC screens.

STRATEGY

    The Company's objective is to maintain and expand its position as the industry standard of excellence for video image quality. Key elements of the Company's strategy to achieve this objective include:

    MAINTAIN AND EXTEND TECHNOLOGY LEADERSHIP. The Company intends to build upon its technology leadership in video image processing by increasing its investment in research and development. These efforts will focus on developing patentable technology and innovative products for the TV and broadcast markets. The Company also intends to leverage its image enhancement expertise in TV into broadcast and PC products and applications.

    PENETRATE BROADER MARKET SEGMENTS. The Company has historically sold products that addressed the needs of the industrial and high-end home theater markets. The Company recently introduced a decoder and signal enhancer with prices and capabilities appealing to broad segments of the consumer markets. The Company intends to continue to seek opportunities in new and broader market segments, such as the converging PC and TV markets and the emerging DTV/HDTV markets.

    INCREASE BRAND NAME AWARENESS. The Company has established a reputation for excellence in video processing and video image enhancement in the commercial broadcast, industrial and high-end home theater markets. The Company intends to increase brand name awareness through increased advertising, the marketing of stand alone image enhancement products and video source players carrying the Company's trademarks, and co-branding agreements with OEM customers. The distribution of Company-branded and co-branded products (particularly PC/TV products) in new and broader market segments is also intended to increase Faroudja brand awareness.

    BUILD AND LEVERAGE STRATEGIC RELATIONSHIPS. The Company intends to establish and maintain strategic relationships with companies whose technology, products and product strategies complement those of the Company. Through selective licensing of its patented technologies, the Company intends to increase penetration and recognition of its capabilities in markets currently served and to facilitate migration into new markets. The agreement with S3 and the potential agreement with TI are examples of attempts to incorporate the Company's technology into applications outside the Company's historical products.

    EXPAND INTERNATIONAL PRESENCE. The Company intends to expand its international presence in order to increase its export sales. These efforts will include establishing a sales force and marketing activities for the European and Asian markets, expanding the Company's international network of distributors and dealers, continuing the development of OEM relationships with customers serving international markets, such as Hughes/JVC, Vidikron, Runco and NEC, and product development that incorporates various international specifications.

PRODUCTS

    Faroudja designs, develops and markets a range of video image enhancement products for the TV and broadcast markets. The following table sets forth certain information regarding the Company's current stand alone industrial and home products:

                                                                                SUGGESTED
        MARKET            PRODUCT                 DESCRIPTION                  RETAIL PRICE
TV--Image Enhancement/    VP400A    Line quadrupler and video processor for   $24,000-$25,500
  Line Multiplying        VP400AU   large screen high resolution video
                                    projection systems.
                           VP250    Line doubler and video processor for      $9,950-$13,500
                           LD200    large screen high resolution direct
                          LD200U    view, front and rear screen projection
                                    systems.

                           VP100    Video decoder with detail and color            $799
                          VP100U    enhancement.

TV--Source Players        DV1000    DVD/CD player with detail and color           $5,500
                                    enhancement.

                          LD1000    Laser disc player with audio                  $5,500
                                    enhancement.

Broadcast                  DFD-U    Low noise video decoder/frame             $12,400-$19,950
                                    synchronizer with video adjustments.
                                    Analog and digital red, green and blue
                                    (RGB) outputs.

                            CFD     Very low noise video decoder with video       $6,550
                                    adjustments and analog red, green and
                                    blue (RGB) outputs.

    TV PRODUCTS

    LINE QUADRUPLERS (VP400A (NTSC) AND VP400AU (NTSC/PAL)). Faroudja line quadrupler video processors produce cinema-like images. The processors accept input from sources formatted for conventional 525-line or 625-line TV standards, and convert them into line-quadrupled, noticeably artifact-free, high resolution signals for direct-view or projector TV screens. The processors are precision instruments employing three complex digital signal processes utilizing patented technology in the fields of decoding, scan conversion and detail enhancement. These products substantially reduce color blurring, rainbow patterns, dot crawl and visible scan lines, and deliver sharp image details.

    LINE DOUBLING VIDEO PROCESSORS (VP250 (NTSC/PAL), LD200(NTSC), LD200U (NTSC/PAL)). The Company's line doubling video processors utilize certain of the same technologies as the Company's line quadruplers, and deliver similar results for smaller direct-view or projector TV screens.

    VP100 TV ENHANCER (NTSC) AND VP100U (NTSC/PAL). The VP100 and VP100U set top components apply patented adaptive decoding, detail processing and color alignment correction for use in standard and large screen S-video compatible TVs. These products substantially reduce color decoding artifacts and greatly increase image detail and depth. These products offer consumers a moderately priced video enhancement technology that plugs directly into the TV unit.

    DV1000 HIGH DEFINITION DIGITAL VIDEO DISC AND CD PLAYER. The DV1000 applies custom circuitry to both video and audio processing to provide significantly enhanced image detail and depth exceeding what is expected to be available from standard DVD players.

    LD1000 HIGH DEFINITION LASER DISC AND CD PLAYER. The LD1000 applies custom circuitry for audio enhancement to provide an experience exceeding what is available from standard laser disc players.


    TV product sales as a percentage of total revenues for fiscal 1994, 1995 and 1996 and the nine months ended September 30, 1997 were 67%, 80%, 80% and 85%, respectively.


    BROADCAST PRODUCTS

    DFD-U PAL/NTSC DIGITAL DECODER. The DFD-U uses 10-bit processing with patented decoding and bandwidth expansion circuitry to convert PAL or NTSC analog signals into the digital component data required for video compression. Additional circuits include time base correction and full frame synchronization. The combination results in a significantly artifact-free digital signal that enables additional channel capacity with reduced noise levels and higher quality video signals from MPEG video compression engines.

    CFD. The CFD decodes NTSC signals into high quality, artifact-free components prior to the time the signal is transmitted. The output signal is used in applications such as studio manipulation, display and digital video compression.


    Broadcast product sales as a percentage of total revenues for fiscal 1994, 1995 and 1996 and the nine months ended September 30, 1997 were 33%, 20%, 16% and 1%, respectively.


    OEM PRODUCTS

    The Company has designed and developed board level products incorporating the Company's technologies for the OEM market. To date, sales from board level products have not been material.

RESEARCH AND DEVELOPMENT; NEW PRODUCTS


    The Company's research and development efforts are headed by Yves Faroudja, the Company's founder and Chief Technology Officer. The Company has devoted, and expects to continue to devote, significant resources to its research and development efforts. In 1996, the Company established a VLSI design group to develop high performance video ASICs. In June 1997, the Company expanded its VLSI department by establishing a facility in Phoenix, Arizona with five engineers. As of September 30, 1997, the Company had a staff of 25 full-time and 2 part-time research and development personnel. During 1994, 1995 and 1996 and the first nine months of 1997, the Company's research and development expenses were approximately $1.3 million, $1.5 million, $2.5 million and $3.0 million, respectively. The Company anticipates that its research and development expenses will increase in absolute dollars for the foreseeable future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations."


    The Company has a number of products in development with introduction planned during the next several years. For the TV market, the Company is developing an advanced line multiplier and scaling video processor for very large screen high resolution systems, a video processor for liquid crystal display ("LCD") and Digital Light Processing-TM- based projector systems ("DLP") products and a video processor for less sophisticated industrial applications. The Company is also developing a rear screen projection TV incorporating the Company's line multiplication and enhancement technology. For the OEM TV projection market, the Company is developing a board level decoder with video enhancement features.

    For the broadcast market, the Company is developing an upconverter that utilizes Faroudja technology to deliver HDTV quality video images from NTSC sources. Field testing is planned for the fourth quarter of 1997 and, if such testing is successful, the Company expects to begin sales of this product in the first quarter of 1998. The upconverter is intended to provide broadcasters with the ability to leverage their existing analog equipment and systems to produce programming in various DTV/HDTV video formats. The Company is also developing studio quality NTSC/PAL decoders for broadcast and postproduction applications.

    For the PC/TV market, the Company is in the final stages of developing a video decoder integrated circuit, which includes synchronization, time base correction and detail enhancement. The Company is also developing "Presentation Plus," a line multiplier and scaling video product for high resolution video computer monitors that incorporates time base correction, image enhancement and video synchronization.

    The Company's other planned research products include expanded development of line multipliers and compression pre-processors which include noise reduction to increase compressor efficiency, and the extension of the Company's technology to low bandwidth use for such applications as teleconferencing and video telephones.

    The markets for the Company's products are characterized by evolving industry standards, rapid technological change, frequent new product introductions and short product life cycles. The Company's future success will depend, in large part, on its ability to continue to enhance its existing products and to develop new products and features to meet changing customer requirements and evolving industry standards. The Company anticipates that sales from its line multiplier product lines will experience limited growth, or may decline, in future periods. The Company expects that more than one-half of its total revenues in 1998 will be derived from licensing revenue and sales of recently introduced products, as well as products which the Company is developing. The success of new products depends on a number of factors, including proper selection and timely introduction of planned new products, successful and timely completion of product development, accurate estimation of demand for new products, market acceptance of new products of the Company and its OEM customers, the Company's ability to offer new products at competitive prices, the availability of adequate staffing to produce and sell such new products, and competition from products introduced by competitors. Certain of these factors are outside the control of the Company. See "Risk Factors--Risks Associated with New Markets and Applications; Market Acceptance." For example, to date sales of the Company's DVD players have been minimal, and initial sales of the Company's rear projection TV are not expected until the fourth quarter of 1997. Sales of the Company's board level products, and future license and royalty revenues, depend in part upon the ability of the Company's OEM customers and licensees to successfully develop and market products incorporating the Company's products or technology. The Company's products intended for the digital broadcast market are not expected to be field tested until the fourth quarter of 1997 and are not expected to be available for sale until 1998. There can be no assurance that the Company's broadcast products, assuming timely development and satisfactory completion of field tests, will be accepted by the broadcast market. There can be no assurance as to the amount of royalties, if any, to be paid to the Company under the S3 agreement because S3 is under no obligation to maintain its exclusive license with the Company or to develop products incorporating the Company's technology under the agreement.

    The incorporation of the Company's products into its OEM customers' product designs often requires significant expenditures by the Company, which expenditures may precede volume sales of the Company's products, if any, by one year or more. The introduction of new or enhanced products also requires the Company to manage the transition from older products in order to minimize disruption in customer ordering patterns, to avoid excessive levels of older product inventories and to ensure that adequate supplies of new products can be delivered to meet customer demand.

    There can be no assurance that the Company will identify new product opportunities, will successfully develop and bring to market new products, will achieve design wins or will respond effectively to technological changes or product announcements by others, or that the Company's new products will achieve market acceptance. A failure in any of these areas would have a material adverse effect on the Company's business, financial condition and operating results. See "Risk Factors--Dependence on New Product Development and Risk of Technological Change."

TECHNOLOGY

    The Company has significant expertise in a number of technologies relating to video image enhancement.

    ENCODING TECHNOLOGY. A NTSC or PAL signal consists of a luminance signal and two color-difference signals. In a conventional NTSC or PAL encoder, the color-difference signals are modulated on a subcarrier and added to the luminance signal. In this case, the spectrum of both the luminance signal and the modulated chrominance signal are mixed together, which generates "rainbow patterns," "dot crawl" and other artifacts in TV receivers. Faroudja's patented pre-filtered technology is applied to luminance and chrominance signals separately so that they will not interfere with each other. The two signals are added together without an overlaid spectrum, which significantly reduces rainbow patterns and other artifacts.

    DECODING TECHNOLOGY. The color section of the NTSC standard was originally designed with severe bandwidth restrictions. This causes colors in various video images to "blur" and "smear." These effects are aggravated by storage media, such as VHS tapes, that further degrade the chroma or color signal. The Faroudja decoder technology utilizes proprietary circuitry to recreate and correct color details. This is accomplished by making use of the sharper black and white transitions to develop a correction signal that is then used to sharpen the color transitions. As a result, colors are restored with sharp details and video images retain their original crisp image. Digital adaptive comb filter circuitry eliminates decoding errors from imperfect separation of the luminance and chrominance signals and enables the reproduction of sharper, cleaner color images. The Company's decoder technology has two separate correction circuits that create color transitions that are clear, sharp and natural by eliminating dot crawl, a rapid upward movement of colored dots on sharp vertical transitions, and hanging dots which lie underneath all the colored horizontal transitions. Dot crawl and hanging dots are easily apparent with large, highly saturated, stationary graphics such as titles and credits.

    LINE MULTIPLIER TECHNOLOGY. The line multiplier technology reduces scan line visibility resulting from utilizing a 525 line broadcast standard on today's large screen TVs by changing the interlaced video signal to a progressively scanned signal. The Company's line multiplier technology detects motion and interpolates correctly to "fill in the blanks." This technology can detect the difference between a film image that has been transferred to video or a video image that emanates from a video camera. After detecting the image type, the line multiplier technology selects its algorithm to compensate accordingly. This is critical because today's home theaters are primarily used to show films that were transferred to video, whether on tape, laser disc or off the air.

    DETAIL ENHANCEMENT TECHNOLOGY. The best video sources such as DVD (if properly recorded) provide good resolution while others such as digital satellite reception and laser discs often provide acceptable resolution. However, common sources such as broadcast or VHS tapes are noticeably deficient. The problem is compounded when scan lines are doubled or quadrupled and when other signal processing is applied. The resulting picture is free of artifacts (including visible scan lines) but dull, with loss of definition and a general blurriness. The Company's proprietary technology increases the visibility of small image details, whether horizontal or vertical, without introducing ringing or noise artifacts and without modifying large edge response. The Company's technology also uses a form of non-linear processing similar to controlled distortion. This technique expands the bandwidth of large edge signals without introducing artifacts, such as ringing, in both the horizontal and vertical domains. The combination of these two techniques results in a line doubled or quadrupled image that gives a greater feeling of depth.

    MOTION COMPENSATION TECHNOLOGY. The inherent scan and frame rate changes that are required to display the enhanced video image makes motion compensation necessary in the reconstruction of the enhanced picture. TV images are transmitted in an interlaced fashion in which the picture is transmitted in two parts, the first being the even lines of the picture, the second the odd lines. This creates a time delay of 16 milliseconds between the odd and even lines of the image. If motion is present, artifacts can be generated in the conversion to a line doubled or quadrupled image. Also, while TV images are displayed at approximately 60 frames per second, cinema film sources are displayed at 24 frames per second. To ensure an image noticeably free from artifacts, the motion of the video has to be taken into account and identification of the source material as video or film is necessary. The Company's motion and film detection technology is used in most of its video enhancement products.

    NOISE REDUCTION. All analog video sources contain some degree of picture noise. This is manifested as low level moving or shimmering artifacts, or an excessive graininess in the picture. High quality digital sources such as DVDs have much reduced noise content. Noise reduction processing is required to bring analog sources, either existing archive material or new material from traditional cameras, up to digital standards. Small static details in the picture have to be distinguished from the moving noise artifacts so that correct discrimination can be accomplished. The Company makes use of its motion detection and adaptive video filtering technologies to optimize noise reduction in the video images.

    TIME BASE CORRECTION. Video sources which are being transmitted from a broadcast studio or by a satellite or cable TV head end derive line and frame scan rates from stable crystal controlled sources which are timing accurate. Video produced by consumer video cassette recorders, camcorders and, to a lesser extent, video discs are subject to timing errors, because the playback relies on the mechanical rotation of the storage medium for timing accuracy. In the case of VCRs, line lengths may vary causing color decoding and video picture alignment problems. If a VCR source is to be transmitted in the industry standard digital D1 format, this line timing variability is not permissible. The Company's time base correction technology permits its decoders not only to separate the luminance and chrominance components of the video source but to re-lock the video to a crystal reference. This stabilizes the picture, particularly when video is overlaid on other video sources, and makes it compliant with digital studio transmission standards.

    SCALING. As new video standards become available, the need to reformat the video picture by scaling in both the horizontal and vertical domains becomes more important. The Company currently produces line doublers and quadruplers which scale the picture by a factor of two. The Company has under development products which scale the picture by non-integer ratios. This will be required for the Company's PC interface products, which will permit the adjustment of the size of a video image in a window on the PC monitor. This is a completely variable scaling application. LCD panels or TI's DLP mirror products have finite numbers of pixels in the display format. At present, 800 horizontal pixels by 600 vertical pixels is a common size and was developed to match computer SVGA display sizes. In the case of video being interfaced to pixel based displays to ensure that video artifacts are not developed at the display device, the video source is scaled to convert the original number of lines to the number of lines in the display device. Non-integer scaling is employed in this transfer. Scaling will also be used in the conversion of video between traditional sources and the new DTV and HDTV formats.

STRATEGIC RELATIONSHIPS

    The Company believes that strategic relationships with other manufacturers will provide opportunities to facilitate the entry of video image enhancement products into new markets.

    In March 1997, the Company entered into a license agreement with S3, a leading supplier of advanced graphics accelerators for use in mainstream multimedia PC systems. Under the terms of the agreement, the Company and S3 are working jointly to develop integrated circuits using the Company's video processing technologies and S3's advanced graphics accelerator technology for use in PCs. The Company has granted S3 a worldwide license to certain technology, including line doubling, detail enhancement, cross-color suppression, motion tracking and compensation, and digital compression filtering technology. Portions of such license are exclusive for certain markets for a period of five years provided that performance criteria are satisfied. The Company is obligated to negotiate with S3 to extend this five year period. The Company is to receive certain per unit royalties for products sold incorporating the Company's technology. In addition to other performance criteria, S3 must make minimum royalty payments to maintain exclusivity. If royalties on product sales do not reach prescribed minimum levels, S3 may maintain exclusivity by prepaying royalties to prescribed levels, but there is no requirement for it to do so. S3 expects to ship products that incorporate the Company's technology in 1998. There can be no assurance that S3 and the Company will develop products as a result of the agreement or that future royalties will be received by the Company.

    In April 1997, the Company entered into a development agreement with TI. Under the terms of the agreement, the Company and TI are working jointly to enhance and improve the images displayed by TI's DLP. If TI is satisfied with the development related to the DLP, TI and the Company may enter into a further agreement that would provide, among other things, that the Company sell board level decoder products to TI, and/or license certain of the Company's technology to TI. However, there can be no assurance that the Company will develop any such improvements, that TI and the Company will enter into any further agreement or that the Company will receive any royalty payments from TI. See "Risk Factors--Dependence on Strategic Relationships" and "Certain Transactions--License Agreement with S3."

SALES AND MARKETING


    Faroudja markets its products for the TV market through a network of home theater, industrial and commercial dealers as well as OEM customers. As of September 30, 1997, the Company maintained a sales force of nine persons at its headquarters in Sunnyvale, California, and six employees in regional offices. The Company's marketing programs include trade shows, training seminars, public relations and advertising. Revenues from GI accounted for 19.3% of total revenues in 1994. Revenues from Hughes/JVC accounted for 12.1% of total revenues in 1995. Revenues from Vidikron accounted for 10.5% of total revenues in 1996. Revenues from S3 and Vidikron accounted for 11.1% and 11.2% respectively, of total revenues in the nine months ended September 30, 1997.


    The Company currently distributes its home theater products through approximately 330 home theater dealers throughout the United States. This distribution channel is managed by a Company national sales manager, four regional managers, one field training manager, twelve independent sales representatives and a customer service department. Through the recent introduction of new, lower priced products for home theaters and the addition of independent sales representatives, the Company intends to increase its home theater dealer network locations in the U.S. over the next twelve months.

    The Company services industrial applications, such as corporate board rooms, executive conference centers and auditoriums, through a network of more than 70 industrial dealers. These dealers typically provide installation, product integration, on site training and customer support. This network is managed directly by a national sales manager and four regional managers.

    For the broadcast market, the Company has relied, and expects to continue to rely in the future, on direct sales marketing. The Company has three employees who sell directly to the broadcast markets.

    The Company has OEM relationships with Runco, Vidikron and Ampro. Vidikron is also integrating the VP100 decoder into certain of its projection systems, including the new Helios I projector based on TI's DLP. There can be no assurance that the Company will continue to receive any revenues from any of these relationships.

    The Company has entered into co-branding arrangements with NEC and Runco pursuant to which NEC and Runco have non-exclusive distribution rights to the Company's line multiplier products. NEC and Runco are required to purchase a certain minimum number of units per year to maintain their rights to co-brand Company products. Under the NEC agreement, the Company has afforded NEC certain price protections with respect to products listed therein. Specifically, in the event of a price decrease for any such product, the Company will provide a credit equal to the decrease for all such products remaining in inventory at NEC. The Company has also entered into a co-branding arrangement with Ampro for the development and sale of decoder boards for incorporation into the Ampro three chip TI DLP product. There can be no assurance that the Company will continue to receive any revenues from any of these arrangements.


    In 1996 and in the nine months ended September 30, 1997, the Company generated approximately 15.3% and 11.3%, respectively, of its total revenues from export sales. The decrease in the percentage of total revenues generated from export sales in the nine months ended September 30, 1997 from the prior year was primarily due to (i) increased sales to certain U.S. customers which, the Company believes, in turn exported the Company's products and (ii) a reduction in international sales personnel. The Company intends to expand its international presence in order to increase its export sales and intends to hire a sales manager in the fourth quarter of 1997 to handle export sales. Consequently, the Company believes that export sales will increase as a percentage of total revenues in future periods. The Company has a non-exclusive worldwide distribution arrangement with Vidikron pursuant to which Vidikron distributes the Company's line doublers and line quadruplers. Further, Faroudja has a non-exclusive worldwide distribution arrangement with Hughes/JVC for the industrial and consumer market. Hughes/JVC distributes Faroudja's line doublers, quadruplers and broadcast products. In addition, Faroudja has distributors or dealers in over 35 countries worldwide. Export sales to international customers entail a number of risks, including unexpected changes in, or impositions of, legislative or regulatory requirements, delays resulting from difficulty in obtaining export licenses for certain technology, tariffs, quotas and other trade barriers and restrictions, longer payment cycles, greater difficulty in accounts receivable collection, potential adverse taxes, currency exchange fluctuations, the burdens of complying with a variety of foreign laws and other factors beyond the Company's control. See "Risk Factors--Risks Associated with Export Sales and Operations."

    The Company's future success will depend, in large part, on the continued efforts of its network of direct and indirect distributors and dealers. The loss of, or reduction in sales to any of the Company's key customers could have a material adverse effect on the Company's operating results. See "Risk Factors--Distribution Risks; Diversification of Sales Channels."

    The Company's business is characterized by short lead times and quick delivery schedules. As a result, the Company does not believe that backlog at any given time is a meaningful indication of future sales.

MANUFACTURING

    TV AND BROADCAST PRODUCTS. The Company focuses its manufacturing efforts on producing high quality products in a cost-effective manner. The Company's manufacturing operations are located in Sunnyvale, California and consist mainly of materials procurement, final assembly, testing, quality assurance and shipping of products. The only product assembly performed by the Company is final assembly, which consists of building chassis and installing circuit boards and wires and cables. The Company performs testing and quality assurance of all products at its Sunnyvale facilities and plans to expand its in-house automated testing efforts as its product volume increases.

    The Company subcontracts other manufacturing functions, including the production of its printed circuit boards. Bestronics assembles more than 80% of the Company's circuit boards. The Company's reliance on independent printed circuit board assemblers limits its control over delivery schedules, quality assurance and product cost. The Company also relies on suppliers for components, such as DC Electronics which builds all of the Company's wire and cable harnesses. Disruption in service by any of the Company's subcontractors or the Company's suppliers could lead to supply constraints or delays in the delivery of the Company's products. Such supply constraints or delays could have a material adverse effect on the Company's business, operating results and financial condition. See "Risk Factors--Reliance on Independent Foundries and Manufacturers."

    WAFER FABRICATION. The Company contracts all of its wafer fabrication, assembly and testing to independent foundries and contractors, which enables the Company to focus on its design strengths, minimize fixed costs and capital expenditures and gain access to advanced manufacturing facilities. As the Company continues to develop ASIC products, it will continue to contract out its wafer production. The Company's engineers work closely with the Company's foundries and subcontractors to increase yields, lower manufacturing costs and assure quality. The Company's primary foundry is SGS-Thomson. In addition, MDT and TEMIC have manufactured the Company's integrated circuits since 1993 and 1996, respectively. Most of the Company's devices are currently fabricated using complementary metal oxide semiconductor ("CMOS") process technology with 0.8 micron feature sizes. New devices that are being designed are in 0.5 micron and
0.35 micron sizes. The Company currently purchases products from all of its foundries under individually negotiated purchase orders. The Company does not currently have a long-term supply contract with any of its wafer fabrication foundries and, therefore, none are obligated to supply products to the Company for any specific period, in any specific quantity or at any specified price, except as may be provided in a particular purchase order. The Company's reliance on independent foundries and assembly and testing houses involves a number of risks. See "Risks Factors--Reliance on Independent Foundries and Manufacturers."

COMPETITION

    The markets in which the Company competes are intensely competitive and are characterized by rapid technological change, rapid product obsolescence and price competition. The Company expects competition to increase in the future from existing competitors and from other companies that may enter the Company's existing or future markets with products or technologies which may be less costly or provide higher performance or more desirable features than the Company's products. The Company's existing and potential competitors include several large domestic and international companies that have substantially greater financial, manufacturing, technical, marketing, distribution and other resources than the Company. In the market for TV video processors, the Company's principal competitors are DWIN, Extron, NEC, Snell & Wilcox, Sony and YEM. In the market for broadcast products, the Company's principal competitors are Extron, Leitch, Matsushita, Snell & Wilcox, Sony Broadcast and Vistek. As the Company's products penetrate broader markets and as these markets become commercial markets, the Company expects to face competition from diversified electronic and semiconductor companies.

    Certain of the Company's principal competitors maintain their own manufacturing facilities, including semiconductor foundries, and may therefore benefit from certain capacity, cost and technical advantages. Since the Company does not operate its own semiconductor manufacturing, assembly or testing facilities, it may not be able to reduce its costs as rapidly as companies that operate their own facilities. The failure of the Company to introduce lower cost versions of its products in a timely manner or to successfully manage its manufacturing, assembly and testing relationships would have a material adverse effect on its business, operating results and financial condition.

    The Company believes that its ability to compete successfully in the rapidly evolving markets for high performance video image enhancement technology depends on a number of factors, including protection of its proprietary technology and information, the price, quality and performance of the Company's and its competitors' products, the timing and success of new product introductions by the Company, its customers and its competitors, the emergence of new industry standards, the Company's ability to obtain adequate foundry capacity, the number and nature of the Company's competitors in a given market and general market and economic conditions. There can be no assurance that the Company will compete successfully in the future with respect to these or any other competitive factors. See "Risk Factors--Competition."

    The Company has licensed and intends to continue to license its technologies and intellectual property. The Company also offers for sale board level or chip level products, developed by or for the Company, which implement certain of the Company's technologies. The Company's licensees and OEM customers may be larger and have greater market recognition and financial, technological, engineering, manufacturing and distribution capabilities than the Company. In addition, such licensees and OEM customers may use such technologies and subsystems either alone or in combination with other technologies to develop products which could compete with the Company's technologies and products. While the Company may sell board level or chip level products and receive royalties from such licensees, there can be no assurance that the technologies and products offered by such licensees and OEM customers will not compete directly with those of the Company, have performance, cost or other advantages over those of the Company or have an adverse impact on the sales or other licensing activities of the Company.

PROPRIETARY RIGHTS AND LICENSES

    The Company's future success depends in part upon its ability to protect its proprietary technology and information. Although the Company relies on a combination of licensed patents, copyrights, trademarks, trade secrets and licensing arrangements with third parties to protect certain of its intellectual property, the Company believes that factors such as the technological and creative skills of its personnel and the success of its ongoing product development efforts are more important in maintaining its competitive position. The Company generally enters into confidentiality or license agreements with its employees, distributors, customers and potential customers and limits access to its proprietary information. Yves Faroudja, the Company's founder and Chief Technical Officer, personally holds or was assigned 35 U.S. and 8 foreign patents, and 7 U.S. and 22 foreign patent applications, which have been licensed to the Company, and on which the Company depends for the enhancement of its current products and the development of future products. Mr. Faroudja has granted the Company a perpetual, royalty-free, license to use patented and unpatented technologies developed by him prior to January 20, 1997. See "Certain Transactions--Yves Faroudja License Agreement." As the Company is a licensee of such patents and applications, it is subject to risks not generally faced by other companies which own the intellectual property upon which their businesses rely. See "Risk Factors--Limited Protection of Proprietary Rights; Risk of Third Party Infringement." There can be no assurance that patents will issue from any pending applications or that any claims allowed from pending applications will be of sufficient scope or strength, or be issued in all countries where the Company's products can be sold, to provide meaningful protection or any commercial advantage to the Company. Also, competitors of the Company may be able to design around the licensed patents. The laws of certain foreign countries in which the Company's products are or may be developed, manufactured or sold, including various countries in Asia, may not protect the Company's products or intellectual property rights to the same extent as the laws of the United States, and thus, may increase the likelihood of piracy of the Company's technology and products. There can be no assurance that the steps taken by the Company to protect its intellectual property rights will be adequate to prevent misappropriation of its technology or that the Company's competitors will not independently develop technologies that are substantially equivalent or superior to the Company's technology.

    The video image enhancement and related industries are characterized by vigorous protection and pursuit of intellectual property rights or positions, which have resulted in significant and often protracted and expensive litigation. Although to date the Company has received no notification of alleged infringement of other companies' intellectual property rights, the Company may from time to time be subject to proceedings alleging infringement by the Company of intellectual property rights owned by third parties. If necessary or desirable, the Company may seek licenses under such intellectual property rights. However, there can be no assurance that such licenses will be offered or that the terms of any offered license will be acceptable to the Company. The failure to obtain such a license from a third party for technology used by the Company could cause the Company to incur substantial liabilities and to suspend or cease the manufacture of products requiring such technology. See "Risk Factors--Limited Protection of Proprietary Rights; Risk of Third Party Infringement."

    The Company may initiate claims or litigation against third parties for infringement of the Company's proprietary rights or to establish the validity of the Company's proprietary rights. For example, in January 1997 and May 1997, the Company filed actions against DWIN and Snell & Wilcox, respectively, seeking relief and damages for the infringement of US Patent Number 4,876,596 owned by Yves Faroudja and licensed to the Company. DWIN and Snell & Wilcox have raised defenses and counterclaims that the patent is invalid and not infringed. See "Limited Protection of Proprietary Rights; Risk of Third Party Infringement" and "--Litigation."

    Yves Faroudja, the Company and GI are parties to a royalty free, world-wide license agreement dated May 1, 1996 pursuant to which GI licensed certain patents to the Company and the Company licensed certain patents to GI relating to video compression and decompression. As a result of that agreement, GI could produce products in the field of scan conversion of source material presented to a compression system competitive with certain present or proposed products of the Company. See "Certain Transactions--Yves Faroudja License Agreement."

EMPLOYEES


    As of September 30, 1997, the Company had 66 full-time and nine part-time and contract employees, including 25 full-time employees primarily involved in research and development activities, 15 in marketing and sales, 9 in finance and administration and 17 in manufacturing and quality assurance. Most employees are based at the Company's headquarters in Sunnyvale, California. The Company's employees are not represented by any collective bargaining unit with respect to their employment with the Company, and the Company has never experienced a work stoppage. The Company believes that its employee relations are good. The Company intends to significantly expand its employee base in 1997, primarily in research and development and sales and marketing, and believes that its future success will depend largely on its ability to attract and retain highly-skilled managerial, sales and marketing personnel. Competition for such personnel is intense. The Company's future success will depend to a significant extent upon the continued services of members of senior management and other key employees of the Company. The loss of the service of any of these individuals could have a material adverse effect on the Company. See "Risk Factors--Dependence on Senior Management and Other Key Employees; New Management Personnel."


FACILITIES


    The Company's headquarters is located in approximately 20,000 square feet of space in Sunnyvale, California pursuant to a lease which expires September 30, 2003. In 1997, the Company also entered into a lease for approximately 10,000 square feet to expand its headquarters in Sunnyvale, California which expires in September 2003 and for approximately 2,000 square feet for a research and development facility in Phoenix, Arizona which expires in June 1999. The aggregate annual gross rent for the Company's facilities was approximately $172,000 in 1996 and the Company estimates that this amount will increase to approximately $230,000 in 1997 and $436,000 in 1998.


LITIGATION


    In January 1997 and May 1997, the Company filed actions against DWIN and Snell & Wilcox, respectively, seeking relief and damages for the infringement of US Patent Number 4,876,596, which was issued on October 24, 1989, is owned by Yves Faroudja and is licensed to the Company. DWIN and Snell & Wilcox have raised defenses and counterclaims that the patent is invalid and not infringed. The actions against DWIN and Snell & Wilcox were filed in the United States District Court, Northern District of California--San Jose Division as Civil Action No. C-97 20010 SW (PVT) and Civil Action No. C-97 20422 SW (PVT), respectively. The Company is seeking an injunction and unspecified monetary damages against both DWIN and Snell & Wilcox. DWIN and Snell & Wilcox have filed counterclaims seeking declaratory judgements that all of the claims of the patents are invalid and/or that US Patent Number 4,876,596 has not been infringed. They are also seeking recovery of their respective attorneys' fees and costs. Discovery has commenced in both matters. The Company's management believes that a finding that all of the claims of the patent are invalid or that the patent has not been infringed in one or both actions would not have a material adverse effect on the Company because the Company's products and business are protected by a variety of patents and the Company will remain competitive even in the absence of the protection afforded by the patent which is the subject of these litigation matters.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    The following table sets forth certain information concerning the Company's executive officers and directors as of the date of this Prospectus:

                   NAME                         AGE                                 POSITION
------------------------------------------      ---      ---------------------------------------------------------------
Michael J. Moone..........................          51   President, Chief Executive Officer and Director

Yves C. Faroudja(3).......................          63   Chief Technical Officer, Chairman of the Executive Committee,
                                                           Secretary and Director

Michael C. Hoberg.........................          45   Vice President--Finance and Chief Financial Officer

Donald S. Butler..........................          51   Vice President--Engineering

Kenneth S. Boschwitz......................          43   Vice President--Business Development and General Counsel

Thomas A. Harvey..........................          49   Vice President--Sales and Marketing

William J. Turner(1)......................          54   Chairman of the Board of Directors

Kevin B. Kimberlin(2).....................          44   Director

Matthew D. Miller(3)......................          50   Director

William N. Sick, Jr.(1)...................          62   Director

Stuart D. Buchalter(2)....................          60   Director

Merv L. Adelson(3)........................          67   Director

------------------------

(1) Member of the Compensation Committee

(2) Member of the Audit Committee

(3) Member of the Executive Committee

    MICHAEL J. MOONE has served as President, Chief Executive Officer and a director of the Company since joining the Company in July 1996. From February 1995 to June 1996, Mr. Moone was President, Chief Executive Officer and a director of Healthrider, Inc., a home fitness equipment supplier. In June 1993, he co-founded Kid One, Inc., a developer of electronic toys and games, and served as its Chief Executive Officer and a director through February 1995. In 1985, Mr. Moone founded Merchantec International, a credit card processing company, and served as its President, Chief Executive Officer and a director through May 1993. In 1983 he founded Electronic Publishing Systems Inc., a software development and marketing company and served as its President through May 1985. From November 1979 to April 1983 he was President of Atari, Inc., a developer and manufacturer of home video games and a subsidiary of Warner Communications, Inc. From July 1978 to November 1979, he was Vice President and General Manager of Milton Bradley Co. ("MBC"), a developer and manufacturer of toys and games. Previously, he held a number of marketing and general management positions with MBC. Mr. Moone holds a B.S. in Political Science and Economics from Xavier University.

    YVES C. FAROUDJA is co-founder of the Company and has served as a director of the Company since its inception in 1971. Mr. Faroudja served as the Company's President from 1971 to July 1996, has been the Company's Chief Technical Officer since July 1996 and is currently Chairman of its Executive Committee of the Board of Directors. Prior to founding the Company, Mr. Faroudja worked as a research and development engineer at ITT Research Laboratories in France, as a research scientist at the North Atlantic Treaty Organization in Italy and for Memorex Corporation, a systems integrator and distributor of computer products, in the United States. Mr. Faroudja holds a M.S.E.E. from Ecole Superieure d'Electricite, Paris.

    MICHAEL C. HOBERG joined the Company in December 1996 as Vice President--Finance and Chief Financial Officer. From March 1995 to December 1996, Mr. Hoberg was Principal Accounting Officer of DSP Group, Inc. ("DSP"), a semiconductor company, and from January 1994 to March 1995 he was DSP's Corporate Controller. From March 1992 to January 1994, Mr. Hoberg served as Vice President of Finance and Chief Financial Officer at Arix Corporation ("Arix"), a UNIX superminicomputer manufacturer, and from 1989 to March 1992 was Arix's Corporate Controller. From 1986 to 1989, Mr. Hoberg was the Controller of the Therapeutic Products Division of Diasonics, Inc., a manufacturer of therapeutic medical equipment, and from 1983 to 1986 served as the Chief Financial Officer of Technics, Inc., a semiconductor equipment manufacturer. Mr. Hoberg holds a B.B.A. in Accounting from the University of Wisconsin at Madison and is a Certified Public Accountant.

    DONALD S. BUTLER joined the Company in May 1996 as Vice President and General Manager of the VLSI Division. In October 1996, as Vice President--Engineering, he assumed responsibility for all engineering functions other than research and development. Prior to joining the Company, Mr. Butler was Vice President of Engineering at the Integrated Systems Center of GI, a manufacturer of satellite and cable TV equipment, a position he held from 1989 to May 1996. From 1974 to 1989, he held several engineering and engineering management positions within GI's Microelectronics Division. Mr. Butler holds a B.S. in Electrical Engineering from the University of Strathclyde, Glasgow, Scotland.

    KENNETH S. BOSCHWITZ joined the Company in June 1997 as Vice President--Business Development and General Counsel. From May 1984 to September 1996, Mr. Boschwitz held various legal and management positions with GI, including Vice President & General Counsel of GI's Communications Division. From November 1979 to May 1984, Mr. Boschwitz practiced corporate and securities law with several private law firms. From August 1977 to November 1979, Mr. Boschwitz was a Staff Attorney at the Securities and Exchange Commission's Division of Corporation Finance. Mr. Boschwitz holds a J.D. from Washington College of Law at The American University and a B.A. from Rutgers College.

    THOMAS A. HARVEY joined the Company in June 1997 as Vice President--Sales and Marketing. From September 1990 to May 1997, Mr. Harvey was Senior Vice President of the Western Zone Sales Consumer Products Group of Sony Electronics, Inc. ("Sony Electronics"), a leading electronics supplier. From June 1989 to August 1990, Mr. Harvey was the President of the Consumer Sales Company division of Sony Electronics. From August 1987 to May 1989, he was the President of the Consumer Audio Products group of Sony Electronics. Prior thereto, he held numerous positions of increasing responsibility with various divisions of Sony Electronics. Mr. Harvey holds a M.S. in Education and a B.S. in Education from Northern Illinois University.

    WILLIAM J. TURNER has served as Chairman of the Board of Directors of the Company since December 1995. From November 1989 to the present, Mr. Turner has been chairman of Turner & Partners, a management and financial consulting company. In February 1997, Mr. Turner also became a co-founder and co-manager of Signature Capital, LLC, a venture capital company ("Signature Capital"). From 1983 to 1989, Mr. Turner was the President, Chief Operating Officer and a director of Automatic Data Processing, a computer and information services firm. Mr. Turner is currently a director of Federal Home Loan Mortgage Corporation. Mr. Turner holds a M.A. in Mathematics from the University of Maine and a M.B.A. from Northeastern University.

    KEVIN B. KIMBERLIN has served as a director of the Company since December 1995. Since 1991, Mr. Kimberlin has been Chairman of Spencer Trask Holdings, Inc., an investment banking firm. Mr. Kimberlin is a co-founder of Ciena Corporation, Myriad Genetics and The Immune Response Corporation. He has been a director of The Immune Response Corporation since 1986. Mr. Kimberlin holds a M.B.A. from Harvard Business School and a B.S. from Indiana University.

    MATTHEW D. MILLER has served as a director of the Company since December 1995. Since July 1994, Mr. Miller has served as President of M-Squared Media and Technology L.L.C., a venture capital investment and consulting firm focusing on high technology companies ("M-Squared"). From January 1993 to December 1993, Mr. Miller served as Chairman of the Center for Advanced TV Studies, a non-profit research and development consortium. From August 1988 to July 1994, he served as Vice President of Technology at GI, and from March 1984 to August 1988, he was Vice President of Technology at Viacom Inc. ("Viacom"), a media and communications company. Before joining Viacom, he served as a technology manager at both Perkin-Elmer Corporation and RCA Corporation's David Sarnoff Research Center. Mr. Miller holds a M.A. and a Ph.D. in Physics from Princeton University, and a B.A. in Physics from Harvard University. He is a director of Lumisys Inc. and several private technology companies.

    WILLIAM N. SICK has served as a director of the Company since December 1995. Mr. Sick is Chairman and Chief Executive Officer of Business Resources International, an investment services company he founded in 1989. In February 1997, Mr. Sick became a co-founder and co-manager of Signature Capital. In 1988 and 1989, he served as Chief Executive Officer and a director of American National Can Company ("ANC"), a packaging company. During this period, he was also Vice Chairman of Triangle Industries Inc., the owner of ANC. From 1958 to 1987, Mr. Sick was employed by Texas Instruments Incorporated ("TI") where he served in several management capacities, including five years as President of TI Semiconductor Group and Executive Vice President and a director of the Company. Prior to that time, he was President of TI Asia in Tokyo and President of the TI Europe Division. Mr. Sick is currently Chairman of the Board of Trustees of the Shedd Aquarium in Chicago and a member of the Board of Governors of Rice University. Mr. Sick holds a B.A. and a B.S. in Electrical Engineering from Rice University.

    STUART D. BUCHALTER has served as a director of the Company since April 1996. Mr. Buchalter has been of counsel with the law firm of Buchalter, Nemer, Fields & Younger, a Professional Corporation, since August 1980. From August 1980 to June 1993, he served as Chairman of the Board of Directors and Chief Executive Officer of Standard Brands Paint Company, a paint retailer and manufacturer. Mr. Buchalter is a director of Authentic Fitness Corp., an athletic apparel manufacturer, Earl Scheib, Inc., an automotive painting company, and City National Corp., the holding company for City National Bank. He is also Vice-Chairman of the Board of Trustees of Otis College of Art and Design. Mr. Buchalter holds a L.L.B. from Harvard Law School and a B.A. from the University of California at Berkeley.

    MERV L. ADELSON has served as a director of the Company since September 1996. Mr. Adelson has been Chairman of East-West Capital Associates, Inc., a private investment banking company, since 1989. Previously, he was Chairman and Chief Executive Officer of Lorimar Telepictures Corporation, an entertainment firm. Mr. Adelson has been a director of Time Warner, Inc., a media and communication corporation, since 1989. Mr. Adelson served as Vice Chairman of Warner Communications, Inc. from January 1989 through August 1991. Mr. Adelson is a director of 7th Level, Inc., a video graphics developer. Mr. Adelson has served as a Managing Member of Adelson Investors, LLC, a private venture capital fund, since February 1996.


    The Company's Certificate of Incorporation provides for a classified Board of Directors consisting of three classes of directors, each serving staggered three-year terms. As a result, approximately one-third of the Company's Board of Directors will be elected each year. Yves Faroudja, Michael Moone and Stuart Buchalter have been designated Class 1 directors and were reelected at the 1997 Annual Meeting of Stockholders for terms expiring at the 2000 Annual Meeting of Stockholders. Merv Adelson, Kevin Kimberlin and William Turner have been designated Class 2 directors with terms expiring at the 1998 Annual Meeting of Stockholders. William Sick and Matthew Miller have been designated as Class 3 directors with terms expiring at the 1999 Annual Meeting of Stockholders. See "Description of Capital Stock--Delaware Law and Certain Charter and By-Law Provisions."


BOARD COMMITTEES

    EXECUTIVE COMMITTEE. The Executive Committee of the Board of Directors reviews and monitors the Company's annual operating and capital expense budgets, and acts as the Board of Directors' nominating committee with respect to the selection of independent directors. Merv Adelson, Matthew Miller and Yves Faroudja are the members of the Executive Committee and Yves Faroudja is its chairman.

    AUDIT COMMITTEE. The Audit Committee of the Board of Directors (i) reviews the results and scope of the annual audit and other services provided by the Company's independent auditors, (ii) reviews and evaluates the Company's internal audit and control functions and (iii) monitors transactions between the Company and its employees, officers and directors. Kevin B. Kimberlin and Stuart D. Buchalter are the members of the Audit Committee.

    COMPENSATION COMMITTEE. The Compensation Committee of the Board of Directors administers the Company's stock option and stock purchase plans and designates compensation levels for the Company's executive officers and directors. William J. Turner and William N. Sick, Jr. are the members of the Compensation Committee.

BOARD COMPENSATION


    Directors received no fees for serving on the Board of Directors during 1996 but were reimbursed for all reasonable expenses incurred by them in attending Board of Directors and Committee meetings. Commencing in August 1997, non-employee directors will receive an annual retainer of $7,500, payable in Common Stock on the day after the annual meeting of stockholders. In addition, each non-employee director will receive $650 for each Board of Directors meeting attended and $375 for each Committee meeting attended. Non-employee directors are also eligible to participate in the Directors Plan. See "--Stock Plans--1997 Non-Employee Directors Stock Option Plan." On August 13, 1997 the Company issued 750 shares of its Common Stock to each of Stuart D. Buchalter, Merv Adelson, William N. Sick, William J. Turner and Kevin B. Kimberlin as their annual retainer for serving as directors of the Company. Under a consulting agreement between the Company and Matthew D. Miller, the Company paid Mr. Miller a consulting fee of $7,000 per month from July 1997 through August 1997, and will pay Mr. Miller $5,000 per month for the balance of the term of the agreement. The Company paid Mr. Miller $35,645 and $28,000 in consulting fees during fiscal 1996 and the nine months ended September 30, 1997, respectively. To date, Merv Adelson has not received any compensation under his consulting agreement with the Company. See "Certain Transactions--Consulting Agreements."


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    In January 1997, the Compensation Committee of the Board of Directors was formed, consisting of William N. Sick, Jr. and William J. Turner. No member of the Compensation Committee was or is an officer or employee of the Company or any of its subsidiaries. No executive officer of the Company serves as a member of the Board of Directors or Compensation Committee of any entity which has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

EXECUTIVE COMPENSATION

    The following table sets forth all compensation received for services rendered to the Company and the Company's subsidiaries in all capacities during the fiscal year ended December 31, 1996 by (i) the Company's Chief Executive Officer and (ii) the Company's other executive officers whose total compensation exceeded $100,000 during such fiscal year (together, the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                                    LONG-TERM
                                                                                  COMPENSATION
                                                  ANNUAL COMPENSATION(1)          -------------
                                           -------------------------------------   SECURITIES
                                                                       OTHER       UNDERLYING
                                                                      ANNUAL         OPTIONS        ALL OTHER
NAME AND PRINCIPAL POSITION                SALARY ($)    BONUS     COMPENSATION      (#)(2)      COMPENSATION(3)
-----------------------------------------  ----------  ----------  -------------  -------------  ---------------
Michael J. Moone
  President, Chief Executive
  Officer and Director(4)................  $  175,000  $  150,000       --             528,932      $   4,750

Michael C. Hoberg
  Vice President--Finance and Chief
  Financial Officer(5)...................     135,000      --           --              75,000         --

Yves C. Faroudja
  Chief Technical Officer, Secretary and
  Director(6)............................     198,500      --           --             --               2,464

Donald S. Butler
  Vice President--Engineering(7).........     200,000      30,512       --             195,964         --

------------------------

(1) Excludes perquisites and other personal benefits which for each Named Executive Officer did not exceed the lesser of (i) $50,000 or (ii) 10% of the total annual salary and bonus for such officer. The bonus for each executive varies annually based on a variety of factors. Accordingly, the bonus reported for each executive is the actual amount earned in 1996, not an annualized amount.

(2) These shares are issuable upon exercise of stock options granted under the 1995 Option Plan.

(3) Represents matching contributions by the Company under its 401(k) plan.

(4) Mr. Moone joined the Company in June 1996, and the amount reported represents his salary in 1996 on an annual basis. Commencing in January 1997, Mr. Moone's base salary was increased to $250,000. Includes a grant of options to purchase 456,432 shares under the 1995 Option Plan at an exercise price of $3.83 and a grant of options to purchase 72,500 shares under the 1995 Option Plan at an exercise price of $3.91. The options vest over four years.

(5) Mr. Hoberg joined the Company in December 1996, and the amount reported represents his salary on an annual basis. He is eligible for a discretionary bonus at the end of the year. Includes a grant of options to purchase 75,000 shares under the 1995 Option Plan at an exercise price of $3.91. The options vest over four years.

(6) Mr. Faroudja served as the Company's President prior to June 1996, and currently serves as the Company's Chief Technical Officer, Chairman of the Executive Committee, Secretary and Director of the Board of Directors. Under his employment agreement, Mr. Faroudja will receive a salary of up to $200,000 for each of fiscal 1997 and fiscal 1998 depending on the amount of time he devotes to the Company.

(7) Mr. Butler joined the Company in May 1996 and received an annualized salary of $200,000. Commencing in May 1997, Mr. Butler's base salary was increased to $220,000. He is eligible for a discretionary bonus at the end of the year. Includes a grant of options to purchase 172,964 shares under the 1995 Option Plan at an exercise price of $3.83 and a grant of options to purchase 23,000 shares under the 1995 Option Plan at an exercise price of $3.91. The options vest over four years.

    Kenneth S. Boschwitz joined the Company in June 1997 as its Vice President--Business Development and General Counsel, and will receive a pro-rated annual salary of $150,000 in 1997. He is also eligible for a discretionary bonus at the end of the year. He was granted options to purchase 80,000 shares under the 1997 Option Plan at an exercise price of $7.50. Mr. Boschwitz's option vests over four years. If Mr. Boschwitz is terminated without cause during his first year of employment with the Company, he will receive a severance of $75,000. Thomas A. Harvey joined the Company in June 1997 as its Vice President--Sales and Marketing and will receive a pro-rated salary of $200,000 in 1997. In addition, he received a signing bonus of $50,000 in July 1997 and is eligible for a discretionary bonus at the end of the year. He was granted options to purchase 100,000 shares under the 1997 Option Plan at an exercise price of $7.50. Mr. Harvey's options vest over four years. If Mr. Harvey is terminated without cause during his first year of employment with the Company, he will receive a severance of $125,000 which will be paid over 12 months.

STOCK OPTION GRANTS

    The following table provides information relating to stock options awarded to each of the Named Executive Officers during the fiscal year ended December 31, 1996.

                       OPTION GRANTS IN LAST FISCAL YEAR


                                                                                                POTENTIAL REALIZABLE
                                                                                                  VALUE AT ASSUMED
                                                     INDIVIDUAL GRANTS(1)                         ANNUAL RATES OF
                                  ----------------------------------------------------------        STOCK PRICE
                                     NUMBER OF       % OF TOTAL                                   APPRECIATION FOR
                                    SECURITIES         OPTIONS       EXERCISE                      OPTION TERM(2)
                                    UNDERLYING         GRANTED       PRICE PER   EXPIRATION   ------------------------
NAME                              OPTIONS GRANTED   TO EMPLOYEES       SHARE        DATE        5% ($)      10% ($)
--------------------------------  ---------------  ---------------  -----------  -----------  ----------  ------------
Michael J. Moone................        345,928           27.42%     $    3.83     06/24/06   $  833,226  $  2,111,556
Michael J. Moone................        110,504            8.76           3.83     07/08/06      266,167       674,520
Michael J. Moone................         72,500            5.75           3.91     12/31/06      178,276       451,786
Michael C. Hoberg...............         75,000            5.95           3.91     12/31/06      184,423       467,365
Donald S. Butler................        172,964(3)        13.71           3.83     05/06/06      416,613     1,055,778
Donald S. Butler................         23,000(3)         1.82           3.91     12/31/06       56,557       143,325


------------------------

(1) Each of these options was granted pursuant to the 1995 Option Plan. These options were granted at an exercise price equal to the fair market value of the Company's Common Stock as determined by the Board of Directors of the Company on the date of grant, and vest over a four year period at the rate of 25% of the shares on the first anniversary of the date of grant and 1/48th of the shares each month thereafter. The term of each option is ten years.

(2) Potential gains are net of the exercise price but before taxes associated with the exercise. The 5% and 10% assumed annual rates of compounded stock appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the future Common Stock price. Actual gains, if any, on stock option exercises are dependent on the future financial performance of the Company, overall market conditions and the option holders' continued employment through the vesting period.


(3) Mr. Butler entered into an agreement with the Company on March 6, 1996, pursuant to which Mr. Butler will receive a bonus of $1.08 per each option upon exercise of such options, up to an aggregate of 138,370 options, or $150,000.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

    There were no stock options exercised by Named Executive Officers during the year ended December 31, 1996. The following table sets forth certain information regarding stock options held as of December 31, 1996 by the Named Executive Officers.

                                                   FISCAL YEAR-END OPTION VALUES
                                   --------------------------------------------------------------
                                        NUMBER OF SECURITIES
                                       UNDERLYING UNEXERCISED           VALUE OF UNEXERCISED
                                    OPTIONS AT DECEMBER 31, 1996        IN-THE-MONEY OPTIONS
                                                (#)                    DECEMBER 31, 1996 ($)
                                   ------------------------------  ------------------------------
NAME                                 EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
---------------------------------  ---------------  -------------  ---------------  -------------
Michael J. Moone.................        --              456,432         --           $  36,515
Michael J. Moone.................        --               72,500(2)       --             --
Michael C. Hoberg................        --               75,000(2)       --             --
Donald S. Butler.................        --              172,964         --              13,837
Donald S. Butler.................        --               23,000(2)       --             --

------------------------

(1) Calculated by determining the difference between the exercise price of such option and the fair market value of the Company's Common Stock at December 31, 1996, multiplied by the total number of shares subject to the option.

(2) These options were granted at an exercise price of $3.91 per share.


    The Board of Directors determined that the fair value of the Common Stock at December 31, 1996 was $3.91 per share, after taking into consideration the purchase price of $3.83 per share paid by the Investor Group in March 1996 and assessing operations as of that date.


STOCK PLANS


    1997 NON-EMPLOYEE DIRECTORS STOCK OPTION PLAN. The Directors Plan provides for the grant of nonqualified stock options to non-employee directors of the Company. The Directors Plan was adopted by the Company's Board of Directors in December 1996 and approved by its stockholders in January 1997, at which time 100,000 shares of Common Stock were authorized for issuance thereunder. Under the Directors Plan, each non-employee director is eligible to receive options exercisable for the Company's Common Stock. As of September 30, 1997, there were options to purchase 45,605 shares of Common Stock outstanding under the Directors Plan, none of which have been exercised. Unless terminated sooner the Directors Plan will terminate in 2007.


    Options granted under the Directors Plan shall be exercisable in whole or in part at all times during the period beginning on the date of grant until the earlier of (i) ten years from the date of grant, and (ii) one year from the date on which a grantee ceases to be a non-employee director, subject to certain vesting requirements which may be imposed by the committee designated by the Board of Directors to administer the Directors Plan or by the Board of Directors if no such committee has been designated. No director option granted under the Directors Plan is transferable by the optionee except by will or by the laws of descent or distribution, and each director option is exercisable during the lifetime of the optionee only by such optionee. The exercise price of each director option is equal to the fair market value of the Common Stock on the date of grant. In the event of a merger of the Company with or into another corporation, or the sale of substantially all of the assets of the Company, the Directors Plan shall terminate and each director option issued thereunder shall become fully exercisable.


    1995 STOCK OPTION PLAN. On August 1, 1995, the Company's Board of Directors and its stockholders approved the 1995 Option Plan to succeed the 1993 Stock Option Plan. The 1995 Option Plan was amended on August 19, 1996, February 11, 1997, April 30, 1997 and June 13, 1997. The 1995 Option Plan provides for the grant to employees of the Company of incentive stock options within the meaning of Section 422 of the Code, and for the grant of nonstatutory stock options to employees and consultants of the Company. A total of 1,225,000 shares of Common Stock have been reserved for issuance under the 1995 Option Plan. As of September 30, 1997, 1,213,560 shares were subject to outstanding options, and 7,380 shares had been issued upon exercise of stock options granted under the 1995 Option Plan. The exercise price of all incentive stock options granted under the 1995 Option Plan must be at least equal to the fair market value of the Common Stock on the date of grant. The exercise price of all nonstatutory stock options granted under the 1995 Option Plan must be at least 85% of the fair market value of the Common Stock on the date of grant. With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of stock of the Company, the exercise price of any incentive or nonstatutory stock option granted must equal at least 110% of the fair market per share value on the grant date and the maximum term of the option may not exceed five years. The term of all other options granted under the 1995 Option Plan may not exceed ten years. Options granted under the 1995 Option Plan are not transferable by the optionee except by will or by the laws of descent or distribution, and are exercisable during the lifetime of the optionee only by such optionee. As of September 30, 1997, options to purchase 1,213,560 shares of Common Stock were outstanding. No additional options to purchase Common Stock will be issued under the 1995 Option Plan.


    The 1995 Option Plan is administered by the Board of Directors, or a committee designated by the Board of Directors, which, among other things, selects the optionees and interprets and implements the 1995 Option Plan. Most options vest over three or four years. The 1995 Option Plan may be amended at any time by the Board of Directors, although certain amendments require stockholder approval.

    In the event of a merger of the Company with or into another corporation, or the sale of substantially all of the assets of the Company, the 1995 Option Plan shall terminate and each option issued thereunder shall become fully exercisable.


    1997 PERFORMANCE STOCK OPTION PLAN. In January 1997, the Company's Board of Directors adopted and its stockholders approved the 1997 Option Plan to succeed the 1995 Option Plan. The 1997 Option Plan was amended on June 13, 1997. The 1997 Option Plan provides for the granting to employees (including officers and employee directors) of incentive stock options within the meaning of Section 422 of the Code, and for the granting to employees (including officers and employee directors) and consultants of nonstatutory stock options. Unless terminated sooner, the 1997 Option Plan will terminate automatically in 2007. The Board of Directors has authority to amend, suspend or terminate the 1997 Option Plan, provided that no such action may affect any share of Common Stock previously issued and sold or any option previously granted under the 1997 Option Plan. A total of 725,000 shares of Common Stock have been reserved for issuance under the 1997 Option Plan. As of September 30, 1997, there were options to purchase 377,925 shares of Common Stock outstanding under the 1997 Option Plan, none of which have been exercised.


    The 1997 Option Plan may be administered by the Board of Directors or a committee designated by the Board (the "Administrator"), which committee is required to be constituted to comply with Section 16(b) of the Securities Exchange Act of 1934, as amended, and applicable laws. The Administrator has the power to determine the terms of the options granted, including the exercise price, the number of shares subject to the option and the exercisability thereof, and the form of consideration payable upon exercise. Options granted under the 1997 Option Plan are not transferable except by will or by the laws of descent and distribution and may only be exercised by the holder of such options or by the holder's legal representative. Options granted under the 1997 Option Plan must be exercised within three months of the end of the optionee's status as an employee or consultant of the Company, or within twelve months after such optionee's termination by death or disability, but in no event later than the expiration of the option term. The exercise price of all nonstatutory stock options granted under the 1997 Option Plan shall be determined by the Administrator. With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of the Company's outstanding capital stock (a "10% Stockholder"), the exercise price of any stock option granted to such participant must equal at least 110% of the fair market value per share on the date of grant. The exercise price of incentive stock options for all other employees shall be no less than 100% of the fair market value per share on the date of grant and the exercise price of nonstatutory stock options shall be no less than 85% of the fair market value per share on the date of grant. The maximum term of an option granted under the 1997 Option Plan may not exceed ten years from the date of grant (five years in the case of an incentive stock option granted to a 10% Stockholder).

    In the event of a merger of the Company with or into another corporation, or the sale of substantially all of the assets of the Company, the 1997 Option Plan shall terminate and each option issued thereunder shall become fully exercisable.


    1997 EMPLOYEE STOCK PURCHASE PLAN. The Purchase Plan was approved by the Company's Board of Directors and stockholders in January 1997 and amended on August 12, 1997 and September 30, 1997. The Purchase Plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Code. An aggregate of 400,000 shares of the Company's Common Stock are reserved for offering under the Purchase Plan and are available for purchase thereunder, subject to adjustment in the event of a stock split, stock dividend or other similar change in the Common Stock or the capital structure of the Company. Employees are eligible to participate if they are regularly employed by the Company for at least 20 hours per week and more than five months per calendar year. As of the date of this Prospectus no shares of the Company's Common Stock have been purchased pursuant to the Purchase Plan.



    Under the Purchase Plan, offering periods will commence on the first trading day on or after August 1 and February 1 of each year and terminate on the last trading day in periods ending 24 months later, except that the first offering period shall begin on the effective date of this Offering and end on the last trading day in the period ending August 1, 1999. Payroll deductions may be from 1% to 10% (in whole percentage increments) of a participant's compensation. The per share price at which shares of Common Stock are to be purchased pursuant to the Purchase Plan is an amount equal to 85% of the fair market value (as defined) of a share of Common Stock on the first day of any offering period or on an exercise date, whichever is lower. On the enrollment date of each offering period, eligible employees are granted an option to purchase every six months (an exercise date) during such offering period up to a number of shares of Common Stock determined by dividing such employee's payroll deductions accumulated prior to such exercise date by the applicable purchase price. In no event shall an employee be permitted to purchase during each purchase period more than a number of shares determined by dividing $12,500 by the fair market value of a share of Common Stock on the enrollment date. In the event the fair market value at the end of a purchase period is less than the fair market value at the beginning of the offering period, the participants will be withdrawn from the current offering period following exercise and will automatically be re-enrolled in a new offering period. The new offering period will use the lower fair market value as of the first date of the new offering period to determine the purchase price for future purchase periods.


    In the event of a sale of substantially all of the assets of the Company or a merger of the Company with or into another corporation, the Purchase Plan provides that each option under the Purchase Plan be assumed or an equivalent option substituted by the successor corporation, unless the Board of Directors decides to shorten the offering period or to cancel each outstanding option and refund all sums collected from participants during the offering period then in progress. Unless terminated sooner, the Purchase Plan will terminate ten years from its effective date. The Board of Directors has authority to amend or terminate the Purchase Plan, provided, however, no such action may adversely affect the rights of any participant.

    401(k) PLAN. The Company has adopted the Faroudja Laboratories 401(k) Plan (the "401(k) Plan"), which is intended to qualify under Section 401(k) of the Code. All employees of the Company and its subsidiaries who have attained 21 years of age and have met the plan's service requirements, including employment with the Company for at least 1 year, are eligible to participate in the 401(k) Plan. Each eligible employee may contribute to the 401(k) Plan, through payroll deductions, up to $9,500 (adjusted annually after 1995 for cost-of-living increases), subject to statutory limitations imposed by the Internal Revenue Service. The Company has the discretion to match employee contributions under the 401(k) Plan. Under Section 401(k) of the Code, contributions by employees or by the Company to the 401(k) Plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the 401(k) Plan, and contributions by the Company will be deductible by the Company when made. On April 19, 1996, the 401(k) Plan was amended by the Board of Directors of the Company. Pursuant to such amendment and effective as of January 1, 1996, the Company matches 50% of employee contributions under the 401(k) Plan, matching contributions made by the Company vest over 4 years, and the waiting period before which employees become eligible to participate in the 401(k) Plan was decreased to 1 month.

EMPLOYMENT AGREEMENTS


    In March 1996, the Company entered into an employment agreement with Yves C. Faroudja for a term of two years, pursuant to which Mr. Faroudja is to serve as Chief Technical Officer of the Company at an annual base salary of $100,000 for the first year and $66,600 for the second year. Mr. Faroudja is required to devote at least one-half of his time to the Company during the first year of the agreement and at least one-third of his time to the Company during the second year of the agreement. Mr. Faroudja may not engage in any other business activities that interfere with the performance of his duties under his agreement with the Company, and the agreement contains a covenant not to compete. Mr. Faroudja is not currently employed by another company. Mr. Faroudja's annual base salary will increase proportionately if Mr. Faroudja contributes more than one-half of his time to the Company during the first year and/or more than one-third of his time to the Company during the second year of his employment with the Company, with a maximum annual base salary during the first and second years of $200,000 for each year. Mr. Faroudja is entitled under the agreement to participate in all insurance and benefit plans generally available to the employees of the Company. If Mr. Faroudja is terminated without cause (as defined in the agreement), Mr. Faroudja will be entitled to receive his annual base salary and continuation of his benefits through the term of the agreement. If Mr. Faroudja is terminated for any other reason, he will be entitled only to his accrued and annual unpaid base salary.


    On July 8, 1996, the Company entered into an employment agreement with Michael J. Moone for a term of four years, pursuant to which Mr. Moone is to serve as President, Chief Executive Officer and a director of the Company at an annual base salary of $175,000. Effective January 1, 1997, Mr. Moone's annual base salary was increased to $250,000. Mr. Moone is entitled to receive an annual bonus of up to 100% of his annual base salary at the discretion of the Board of Directors. Mr. Moone is entitled to participate in all insurance and benefit plans generally available to the employees of the Company. Mr. Moone was granted options under the 1995 Option Plan to purchase 456,432 shares at an exercise price of $3.83 per share and 72,500 shares at an exercise price of $3.91 per share. If Mr. Moone's employment is terminated for any reason, he is entitled to his accrued and unpaid annual base salary and bonus. However, if Mr. Moone dies and the Company has not obtained life insurance for the benefit of Mr. Moone's estate, the Company is required to pay his estate three month's annual base salary and bonus.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

    The Company believes that the provisions in its Certificate of Incorporation and By-Laws and the separate indemnification agreements outlined below are necessary to attract and retain qualified persons as directors and officers.

    The Company's Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a company will not be personally liable for monetary damages for breach of their fiduciary duties as directors except for liability (i) for any breach of their duty of loyalty to the company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments or dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

    The Company's By-Laws provide that the Company shall indemnify its officers and directors and may indemnify its employees and other agents to the fullest extent permitted under Delaware Law, including in those circumstances where indemnification would otherwise be discretionary. The Company believes that indemnification under its By-Laws covers at least negligence and gross negligence on the part of indemnified parties. The By-Laws authorize the use of indemnification agreements, and the Company has entered into indemnification agreements with each of its directors that are in some respects broader than the specific indemnification provisions contained in Delaware Law. The indemnification agreements may require the Company, among other things, to indemnify such directors against certain liabilities that may arise by reason of their status or service as directors (other than liabilities arising from willful misconduct of a culpable nature) and to advance expenses reasonably expected to be incurred in defending any proceeding against them for which they would receive indemnification. The Company has obtained directors and officers liability insurance with respect to certain matters, including matters arising under the Securities Act.


    At present, there is no pending litigation or proceeding involving any director, officer, employee or agent of the Company where indemnification will be required or permitted. The Company is not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

                              CERTAIN TRANSACTIONS

1996 FINANCING

    In March 1996, (i) the Company issued 1,043,105 shares of Common Stock for an aggregate purchase price of $4.0 million to the Investor Group, of which 213,642 shares were issued to Adelson, 682,153 shares were issued to Investors LLC and 147,310 shares were issued to Images, (ii) the Investor Group purchased a total of 3,569,395 shares of Common Stock from Yves and Isabell Faroudja for an aggregate purchase price of $14.0 million, of which 731,062 shares were purchased by Adelson, 2,334,253 shares were purchased by Investors LLC and 504,080 shares were purchased by Images, and (iii) Yves and Isabell Faroudja granted the Investor Group the Faroudja Option to purchase 1,537,500 shares of the Company's Common Stock for an aggregate purchase price of $6.0 million or $3.90 per share, of which Adelson had an option to purchase 486,875 shares of Common Stock for $1.9 million, Investors LLC had an option to purchase 666,250 shares of Common Stock for $2.6 million and Images had an option to purchase 384,375 shares of Common Stock for $1.5 million. The Faroudja Option was exercised by the Investor Group on September 5, 1997. The transactions described in (i) and (ii) above are collectively referred to herein as the "Equity Purchase."


    Kevin Kimberlin, a director of the Company, is a general partner of, and has a beneficial interest in the shares held by, Images. Kevin Kimberlin Partners, L.P. provided a secured loan of $1.0 million to Investors LLC to assist in the exercise of that portion of the Faroudja Option that Investors LLC holds. Mr. Kimberlin is the general partner of Kevin Kimberlin Partners, L.P. Spencer Trask Securities, Incorporated organized Investors LLC and served as the placement agent for the Equity Purchase, receiving a fee of $2.1 million. ST Partners, L.P., of which Kevin Kimberlin is the general partner, is the majority shareholder of Spencer Trask Holdings, Incorporated, the sole shareholder of Spencer Trask Securities, Incorporated.


    Merv Adelson and Stuart Buchalter, directors of the Company, are, respectively, the managing member and an officer of Adelson.

    As part of the Equity Purchase, the Investor Group received certain registration rights which provide that 180 days following the completion of an initial public offering, the Company must file a registration statement under the Securities Act, to register the shares held by members of the Investor Group. Under this agreement the Company must pay for all of the expenses incurred with the registration other than selling commissions and discounts. See "Description of Capital Stock--Registration Rights."

SUBCHAPTER S DISTRIBUTIONS

    One of the Company's predecessor entities, FLI, elected to be taxed as an S Corporation. Yves Faroudja and Isabell Faroudja, as stockholders of such predecessor entity, received for 1994, 1995 and 1996 aggregate S Corporation distributions of $1.5 million, $1.4 million and $4.0 million, respectively.

YVES FAROUDJA LICENSE AGREEMENT


    On January 20, 1997 (the "Effective Date"), the Company entered into a license agreement (the "License Agreement") with Yves Faroudja with respect to all intellectual property, including all rights in inventions, works of authorship and designs owned by Mr. Faroudja prior to the Effective Date (collectively, the "Faroudja Technology"), pursuant to which (1) Mr. Faroudja granted to the Company a worldwide, perpetual, royalty-free, sublicensable license to exploit the Faroudja Technology and (2) Yves Faroudja assigned to the Company his rights to all intellectual property, including all rights in inventions, works of authorship and designs, first owned by him during the period commencing on the Effective Date and ending on the date (the "Termination Date") Yves Faroudja ceases to be an employee of the Company. The Company's license to the Faroudja Technology in the field of data processing for electronically displaying images to the human eye (the "Company Field") is exclusive subject to licenses previously granted by Mr. Faroudja. Mr. Faroudja has retained the non-exclusive, nontransferrable rights to exploit the Faroudja Technology outside of the Company Field. Prior to entering into the License Agreement, Mr. Faroudja had granted licenses to the Faroudja Technology to approximately 20 other companies including NEC for various applications such as video recorders and players, color TV cameras, broadcast encoders, and video compression and decompression equipment. Although these licenses are within the Company Field, the Company believes that such licenses relate to products and technologies outside of the Company's present and proposed areas of activity. Yves Faroudja, the Company and GI are parties to a royalty free, world-wide license agreement dated May 1, 1996 pursuant to which GI licensed certain patents to the Company and the Company licensed certain patents to GI relating to video compression and decompression. As a result of that agreement, GI could produce products in the field of scan conversion of source material presented to a compression system competitive with certain present or proposed products of the Company. The Company does not believe that the license with GI or the other licenses referenced above will materially assist these licensees in producing products competitive with present or proposed products of the Company, either because the items of Faroudja Technology licensed to the respective licensees do not represent the current state of the art of such technology practised by the Company or do not represent all elements of the technology necessary for the respective licensees to produce products which compete with the Company's products. During the term of his employment agreement with the Company, Mr. Faroudja is prohibited from exploiting non-exclusive rights to the Faroudja Technology in a manner which is competitive with the Company. After the term of that employment agreement, in the event that Mr. Faroudja or the Company choose to exploit their non-exclusive rights outside the Company Field separately, the activities of Mr. Faroudja may compete with the activities of the Company. The Company enjoys certain other rights pursuant to the License Agreement, including the rights (1) to control the preparation, filing, and prosecution of additional patent applications covering the licensed intellectual property prior to the Termination Date and (2) to bring actions against third parties that apparently infringe the licensed intellectual property and to retain the recovery, if any, from such actions, except that if the Company elects not to enforce an action against an infringer of its intellectual property whose infringement occurs outside the Company Field, Yves Faroudja may, beginning nine months after the Company's receipt of notice of an infringing action, institute an action against such infringer.


    As consideration for the License Agreement, Yves Faroudja was granted a warrant to purchase 100,000 shares of Common Stock at an exercise price of $7.50 per share. The warrant vests as to 1/36th of the total shares for each full month after January 20, 1997 provided that Yves Faroudja is then either (i) employed by the Company (as a full or part-time employee), or (ii) acting as a member of the Board of Directors of the Company. Certain registration rights and anti-dilution provisions are provided to Yves Faroudja as contained therein.

CONSULTING AGREEMENTS

    In September 1994, the Company entered into a six month consulting services agreement with M-Squared, pursuant to which M-Squared agreed to render consulting services to the Company in connection with (i) providing advice on strategic alternatives for the Company, (ii) the preparation of the Company's business plan, and (iii) other specific projects related to the intellectual property of the Company. Matthew Miller, a director of the Company, is president and the sole member of M-Squared. Pursuant to this agreement, (i) the Company paid M-Squared $50,000 for consulting services, and (ii) Mr. Faroudja is obligated to pay Mr. Miller the aggregate sum of $120,000, representing 2% of the exercise price for the Faroudja Option, contingent upon the exercise of such options.

    In July 1997, the Company entered into a consulting services agreement with Matthew D. Miller, which agreement supersedes all prior existing arrangements among M-Squared, Mr. Miller and the Company. Pursuant to this agreement, Mr. Miller agreed to advise the Company on strategic, technology and communications matters and will provide such assistance and advice related to such matters as the Company may request. This agreement is for a term of one year, is renewable upon the mutual consent of Mr. Miller and the Company's Board of Directors and may be cancelled on four weeks notice if the Company's Board of Directors is not satisfied with Mr. Miller's performance. Under the agreement, the Company paid Mr. Miller a consulting fee of $7,000 per month from July 1997 through August 1997, and will pay Mr. Miller $5,000 per month for the balance of the term of the agreement. Mr. Miller may also receive a performance-based year-end bonus which shall be determined by the Company's Board of Directors in its sole discretion. The Company issued to Mr. Miller an option to purchase 50,000 shares of Common Stock at an exercise price of $9.50 per share (the "Miller Option") under the agreement. The Miller Option has a term of three years and vests as to 1/24th of the option shares each month during the first year after the date of grant and as to an additional 1/2 of the option shares one year after the date of grant.

    In December 1996, the Company entered into a three year consulting agreement ("Adelson Consulting Agreement") with Merv Adelson, a director of the Company, pursuant to which Mr. Adelson agreed to provide certain consulting services in the analysis and implementation of potential strategic alliances ("Proposed Strategic Alliances") in the specific field of TV signal enhancement for TV, cable TV, satellite TV and DVDs, including, but not limited to (i) providing the Company with a list of possible corporate investors, partners, customers, buyers, lenders and joint ventures ("Proposed Strategic Alliance Partners"),
(ii) coordinating and making approaches to Proposed Strategic Alliance Partners, and (iv) assisting in the negotiation of the principal forms of Proposed Strategic Alliances and preparation of all contracts, documents, approvals and related matters necessary to consummate a Proposed Strategic Alliance with a Proposed Strategic Alliance Partner. The Company has agreed to compensate Mr. Adelson for any strategic alliance or combination of strategic alliances during the term of the agreement in which the Company receives consideration (as defined in the agreement) of at least $5 million, through the issuance of a three year warrant to Adelson for the purchase of 65,152 shares of Common Stock with an exercise price of $0.15 per share ("Adelson Contingent Warrant"). During the term of the Consulting Agreement, the Company also agreed to use its best efforts to cause the election to the Board of Directors of Mr. Adelson (or a designee of Mr. Adelson reasonably acceptable to the Board of Directors) and an additional designee of Mr. Adelson reasonably acceptable to the Board of Directors. Mr. Buchalter serves on the Board of Directors as Mr. Adelson's designee.

LICENSE AGREEMENT WITH S3

    In March 1997, the Company entered into a license agreement with S3, a leading supplier of advanced graphics accelerators for use in mainstream multimedia PC systems. Under the terms of the agreement, the Company and S3 are working jointly to develop integrated circuits incorporating the Company's video processing technologies for use in PCs. The Company granted to S3 a worldwide license to certain technology, including line doubling, detail enhancement, cross-color suppression, motion tracking and compensation, and digital compression filtering technology. Portions of such license are exclusive for certain markets for a period of five years provided that performance criteria, including minimum license fees are satisfied. The Company is obligated to negotiate with S3 to extend the five year period. See "Business--Strategic Relationships." No director, officer or affiliate of S3 is an affiliate of the Company.


    On June 30, 1997, the Company issued 526,316 shares of Common Stock to S3 for an aggregate purchase price of $5.0 million. Under the terms of the Stock Purchase Agreement and an Investor's Rights Agreement, S3 is entitled to certain anti-dilution and registration rights as described therein. The Stock Purchase Agreement provides that S3 shall receive additional shares if the Offering price is less than $9.50 per share. The Stock Purchase Agreement provides that if the Offering price does not exceed $9.00 per share, the Company will issue to S3 (without payment of further consideration), that number of shares of Common Stock that equals the difference between (i) $5 million divided by the Offering price, and (ii) 526,316, the aggregate number of shares issused to S3 under the Stock Purchase Agreement. Assuming an Offering price of $9.00, S3 will be entitled to 29,240 additional shares of Common Stock. Moreover, S3 may send an observer to attend meetings of the Company's Board of Directors and committees thereof and, in this respect, S3 is entitled to receive copies of all notices, minutes, consents and other materials that the Company provides to its directors, except that the Company may exclude the observer from a meeting of the Board of Directors or portion thereof if (i) such meeting concerns the relationship between the Company and S3 or (ii) if such attendance would result in disclosure of trade secrets to S3 or would adversely affect the attorney-client privilege between the Company and its counsel. See "Description of Capital Stock--Registration Rights."


    The Company believes that all of the transactions set forth above were made on terms no less favorable to the Company than could have been obtained from unaffiliated third parties. All future transactions, including loans, between the Company and its officers, directors, principal stockholders and their affiliates will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested outside directors, and will continue to be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

                       PRINCIPAL AND SELLING STOCKHOLDERS


    The following table sets forth certain information known to the Company with respect to beneficial ownership of the Company's Common Stock as of September 30, 1997 and as adjusted to reflect the sale of shares offered hereby by the Company for (i) each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each of the Company's directors, (iii) each Named Executive Officer, (iv) all executive officers and directors as a group and (v) the stockholder (the "Selling Stockholder") that has granted the Underwriters an over-allotment option. A total of 8,751,895 shares of the Company's Common Stock were issued and outstanding. Except as indicated in the footnotes to the table, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable. Except as otherwise indicated, the address of each of the persons in this table is as follows: c/o Faroudja, Inc., 750 Palomar Avenue, Sunnyvale, California, 94086.



                                                                BENEFICIAL OWNERSHIP                   BENEFICIAL OWNERSHIP
                                                                 BEFORE OFFERING(1)        SHARES        AFTER OFFERING(1)
                                                               -----------------------     TO BE      -----------------------
BENEFICIAL OWNER                                                 SHARES      PERCENT      SOLD(2)       SHARES      PERCENT
-------------------------------------------------------------  ----------  -----------  ------------  ----------  -----------
Yves C. Faroudja(3)..........................................   2,077,778        23.7%       --        2,077,778        17.6%
Adelson Investors, LLC(4) ...................................   1,431,579        16.4        --        1,431,579        12.2
  10900 Wilshire Boulevard
  Los Angeles, CA 90024
Faroudja Images Investors, LLC(5) ...........................   3,682,656        42.1       450,000    3,232,656        27.5
  c/o Spencer Trask Securities, Inc.
  535 Madison Avenue
  New York, New York 10022
Roger K. Baumberger(5).......................................   3,682,656        42.2        --        3,232,656        27.5
Images Partners, L.P.(6) ....................................   1,035,765        11.8        --        1,035,765         8.8
  c/o Spencer Trask Securities, Inc.
  535 Madison Avenue
  New York, New York 10022
Michael J. Moone(7)..........................................     159,351         1.8        --          159,351         1.3
Michael C. Hoberg(8).........................................      --                        --           --
Donald S. Butler(9)..........................................      64,861       *            --           64,861       *
William J. Turner(10)........................................         750       *            --              750       *
Kevin B. Kimberlin(6)........................................   1,544,448        17.6        --        1,544,448        13.1
Matthew D. Miller(11)........................................       8,333       *            --            8,333       *
William N. Sick, Jr.(12).....................................         750       *            --              750       *
Merv L. Adelson(4)(13).......................................   1,432,329        16.4        --        1,432,329        12.2
Stuart D. Buchalter(14)......................................      10,197       *            --           10,197       *
S3 Incorporated(15) .........................................     526,316         6.0        --          526,316         4.5
  2801 Mission College Boulevard
  Santa Clara, California 95052
All directors and executive officers as a group (12
  persons)(16)...............................................   5,298,797        58.8%       --        5,298,797        44.1%


------------------------

 *  Less than 1%


 (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of September 30, 1997 are deemed outstanding. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.


 (2) Shares to be offered only if the Underwriters' over-allotment option is exercised. See "Underwriting."

 (3) Mr. Faroudja holds the 2,077,778 shares jointly with Isabell Faroudja, his wife. Includes 27,778 shares issuable upon exercise of warrants exercisable within 60 days of September 30, 1997. Does not include rights to receive warrants to purchase 72,222 shares pursuant to the Yves Faroudja Warrant. See "Certain Transactions--Yves Faroudja License Agreement."


 (4) Mr. Adelson is the Managing Member of Adelson Investors, LLC and exercises sole voting and investment power over the shares held by that entity. Mr. Buchalter is an officer of Adelson Investors, LLC and has an interest in the profits of such firm, but does not exercise voting or investment power over the shares held by the entity. Does not include rights to receive warrants to purchase 65,152 shares pursuant to the Adelson Contingent Warrant. See "Certain Transactions--Consulting Agreements."

 (5) Roger K. Baumberger is the manager of Faroudja Images Investors, LLC. Mr. Baumberger exercises voting and investment power over the shares held by this entity, but disclaims beneficial ownership. Faroudja Images Investors, LLC has granted the Underwriters an option to purchase up to 450,000 shares of Common Stock pursuant to the over-allotment option. If the over-allotment option is exercised in full, such entities will beneficially own 3,232,656 shares, or approximately 27.5% of the then outstanding Common Stock following this Offering.

 (6) Mr. Kimberlin is a general partner of Images and exercises voting and investment power over the shares held by this entity. He also has a beneficial interest in Faroudja Images Investors, LLC.


 (7) Includes 159,351 shares issuable upon exercise of stock options exercisable within 60 days of September 30, 1997. Does not include 369,581 shares subject to options granted to Mr. Moone, which options will be fully vested on December 31, 2000. The options vest over four years, 1/4 after the first year from the date of grant and 1/48 every month thereafter.


 (8) Does not include 75,000 shares subject to options granted to Mr. Hoberg, which options will be fully vested on December 31, 2000. The options vest over four years, 1/4 after the first year from the date of grant and 1/48 every month thereafter.


 (9) Includes 64,861 shares issuable upon exercise of stock options exercisable within 60 days of September 30, 1997. Does not include 131,103 shares subject to options granted to Mr. Butler, which options will be fully vested on December 31, 2000. The options vest over four years, 1/4 after the first year from the date of grant and 1/48 every month thereafter.


(10) Mr. Turner is a limited partner of Images but he does not exercise voting or investment power over the shares held by this entity. Mr. Turner also has a beneficial interest in Faroudja Images Investors, LLC.


(11) Mr. Miller is a limited partner of Images, but he does not have voting or investment power over the shares held by this entity. Includes 8,333 shares issuable upon exercise of stock options exercisable within 60 days of September 30, 1997. Does not include 48,182 shares subject to options granted to Mr. Miller. Of these options, 6,515 will be fully vested on December 31, 1999, vesting over three years, 1/3 after the first year from the date of grant and 1/36 every month thereafter. 41,667 of these options will be fully vested on July 22, 1998, vesting over one year, 1/24 each month during the first year from the date of grant and an additional 1/2 one year after the date of grant.


(12) Mr. Sick is a limited partner of Images, but he does not exercise voting or investment power over the shares held by this entity. Does not include 26,060 shares subject to options granted to Mr. Sick, which options will be fully vested on December 31, 1999. The options vest over three years, 1/3 after the first year from the date of grant and 1/36 every month thereafter. Mr. Sick is the Chairman and Chief Executive Officer of Business Resources International which has a beneficial interest in Faroudja Images Investors, LLC.

(13) Does not include 6,515 shares subject to options granted to Mr. Adelson, which options will be fully vested on December 31, 1999. The options vest over three years, 1/3 after the first year from the date of grant and 1/36 every month thereafter.

(14) Does not include 6,515 shares subject to options granted to Mr. Buchalter, which options will be fully vested on December 31, 1999. The options vest over three years, 1/3 after the first year from the date of grant and 1/36 every month thereafter.

(15) The Stock Purchase Agreement between S3 and the Company provides that S3 shall receive additional shares if the Offering price is less than $9.50. Assuming an Offering price of $9.00, S3 will be entitled to 29,240 additional shares of Common Stock.


(16) All directors and executive officers as a group hold options and warrants to purchase 915,178 shares of the Company, which options and warrants will not have vested within 60 days of September 30, 1997, and options and warrants to purchase 260,323 shares of the Company, which options and warrants will vest within 60 days of September 30, 1997.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

    Upon the completion of this Offering, the Company will be authorized to issue 50,000,000 shares of Common Stock, par value $0.001 per share, and 5,000,000 shares of undesignated Preferred Stock, par value $0.001 per share.

COMMON STOCK


    As of September 30, 1997, there were 8,751,895 shares of Common Stock outstanding. As of September 30, 1997, options and warrants to purchase an aggregate of 1,802,242 shares of Common Stock were also outstanding. See "Management--Stock Plans."


    Holders of Common Stock are entitled to receive such dividends as may from time to time be declared by the Board of Directors of the Company out of funds legally available therefor. Holders of Common Stock are entitled to one vote per share on all matters on which the holders of Common Stock are entitled to vote and do not have any cumulative voting rights. Holders of Common Stock have no preemptive, conversion, redemption or sinking fund rights. In the event of a liquidation, dissolution or winding-up of the Company, holders of Common Stock are entitled to share equally and ratably in the assets of the Company, if any, remaining after the payment of all debts and liabilities of the Company and the liquidation preference of any outstanding Preferred Stock. The outstanding shares of Common Stock are, and the shares of Common Stock offered by the Company hereby when issued will be, fully paid and nonassessable. The rights, preferences and privileges of holders of Common Stock are subject to any series of Preferred Stock which the Company may issue in the future.

PREFERRED STOCK

    The Company's Certificate of Incorporation permits the Company's Board of Directors, without further vote or action by the stockholders, to issue shares of the Preferred Stock in one or more series and to determine the designations, preferences, voting powers, qualifications and special or relative rights or privileges of the shares of each such series, including the dividend rights, dividend rate, conversion rights, voting rights, terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences and the number of shares constituting any series or the designations of such series. These rights and privileges could limit the voting power of holders of Common Stock and restrict their rights to receive dividends or liquidation proceeds.

    The Company has granted the Board of Directors authority to issue Preferred Stock and to determine its rights and preferences, including the right to eliminate delays associated with a stockholder vote on specific issuances. The Company believes that this power to issue Preferred Stock will provide flexibility in connection with possible corporate transactions. It could also have the effect, however, of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of the Company. The Board of Directors could also utilize shares of Preferred Stock in order to adopt a stockholders' rights plan which would have the effect of further discouraging or delaying a takeover of the Company. The Company has no present plans to issue any shares of Preferred Stock. See "Risk Factors--Potential Anti-Takeover Effects of Charter Documents and Delaware Law."

WARRANTS

    Yves Faroudja was granted a warrant to purchase 100,000 shares of Common Stock at an exercise price of $7.50 per share. The warrant vests as to 1/36th of the total shares for each full month after January 20, 1997 provided that Yves Faroudja is then either (i) employed by the Company (as a full or part-time employee), or (ii) acting as a member of the Board of Directors of the Company. The warrant expires on January 20, 2002. Certain registration rights and anti-dilution provisions are provided to Yves Faroudja as contained therein.

    Adelson was granted a warrant to purchase 65,152 shares of Common Stock at an exercise price of $0.15 per share. This Adelson Contingent Warrant expires on December 31, 1999 and is fully exercisable prior to February 9, 1999, if the Company receives consideration (as defined in the Adelson Consulting Agreement) of at least $5 million from a strategic alliance or combination of strategic alliances during the term of the Adelson Consulting Agreement. See "Certain Transactions--Consulting Agreements." Certain registration rights are provided to Adelson as contained therein.

REGISTRATION RIGHTS

    Under the terms of the registration rights agreements entered into by each of Adelson Investors, LLC, Images, Roger K. Baumberger as Liquidating Trustee of Faroudja Images, Inc. and Faroudja Images Investors LLC (collectively the "Holders" and individually referred to as a "Holder") and the Company, if the Company registers its securities under the Securities Act prior to March 8, 1999 ("Initial Registration"), the Company shall prepare and file, not later than 180 days after the closing date of such Initial Registration, a registration statement under the Securities Act to permit resales of up to 4,612,500 shares of Common Stock owned by the Holders; provided, however, that a Holder may elect to exclude such Holder's shares of Common Stock from such registration. In addition, if the Company does not register its securities prior to March 8, 1999, a majority of the Holders can demand that the Company file a registration statement under the Securities Act to permit resales of up to 4,612,500 shares of Common Stock owned by the Holders. However, the Holders may require the Company on not more than one occasion to file a registration statement under the Securities Act with respect to their shares.

    Under the terms of the registration and stockholders' rights agreements entered into by and among Yves Faroudja and Isabell Faroudja, Adelson Investors, LLC, Images, Faroudja Images Investors LLC and the Company, if the Company registers its securities under the Securities Act during the five-year period commencing six months after the Initial Registration and any of the stockholders of the Company are permitted to sell stock in such registered public offering, Yves Faroudja and Isabell Faroudja, or any successor who purchases such shares (including purchasers of the Faroudja Option), shall have the right to include in such registration up to 3,587,500 shares of Common Stock that they own, subject to certain limitations. Additionally, if any officers or directors are permitted to sell any shares of Common Stock in the Initial Registration, Yves Faroudja and Isabell Faroudja, or any successor who purchases such shares (including purchasers of the Faroudja Option), will have the right to sell up to 3,587,500 shares of Common Stock that they own on the same basis.

    Under the terms of the investor's rights agreements entered into by and between S3 and the Company, if S3 owns at least 100,000 shares of Common Stock, at any time after 12 months after the effective date of the Initial Registration, S3 shall have the right to require the Company to file, not more than twice, a registration statement under the Securities Act to permit resales of up to 526,316 shares of Common Stock that it owns, subject to certain limitations, and S3 shall have the right to require the Company to file a registration statement not more than once on Form S-3 under the Securities Act to permit resales of up to 526,316 shares of Common Stock that it owns, subject to certain limitations. Further, if at any time after 12 months after the Initial Registration the Company registers any of its Common Stock under the Securities Act, S3 shall have the right to sell all of its 526,316 shares of Common Stock pursuant to such registration, subject to certain limitations. Also, under this agreement, there are indemnification provisions pursuant to which the Company has agreed to indemnify S3 and the Company's underwriters.

DELAWARE LAW AND CERTAIN CHARTER AND BY-LAW PROVISIONS

    Upon the consummation of the Offering made hereby, the Company will be subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits certain publicly-held Delaware corporations from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person or entity became an interested stockholder, unless, among other exceptions, (i) prior to the date the interested stockholder attained such status the Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (ii) the holder of two-thirds of the outstanding voting stock not owned by the interested stockholder approved the business combination, or (iii) the interested stockholder acquired 85% or more of the outstanding voting stock of the corporation in the same transaction that makes it an interested stockholder (excluding shares owned by persons who are both officers and directors of the corporation, and shares held by certain employee stock ownership plans). For purposes of Section 203, a "business combination" is defined broadly to include mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person or entity who, together with affiliates and associates, owns, or within the three immediately preceding years of a business combination did own, 15% or more of the corporation's outstanding voting stock.


    The Company's Certificate of Incorporation limits the liability of directors to the maximum extent permitted by the Delaware General Corporation Law. Delaware law provides that the directors of a corporation will not be personally liable to such corporation or its stockholders for monetary damages for breach of fiduciary duties as directors, except for liability (i) for any breach of their duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the director derives an improper personal benefit. The Company's Certificate of Incorporation and By-Laws provide that the Company shall indemnify its directors and officers to the fullest extent permitted by Delaware law and permit the Company to advance expenses to such directors and officers to defend any action for which rights of indemnification are provided in the By-Laws. The Company believes that these provisions will assist the Company in attracting and retaining qualified individuals to serve as directors and officers.


    The Company's Board of Directors is classified into three classes, with the initial terms of each class expiring at the 1997, 1998 and 1999 annual stockholders' meetings, respectively. After the expiration of each initial term, the directors in each class will be elected for three year terms. See "Management." The Board of Directors is authorized to create new directorships and to fill such positions so created. After the classification of the Board of Directors, the Board of Directors will be permitted to specify to which class such new position is assigned and the person filling such position will serve for the term applicable to that class. The Board of Directors (or its remaining members (even though less than a quorum)) is also empowered to fill vacancies on the Board of Directors occurring for any reason for the remainder of the term of the class of directors in which the vacancy occurred. The Company's Certificate of Incorporation provides that directors may be removed with cause by the vote of the holders of at least 66.66% of the voting power of the outstanding stock of the Company. The likely effect of these provisions is that they will increase the time required for the stockholders to change the composition of the Board of Directors. For example, in general, at least two annual meetings of the stockholders will be necessary for stockholders to effect a change in a majority of the members of the Board of Directors.

    The Company's By-Laws provide that for nominations for the Board of Directors or for other business to be properly brought by a stockholder before a meeting of stockholders, the stockholder must first have given timely notice thereof in writing to the Secretary of the Company. To be timely, a stockholder's notice generally must be delivered not less than 60 days nor more than 90 days prior to the annual meeting. If the meeting is not an annual meeting, the notice must generally be delivered not more than ninety days prior to the special meeting and not later than the later of 60 days prior to the special meeting or ten days following the day on which public announcement of the meeting is first made by the Company. The notice must contain, among other things, certain information about the stockholder delivering the notice and, as applicable, background about the nominee or a description of the proposed business to be brought before the meeting.

    The Company's Certificate of Incorporation and By-Laws provide that any action required or permitted to be taken by the stockholders of the Company shall be taken only at a duly called annual or special meeting of the stockholders and may not be taken by written consent. Special meetings may only be called by the Board of Directors, the Chairman of the Board of Directors or the President of the Company. These provisions could have the effect of delaying, until the next annual stockholders' meeting, stockholder actions which are favored by the holders of a majority of the outstanding voting securities of the Company. These provisions may also discourage another person or entity from making a tender offer for the Company's Common Stock, because such person or entity, even if it acquired a majority of the outstanding voting securities of the Company, would be able to take action as a stockholder (such as electing new directors or approving a merger) only at a duly called stockholders' meeting, and not by written consent.

    The affirmative vote of the holders of at least 66.66% of the outstanding voting stock of the Company is required to amend or repeal any of the foregoing provisions in the Company's Restated Certificate of Incorporation, and to reduce the number of authorized shares of Common Stock and Preferred Stock. Such 66.66% vote is also required to amend or repeal the Company's By-Laws. The By-Laws may also be amended or repealed by a majority vote of the Board of Directors. Such 66.66% stockholder vote would be in addition to any separate class vote that might in the future be required pursuant to the terms of any Preferred Stock that might be outstanding at the time any such amendments are submitted to the stockholders.

OTHER ATTRIBUTES OF THE STOCK OF THE COMPANY

    The Company is a corporation organized under the laws of Delaware and generally the laws of the state of incorporation govern the corporate operations of a corporation and the right of its stockholders. Certain provisions of the California Corporations Code become applicable to a corporation incorporated outside of California, however, if (i) the corporation transacts intrastate business in California and the average of its California property, payroll and sales factors (as defined in the California Revenue and Taxation Code) with respect to it is more than 50% during its latest fiscal year, (ii) more than one-half of its outstanding voting securities are held of record by persons having addresses in California and (iii) the corporation is not otherwise exempt. An exemption is provided if the corporation has outstanding securities
(x) listed on the New York Stock Exchange or the American Stock Exchange or (y) qualified for trading as a national market security on the National Association of Securities Dealers Automated Quotation System if such corporation has at least 800 holders of its equity securities as of the record date of its most recent annual meeting of stockholders (a "Listed Corporation").

    Since approximately 50% of the Company's activities occur in California, certain provisions of California corporate law may apply to the Company, as described above.


    Except as discussed herein, provisions of California law which could be applicable to the Company if the Company meets these tests and is not exempt include, without limitation, those provisions relating to the stockholders' right to remove a director without cause (under California law, no director may be removed without cause when the votes cast against removal would be sufficient to elect the director if voted cumulatively), provide for a classified Board of Directors (only a Listed Corporation may have a classified Board of Directors under California law), call special meetings (under California law, the holders of shares entitled to cast not less than 10 percent of the votes at the meeting may call such a meeting; however, under Delaware law, stockholders may not call a special meeting unless provided for in the certificate of incorporation or the by-laws), cumulative votes in elections of directors (cumulative voting is mandatory under California law), and the Company's ability to indemnify its officers, directors and employees (which is more limited in California than in Delaware). Notwithstanding the foregoing, a corporation may provide for a classified Board of Directors, eliminate cumulative voting or both, if it is a Listed Corporation.


LISTING

    The Company has made an application for listing the Company's Common Stock on The Nasdaq National Market, subject to completion of the Offering, under the symbol FDJA.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the Company's Common Stock is U.S. Stock Transfer Corporation.

                        SHARES ELIGIBLE FOR FUTURE SALE


    Upon completion of this Offering, the Company will have 11,751,895 shares of Common Stock outstanding assuming no exercise of stock options and warrants outstanding as of September 30, 1997. Of this amount, the 3,000,000 shares offered hereby will be freely tradeable without restriction or further registration under the Securities Act, unless such shares are purchased by "affiliates" of the Company as that term is defined in Rule 144 under the Securities Act. No additional shares will be available for sale in the public market on the date of this Prospectus and approximately 8,207,380 additional shares will be available for sale in the public market following the expiration of 180-day lockup agreements with the Representatives of the Underwriters or the Company, subject in some cases to compliance with the volume and other limitations of Rule 144.


    In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned shares for at least one year is entitled to sell within any three-month period commencing 90 days after the date of this Prospectus a number of shares that does not exceed the greater of (i) 1% of the then outstanding shares of Common Stock or (ii) the average weekly trading volume during the four calendar weeks preceding such sale, subject to the filing of a Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about the Company. A person (or persons whose shares are aggregated) who is not deemed to have been an "affiliate" of the Company at any time during the 90 days immediately preceding the sale and who has beneficially owned his or her shares for at least two years is entitled to sell such shares pursuant to Rule 144(k) without regard to the limitations described above. Therefore, unless otherwise restricted, "144(k)" shares may be sold immediately upon completion of this Offering. Persons deemed to be "affiliates" must always sell pursuant to Rule 144, even after the applicable holding periods have been satisfied. The Company is unable to estimate the number of shares that will be sold under Rule 144, since this will depend on the market price for the Common Stock of the Company, the personal circumstances of the sellers and other factors.


    The Company, certain stockholders of the Company, and all executive officers and directors of the Company have agreed that they will not directly or indirectly, offer, sell, contract to sell, grant any option to purchase or otherwise dispose of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for such Common Stock or, in any manner, transfer all or a portion of the economic consequences associated with the ownership of the Common Stock, without the prior written consent of BancAmerica Robertson Stephens, for a period of 180 days from the date of this Prospectus (the "Lockup Period"), except that the Company may, without such consent, grant options and sell shares pursuant to the 1995 Option Plan, the 1997 Option Plan, the Directors Plan and the Purchase Plan. BancAmerica Robertson Stephens may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements ("Lock-Up Agreements"). BancAmerica Robertson Stephens currently has no plans to release any of the securities subject to Lock-Up Agreements.


    Any employee or consultant to the Company who purchased his or her shares pursuant to a written compensatory plan or contract is entitled to rely on the resale provisions of Rule 701, which permit nonaffiliates to sell their Rule 701 shares without having to comply with the public information, holding period, volume limitation or notice provisions of Rule 144 and permit "affiliates" to sell their Rule 701 shares without having to comply with the Rule 144 holding period restrictions, in each case, subject to the contractual lock-up restrictions described above, commencing 90 days after the date of this Prospectus.


    As of September 30, 1997, options to purchase a total of 1,213,560 shares of Common Stock pursuant to the 1995 Option Plan were outstanding. As of September 30, 1997, options to purchase a total of 45,605 shares of Common Stock pursuant to the Directors Plan were outstanding. As of September 30, 1997, options to purchase a total of 377,925 shares of Common Stock pursuant to the 1997 Option Plan were outstanding. An additional 351,135, 54,395 and 400,000 shares of Common Stock are available for future option grants under the 1997 Option Plan, the Directors Plan, and the Purchase Plan, respectively. No more options will be granted under the 1995 Option Plan, even though 4,060 shares of Common Stock remain reserved under the 1995 Option Plan. See "Management--Stock Plans."

    The Company intends to file a registration statement on Form S-8 under the Securities Act to register shares of Common Stock reserved for issuance under the 1995 Stock Plan, the 1997 Stock Plan, the Directors Plan and the Purchase Plan within 90 days after the date of this Offering, thus permitting the resale of shares issued pursuant to such plans by nonaffiliates in the public market without restriction under the Securities Act.

    Prior to this Offering, there has been no market for the Common Stock of the Company. Therefore, future sales of substantial amounts of Common Stock in the public market could materially adversely affect market prices prevailing from time to time. Furthermore, since only a limited number of shares will be available for sale shortly after this Offering because of certain contractual and legal restrictions on resale (as described above), sales of a substantial amount of Common Stock in the public market after the restrictions lapse could materially adversely affect the prevailing market price and the ability of the Company to raise equity capital in the future.

                                  UNDERWRITING

    The Underwriters named below, acting through their representatives, BancAmerica Robertson Stephens and Volpe Brown Whelan and Company, LLC (the "Representatives"), have severally agreed, subject to the terms and conditions of the Underwriting Agreement, to purchase from the Company the number of shares of Common Stock set forth opposite their names below. The Underwriters are committed to purchase and pay for all such shares if any are purchased.

                                                                                    NUMBER OF
UNDERWRITER                                                                           SHARES
----------------------------------------------------------------------------------  ----------
BancAmerica Robertson Stephens....................................................
Volpe Brown Whelan & Company, LLC.................................................

                                                                                    ----------
  Total...........................................................................   3,000,000
                                                                                    ----------
                                                                                    ----------

    The Company has been advised by the Representatives that the Underwriters propose to offer the shares of Common Stock to the public at the initial public offering price set forth on the cover page of this Prospectus and to certain
dealers at such price less a concession not in excess of $    per share of which
$    may be reallowed to other dealers. After the initial public offering, the public offering price, concession and reallowance to dealers may be reduced by the Representatives. No such reduction shall change the amount of proceeds to be received by the Company as set forth on the cover page of this Prospectus.

    The Selling Stockholder has granted to the Underwriters an option, exercisable during the 30-day period after the date of this Prospectus, to purchase up to 450,000 additional shares of Common Stock at the same price per share as the Company will receive for the 3,000,000 shares that the Underwriters have agreed to purchase. To the extent that the Underwriters exercise such option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage of such additional shares that the number of shares of Common Stock to be purchased by it shown in the above table represents as a percentage of the 3,000,000 shares offered hereby. If purchased, such additional shares will be sold by the Underwriters on the same terms as those on which the 3,000,000 shares are being sold.

    The Underwriting Agreement contains certain covenants of indemnity among the Underwriters, the Company and the Selling Stockholder against certain liabilities, including liabilities under the Securities Act.


    Each executive officer and director of the Company and the holders of approximately 8,751,895 shares of Common Stock of the Company have agreed with the Underwriters for a period of 180 days from the date of this Prospectus, subject to certain limited exceptions, not to offer to sell, contract to sell, or otherwise sell, dispose of, loan, pledge or grant any rights with respect to any shares of Common Stock, any options or warrants to purchase any shares of Common Stock, or any securities convertible into or exchangeable for shares of Common Stock now owned or hereafter acquired directly by such holders or with respect to which they have or hereafter acquire the power of disposition, without the prior written consent of BancAmerica Robertson Stephens which may, in its sole discretion for any reason and at any time or from time to time, without notice, release all or any portion of the securities subject to Lock-Up Agreements. If the Lock-Up Agreements are waived, the Company would issue a press release announcing any such waiver. In addition, the Company has agreed that during the lock-up period, the Company will not, without the prior written consent of BancAmerica Robertson Stephens, subject to certain exceptions, issue, sell, contract to sell or otherwise dispose of any shares of Common Stock, any options or warrants to purchase any shares of Common Stock or any securities convertible into, exercisable for or exchangeable for shares of Common Stock other than the issuance of Common Stock upon the exercise of outstanding options and under the existing employee stock purchase plan and the Company's issuance of options under existing employee stock option plans.

    Prior to this Offering, there has been no public market for the Common Stock of the Company. Consequently, the initial public offering price for the Common Stock offered hereby was determined by negotiations among the Company and the Representatives. Among the factors considered in such negotiations were prevailing market conditions, certain financial information of the Company, market valuations of other companies that the Company and the Representatives believe to be comparable to the Company, estimates of the business potential of the Company, the present state of the Company's development and other factors deemed relevant.


    Until the distribution of the Common Stock is completed, the rules of the Securities and Exchange Commission (the "Commission") may limit the ability of the Underwriters and certain selling group members to bid for and purchase the Common Stock. As an exception to these rules, the Representatives are permitted to engage in certain transactions that stabilize the price of the Common Stock. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Common Stock.


    If the Underwriters create a short position in the Common Stock in connection with the Offering (i.e., if they sell more Common Stock than are set forth on the cover page of this Prospectus) the Representatives may reduce that short position by purchasing Common Stock in the open market. The
Representatives may also elect to reduce any short position by exercising all or part of the over-allotment option described above.

    The Representatives may also impose a penalty bid on certain Underwriters and selling group members. This means that if the Representatives purchase Common Stock in the open market to reduce the Underwriters' short position or to stabilize the price of the Common Stock, they may reclaim the amount of the selling concession from the Underwriters and selling group members who sold those shares as part of the Offering.

    In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it discourages resales of the security.


    Neither the Company nor any of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above might have on the price of the Common Stock. In addition, neither the Company nor any of the Underwriters makes any representation that the Representatives will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.


    The Representatives have informed the Company that neither they, nor any other member of the National Association of Securities Dealers, Inc. participating in the distribution of this Offering, will make sales of the Common Stock offered hereby to accounts over which they exercise discretionary authority without the prior specific written approval of the customer.

                                 LEGAL MATTERS

    The validity of the Common Stock offered hereby will be passed upon for the Company by Buchalter, Nemer, Fields & Younger, a Professional Corporation, Los Angeles, California. Certain legal matters relating to this Offering will be passed upon for the Underwriters by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Stuart D. Buchalter, of counsel to Buchalter, Nemer, Fields & Younger, is one of the Company's directors and beneficially owns 10,197 shares of Common Stock and options to purchase 6,515 shares of Common Stock granted pursuant to the Directors Plan.

                                    EXPERTS


    The consolidated financial statements of the Company as of December 31, 1995 and 1996 and for the years ended December 31, 1994, 1995 and 1996, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


                             AVAILABLE INFORMATION


    The Company has filed with the Commission in Washington, D.C. a Registration Statement on Form S-1 (the "Registration Statement") under the Securities Act with respect to the shares offered hereby. As used herein, the term "Registration Statement" means the initial Registration Statement and any and all amendments thereto. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Shares, reference is hereby made to such Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete and in each instance, reference is made to the copy of such contract or documents filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement, including the exhibits and schedules thereto, may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at certain regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Northwest Atrium Center, 500 Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1025, Washington, D.C. 20549, at prescribed rates. The Commission maintains a World Wide Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that filed electronically with the Commission. Information concerning the Company is also available for inspection at the offices of the Nasdaq National Market, Reports Section, 1735 "K" Street, N.W., Washington, D.C. 20006.



    Upon completion of this Offering, the Company will be subject to the informational requirements of the Securities Exchange Act of 1934 and, in accordance therewith, will file reports with the Commission. The Company intends to furnish to its stockholders annual reports containing audited financial statements of the Company audited by its independent accountants and quarterly reports containing unaudited condensed financial statements for each of the first three quarters of the fiscal year.

                                 FAROUDJA, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Ernst & Young LLP, Independent Auditors.....................................     F-2
Consolidated Balance Sheets...........................................................     F-3
Consolidated Statements of Income.....................................................     F-4
Consolidated Statement of Stockholders' Equity........................................     F-5
Consolidated Statements of Cash Flows.................................................     F-6
Notes to Consolidated Financial Statements............................................     F-7

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders

Faroudja, Inc.


    We have audited the accompanying consolidated balance sheets of Faroudja, Inc. as of December 31, 1995 and 1996, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Faroudja, Inc. at December 31, 1995 and 1996, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.


                                                               ERNST & YOUNG LLP


San Jose, California
July 18, 1997, except for Note 12
  as to which the date is July 22, 1997

                                 FAROUDJA, INC.

                          CONSOLIDATED BALANCE SHEETS


                                                                                DECEMBER 31,
                                                                         --------------------------
                                                                             1995          1996
                                                                         ------------  ------------  SEPTEMBER 30,
                                                                                                         1997
                                                                                                     -------------
                                                                                                      (UNAUDITED)
                                                      ASSETS

Current assets:
  Cash and cash equivalents............................................  $  1,522,756  $  1,215,591   $ 6,934,266
  Short-term investments...............................................     1,235,960     1,867,896       272,227
  Trade accounts receivable, less allowance for doubtful accounts of
    $10,000 in 1995, $110,000 in 1996, and $199,000 in 1997............     1,573,866     2,767,331     3,319,400
  Inventories..........................................................     1,587,070     1,683,550     2,634,408
  Deferred tax assets..................................................       --            461,519       644,234
  Other current assets.................................................        43,252       224,426       742,131
                                                                         ------------  ------------  -------------
Total current assets...................................................     5,962,904     8,220,313    14,546,666

Property and equipment, net............................................       771,053     1,383,807     1,911,230
Other assets...........................................................       --            --            280,971
                                                                         ------------  ------------  -------------
                                                                         $  6,733,957  $  9,604,120   $16,738,867
                                                                         ------------  ------------  -------------
                                                                         ------------  ------------  -------------

                                       LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable.....................................................  $    601,206  $    729,320  $  1,256,563
  Accrued compensation and benefits....................................       485,936       671,863     1,158,746
  Income taxes payable.................................................        48,593       116,602       368,978
  Other accrued liabilities............................................        83,069       341,444       537,418
  Deferred revenue.....................................................       --            500,000       --
                                                                         ------------  ------------  -------------
Total current liabilities..............................................     1,218,804     2,359,229     3,321,705

Commitments

Stockholders' equity:
  Preferred Stock--$0.001 par value; 2,000,000 shares authorized
    (5,000,000 at September 30, 1997), none issued and outstanding.....       --            --            --
  Common Stock--$0.001 par value; 18,000,000 shares authorized
    (50,000,000 at September 30, 1997); 7,156,895, 8,200,000, and
    8,751,895 shares issued and outstanding in 1995, 1996, and 1997,
    respectively.......................................................     3,611,023         8,200         8,752
  Additional paid-in capital...........................................       --          7,824,823    13,393,026
  Unrealized gains on available-for-sale securities, net of tax
    effect.............................................................        34,885        66,737       --
  Deferred compensation................................................       --            --           (254,532 )
  Retained earnings (deficit)..........................................     1,869,245      (654,869)      269,916
                                                                         ------------  ------------  -------------
Total stockholders' equity.............................................     5,515,153     7,244,891    13,417,162
                                                                         ------------  ------------  -------------
                                                                         $  6,733,957  $  9,604,120  $ 16,738,867
                                                                         ------------  ------------  -------------
                                                                         ------------  ------------  -------------


                            See accompanying notes.

                                 FAROUDJA, INC.

                       CONSOLIDATED STATEMENTS OF INCOME


                                                   YEAR ENDED DECEMBER 31,            NINE MONTHS ENDED SEPTEMBER
                                          ------------------------------------------              30,
                                              1994          1995           1996       ---------------------------
                                          ------------  -------------  -------------      1996
                                                                                      ------------
                                                                                      (UNAUDITED)       1997
                                                                                                    -------------
                                                                                                     (UNAUDITED)
Revenues:
  Product sales.........................  $  8,064,603  $  11,953,658  $  12,626,183  $  9,251,948  $  11,625,514
  License and royalty revenues..........       --            --              500,000       --           1,250,000
                                          ------------  -------------  -------------  ------------  -------------
Total revenues..........................     8,064,603     11,953,658     13,126,183     9,251,948     12,875,514
Cost of product sales...................     2,998,262      4,214,753      4,797,516     3,339,039      3,951,075
                                          ------------  -------------  -------------  ------------  -------------
Gross profit............................     5,066,341      7,738,905      8,328,667     5,912,909      8,924,439

Operating expenses:
  Research and development..............     1,277,053      1,483,388      2,463,838     1,675,787      2,976,670
  Sales and marketing...................       777,643      1,070,045      2,126,686     1,502,388      2,862,497
  General and administrative............     1,152,968      1,178,990      1,623,453     1,132,348      1,504,752
  Financing expense.....................       --            --             --             --             311,572
                                          ------------  -------------  -------------  ------------  -------------
Total operating expenses................     3,207,664      3,732,423      6,213,977     4,310,523      7,655,491
                                          ------------  -------------  -------------  ------------  -------------

Operating income........................     1,858,677      4,006,482      2,114,690     1,602,386      1,268,948

Other income:
  Interest income.......................        69,118         81,746         83,179        65,359        175,807
  Other, net............................        14,391          4,986       --                             46,812
                                          ------------  -------------  -------------  ------------  -------------
Income before provision for income
  taxes.................................     1,942,186      4,093,214      2,197,869     1,667,745      1,491,567
Provision for income taxes..............        13,450         83,981        687,054       474,985        566,782
                                          ------------  -------------  -------------  ------------  -------------
Net income..............................  $  1,928,736  $   4,009,233  $   1,510,815  $  1,192,760  $     924,785
                                          ------------  -------------  -------------  ------------  -------------
                                          ------------  -------------  -------------  ------------  -------------
Pro forma data (unaudited):
  Historical income before provision for
    income taxes........................  $  1,942,186  $   4,093,214  $   2,197,869  $  1,667,745
  Pro forma provision for income
    taxes...............................       714,155      1,023,188        879,148       667,192
                                          ------------  -------------  -------------  ------------
Pro forma net income....................  $  1,228,031  $   3,070,026  $   1,318,721  $  1,000,553
                                          ------------  -------------  -------------  ------------
                                          ------------  -------------  -------------  ------------

Per share data:
  Net income per share..................                                                            $        0.10
                                                                                                    -------------
                                                                                                    -------------

  Pro forma net income per share
    (unaudited).........................  $       0.15  $        0.38  $        0.15  $       0.11
                                          ------------  -------------  -------------  ------------
                                          ------------  -------------  -------------  ------------
  Shares used in per share
    computations........................     7,978,926      7,998,146      9,011,961     8,941,682      9,693,620
                                          ------------  -------------  -------------  ------------  -------------
                                          ------------  -------------  -------------  ------------  -------------


                            See accompanying notes.

                                 FAROUDJA, INC.

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY


                                                                      UNREALIZED
                                                                       GAINS ON
                                     COMMON STOCK       ADDITIONAL    AVAILABLE-                     RETAINED        TOTAL
                                ----------------------    PAID-IN      FOR-SALE        DEFERRED      EARNINGS    STOCKHOLDERS'
                                 SHARES      AMOUNTS      CAPITAL     SECURITIES     COMPENSATION    (DEFICIT)      EQUITY
                                ---------  -----------  -----------  -------------   ------------   -----------  -------------
Balance at December 31,
  1993........................  7,156,895  $ 3,611,023  $   --         $ --           $  --         $(1,228,778)  $ 2,382,245
Net income....................     --          --           --           --              --           1,928,736     1,928,736
Distribution to
  stockholders................     --          --           --           --              --          (1,484,946)   (1,484,946)
                                ---------  -----------  -----------  -------------   ------------   -----------  -------------
Balance at December 31,
  1994........................  7,156,895    3,611,023      --           --              --            (784,988)    2,826,035
Net income....................     --          --           --           --              --           4,009,233     4,009,233
Unrealized gain on
  available-for-sale
  securities..................     --          --           --           34,885          --             --             34,885
Distribution to
  stockholders................     --          --           --           --              --          (1,355,000)   (1,355,000)
                                ---------  -----------  -----------  -------------   ------------   -----------  -------------
Balance at December 31,
  1995........................  7,156,895    3,611,023      --           34,885          --           1,869,245     5,515,153
Sale of Common Stock..........  1,043,105    4,000,000      --           --              --             --          4,000,000
Issuance of warrants to
  purchase Common Stock for
  future services.............     --          --           222,000      --              --             --            222,000
Reincorporation in Delaware...     --       (7,602,823)   7,602,823      --              --             --            --
Net income....................     --          --           --           --              --           1,510,815     1,510,815
Change in unrealized gain on
  available-for-sale
  securities, net of tax......     --          --           --           31,852          --             --             31,852
Distributions to
  stockholders................     --          --           --           --              --          (4,034,929)   (4,034,929)
                                ---------  -----------  -----------  -------------   ------------   -----------  -------------
Balance at December 31,
  1996........................  8,200,000        8,200    7,824,823      66,737          --            (654,869)    7,244,891
Sale of Common Stock, net of
  issue costs (unaudited).....    526,316          526    4,947,674      --              --             --          4,948,200
Issuance of Common Stock for
  services and upon exercise
  of options and warrants
  (unaudited).................     25,579           26       99,029      --              --             --             99,055
Issuance of warrants to
  purchase Common Stock for
  technology acquired
  (unaudited).................     --          --           250,000      --              --             --            250,000
Deferred compensation on
  employee stock option grants
  (unaudited).................     --          --           271,500      --            (271,500)        --            --
Amortization of deferred
  compensation (unaudited)....     --          --           --           --              16,968         --             16,968
Net income (unaudited)........     --          --           --           --              --             924,785       924,785
Change in unrealized gain on
  available for sale
  securities, net of tax
  (unaudited).................     --          --           --          (66,737)         --             --            (66,737)
                                ---------  -----------  -----------  -------------   ------------   -----------  -------------
Balance at September 30, 1997
  (unaudited).................  8,751,895  $     8,752  $13,393,026    $ --           $(254,532)    $   269,916   $13,417,162
                                ---------  -----------  -----------  -------------   ------------   -----------  -------------
                                ---------  -----------  -----------  -------------   ------------   -----------  -------------


                            See accompanying notes.

                                 FAROUDJA, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                  NINE MONTHS ENDED
                                                YEAR ENDED DECEMBER 31,             SEPTEMBER 30,
                                           ----------------------------------  -----------------------
                                              1994        1995        1996        1996        1997
                                           ----------  ----------  ----------  ----------  -----------
                                                                               (UNAUDITED) (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income...............................  $1,928,736  $4,009,233  $1,510,815  $1,192,760   $ 924,785
Adjustments to reconcile net income to
  net cash provided by (used in)
  operating activities:
  Depreciation and amortization..........     172,412     223,988     422,376     256,880     231,061
  Loss on disposal of equipment..........      --          --          --          --          17,204
  Gain on sales of short-term
    investments..........................      --          --          --          --         (83,456)
Changes in operating assets and
  liabilities:
  Trade accounts receivable..............    (358,639)   (642,490) (1,193,465)   (385,326)   (552,069)
  Inventories............................      50,111    (793,149)    (96,480)   (116,945)   (950,858)
  Deferred tax assets....................      --          --        (461,519)     --        (182,715)
  Other current assets...................      (8,173)     (1,513)    (27,174)    (35,147)   (517,705)
  Accounts payable.......................    (118,969)    417,306     128,114     (12,530)    527,243
  Accrued compensation and benefits......     165,192     118,135     185,927     (21,235)    486,883
  Income taxes payable...................      (5,012)     46,574      68,009      (4,806)    252,376
  Other accrued liabilities..............     (99,825)     29,058     258,375     187,139     195,974
  Deferred revenue.......................      --          --         500,000      --        (500,000)
                                           ----------  ----------  ----------  ----------  -----------
Net cash provided by (used in) operating
  activities.............................   1,725,833   3,407,142   1,294,978   1,060,790    (151,277)
                                           ----------  ----------  ----------  ----------  -----------
CASH FLOWS FROM INVESTING ACTIVITIES
Intangible assets........................      --          --          --          --         (50,000)
Purchases of equipment...................    (211,920)   (391,907)   (967,130)   (610,938)   (752,555)
Proceeds from sale of equipment..........      --          --          --          --          12,864
Purchases of short-term investments......    (200,000) (1,751,075) (1,061,000)   (559,454)     --
Sales of short-term investments..........      --          --          --          --       1,612,388
Maturities of short-term investments.....      --         750,000     460,916      --          --
                                           ----------  ----------  ----------  ----------  -----------
Net cash provided by (used in) investing
  activities.............................    (411,920) (1,392,982) (1,567,214) (1,170,392)    822,697
                                           ----------  ----------  ----------  ----------  -----------
CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of Common Stock.................      --          --       4,000,000   4,000,000   5,047,255
Repayment of loan payable................    (420,000)     --          --          --          --
Distribution to stockholders.............  (1,484,946) (1,355,000) (4,034,929) (4,024,570)     --
                                           ----------  ----------  ----------  ----------  -----------
Net cash provided by (used in) financing
  activities.............................  (1,904,946) (1,355,000)    (34,929)    (24,570)  5,047,255
                                           ----------  ----------  ----------  ----------  -----------
Increase (decrease) in cash and cash
  equivalents............................    (591,033)    659,160    (307,165)   (134,172)  5,718,675
Cash and cash equivalents at beginning of
  period.................................   1,454,629     863,596   1,522,756   1,522,756   1,215,591
                                           ----------  ----------  ----------  ----------  -----------
Cash and cash equivalents at end of
  period.................................  $  863,596  $1,522,756  $1,215,591  $1,388,584   $6,934,266
                                           ----------  ----------  ----------  ----------  -----------
                                           ----------  ----------  ----------  ----------  -----------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION
Cash paid during the period for income
  taxes..................................  $   17,531  $   32,157  $1,116,656  $  200,000   $ 465,119
                                           ----------  ----------  ----------  ----------  -----------
                                           ----------  ----------  ----------  ----------  -----------
SUPPLEMENTAL DISCLOSURES OF NONCASH
  FINANCING ACTIVITIES
Issuance of warrants to acquire Common
  Stock for future services..............  $   --      $   --      $  222,000  $  222,000   $  --
                                           ----------  ----------  ----------  ----------  -----------
                                           ----------  ----------  ----------  ----------  -----------
Issuance of warrants to acquire Common
  Stock for technology acquired..........  $   --      $   --      $   --      $   --       $ 250,000
                                           ----------  ----------  ----------  ----------  -----------
                                           ----------  ----------  ----------  ----------  -----------


                            See accompanying notes.

                                 FAROUDJA, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


        (INFORMATION AT SEPTEMBER 30, 1997 AND FOR THE NINE MONTHS ENDED
                   SEPTEMBER 30, 1996 AND 1997 IS UNAUDITED)


1. SIGNIFICANT ACCOUNTING POLICIES

BUSINESS AND BASIS OF PRESENTATION

    Faroudja, Inc. (the "Company") designs, develops and sells a range of video image enhancement products and technology for the home television, professional broadcast and personal computer markets. Although traditional business has been directed to sales of complete subsystem units, the Company has recently expanded its activities to include the design and development of board and chip level products for applications in the television as well as the personal computer markets.

    The accompanying financial statements reflect the operations of Faroudja Laboratories, Inc. ("FLI") and Faroudja Research Enterprises, Inc. ("FRE"), both of which were California corporations. FLI and FRE, which were owned by common stockholders, were merged in December 1996, with FLI surviving the merger. Subsequently, in order to effect a reverse stock split and a reincorporation in Delaware, FLI merged with a wholly owned subsidiary of a newly formed Delaware corporation, Faroudja, Inc. In this transaction, the FLI stockholders received
0.69185 shares of the Company's Common Stock for each share of FLI Common Stock held by them. All outstanding stock options and warrants to purchase FLI Common Stock were assumed by the Company at the same exchange ratio. The effect of this exchange on Common Stock, stock options and warrants has been reflected in the accompanying financial statements on a retroactive basis. All intercompany balances and transactions between the Company and FLI have been eliminated.

    On December 30, 1996, FLI and FRE were merged through the exchange of
0.21258 shares of FLI Common Stock for each outstanding share of FRE Common Stock. As the outstanding shares of both entities were held in the same percentage by identical stockholders prior to the merger, this transaction was accounted for as if it were a pooling-of-interests. Accordingly, the financial statements have been retroactively restated to give effect to this transaction as of the beginning of the earliest period presented.

    Prior to March 1996, FRE and FLI were each owned 100% by two individuals (the "Founders"). In March 1996, new investors acquired a 56.25% ownership interest in both entities through the purchase of shares held by the Founders ($14,000,000) and newly issued FLI shares ($4,000,000). Simultaneous with this transaction, the Founders received a distribution from FLI in the amount of $4,000,000. The new investors also acquired an option from the Founders to acquire an additional 1,537,500 shares held by the Founders for a total of $6,000,000. Such option expires upon the earlier of (i) upon the close of an initial public offering by the Company or (ii) September 5, 1997. Prior to the March 1996 transaction, FLI had elected to be treated as an S Corporation for income tax purposes. FRE was a C Corporation for income tax purposes.

INTERIM FINANCIAL INFORMATION


    The financial information at September 30, 1997 and for the nine months ended September 30, 1996 and 1997 is unaudited, but, in the opinion of management, has been prepared on the same basis as the annual financial statements and includes all adjustments (consisting only of normal recurring adjustments) that the Company considers necessary for a fair presentation of the financial position at such date and the operating results and cash flows for such periods. Results for the interim period are not necessarily indicative of the results to be expected for the entire year.

                                 FAROUDJA, INC.

        (INFORMATION AT SEPTEMBER 30, 1997 AND FOR THE NINE MONTHS ENDED
                   SEPTEMBER 30, 1996 AND 1997 IS UNAUDITED)


1. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates.

SOURCES OF SUPPLY

    The Company currently relies on a limited number of independent foundries to manufacture, assemble and test all of its semiconductor components and products. In addition, the Company subcontracts the manufacturing of its broadcast and television products with two principal suppliers. While alternate sources of supply exist, in the event of the discontinuance of any of the above supplier relationships, the Company would be required to locate and qualify new suppliers, which could take up to several months.

CASH EQUIVALENTS

    The Company considers all highly liquid investments with a maturity of three months or less, when purchased, to be cash equivalents. Cash equivalents consist primarily of bank deposits, money market account, and, in 1995, a U.S. Treasury Bill.

SHORT-TERM INVESTMENTS

    The Company accounts for its short-term investments in accordance with Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS 115").

    Under SFAS 115, all affected debt and equity securities must be stated at fair value and classified as held-to-maturity, trading or available-for-sale. Management determines the appropriate classification of securities at the time of purchase and reevaluates such designation as of each balance sheet date.


    At December 31, 1995 and 1996 and September 30, 1997, all debt and equity securities were designated as available-for-sale. Available-for-sale securities are carried at fair value, with unrealized gains and losses reported net of tax as a separate component of stockholders' equity. Realized gains and losses and declines in value judged to be other-than-temporary, if any, on available-for-sale securities are included in other income. The cost of securities sold is based on the specific identification method. Interest on securities classified as available-for-sale is included in interest income.


CONCENTRATION OF CREDIT RISK

    The Company sells its products primarily through a network of distributors and through original equipment manufacturing ("OEM") arrangements. The Company performs ongoing credit evaluations of its customers and generally does not require collateral. Uncollectible accounts receivable have not been significant in any period presented.


    At December 31, 1995, three customers accounted for 50% of the accounts receivable balance. At December 31, 1996 two customers accounted for 48% of the accounts receivable balance. No other single customer accounted for more than 10% of the Company's ending accounts receivable balances.

                                 FAROUDJA, INC.

        (INFORMATION AT SEPTEMBER 30, 1997 AND FOR THE NINE MONTHS ENDED
                   SEPTEMBER 30, 1996 AND 1997 IS UNAUDITED)


1. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
INVENTORIES

    Inventories are carried at the lower of cost (determined on a first-in, first-out basis) or market.

PROPERTY AND EQUIPMENT

    Property and equipment are recorded at cost. Depreciation and amortization are provided using the straight-line method over the estimated useful lives of the assets (ranging from three to seven years). Leasehold improvements are amortized over the shorter of the lease term or the estimated useful life.

REVENUE RECOGNITION

    Sales revenue is recognized upon shipment of products to customers. The Company does not grant rights of return and customarily does not provide price protection to distributors. Nonrefundable minimum royalties are recognized as revenue in the period to which they relate.

ADVERTISING COSTS


    The Company expenses advertising costs as incurred. Advertising expense amounted to $165,000, $204,155 and $394,578 in the years ended 1994, 1995 and
1996, respectively.


FINANCING EXPENSE

    In 1997, the Company incurred and expensed approximately $312,000 of expenses related to financing activities.

STOCK-BASED COMPENSATION

    As permitted by Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), the Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and related interpretations in accounting for its employee and director stock option and purchase plans. Under APB 25, if the exercise price of the Company's employee stock options is not less than the market price of the underlying stock on the date of grant, no compensation expense is recognized.

NET INCOME PER SHARE

    Net income per share and pro forma net income per share were calculated by dividing net income or pro forma net income by the weighted average number of shares of Common Stock outstanding for the respective periods, adjusted for the dilutive effect of common stock equivalents, which consist of stock options and warrants, using the treasury stock method. Pursuant to the requirements of the Securities and Exchange Commission ("SEC"), Common Stock and common stock equivalents issued by the Company during the 12 months immediately preceding the Company's proposed initial public offering have been included in the calculation as if they were outstanding for all periods presented (using the treasury stock method for common stock equivalents).

                                 FAROUDJA, INC.

        (INFORMATION AT SEPTEMBER 30, 1997 AND FOR THE NINE MONTHS ENDED
                   SEPTEMBER 30, 1996 AND 1997 IS UNAUDITED)


1. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

    In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS 128"), which is required to be adopted on December 31, 1997. At that time, the Company will be required to change the method currently used to compute earnings per share and to restate all prior periods. Under the new requirements for calculating basic earnings per share, the dilutive effect of stock options and warrants will be excluded. The impact is expected to increase the income per share amounts reported on the accompanying statements of income for the year ended December 31, 1996 to $0.15 (including common shares and equivalents mandated by the SEC as discussed above). There will be no impact on the nine-months ended September 30, 1997 income per share as reported. The impact of SFAS 128 on the calculation of fully diluted earnings per share for these years is not expected to be material.


2. SHORT-TERM INVESTMENTS


    The following is a summary of available-for-sale securities at December 31, 1995 and 1996:



                                                                                          UNREALIZED       FAIR
                                                                                             GAINS        MARKET
                                                                                COST       (LOSSES)       VALUE
                                                                            ------------  -----------  ------------
At December 31, 1995:
  Mutual funds--principally emerging growth equities......................  $    552,331   $  15,825   $    568,156
  Other mutual funds......................................................       400,000      16,727        416,727
  Certificate of deposit..................................................       250,000       1,077        251,077
  U.S. Treasury Bill......................................................       198,744       1,256        200,000
                                                                            ------------  -----------  ------------
                                                                            $  1,401,075   $  34,885   $  1,435,960
                                                                            ------------  -----------  ------------
                                                                            ------------  -----------  ------------
Reported as:
  Cash equivalents........................................................  $    198,744   $   1,256   $    200,000
  Short-term investments..................................................     1,202,331      33,629      1,235,960
                                                                            ------------  -----------  ------------
                                                                            $  1,401,075   $  34,885   $  1,435,960
                                                                            ------------  -----------  ------------
                                                                            ------------  -----------  ------------
At December 31, 1996:
  Mutual funds--principally emerging growth equities......................  $    900,000   $ 107,980   $  1,007,980
  Other mutual funds......................................................       400,000      (3,084)       396,916
  Certificate of deposit..................................................       263,000      --            263,000
  U.S. Treasury Bill......................................................       193,973       6,027        200,000
                                                                            ------------  -----------  ------------
                                                                            $  1,756,973   $ 110,923   $  1,867,896
                                                                            ------------  -----------  ------------
                                                                            ------------  -----------  ------------
Reported as:
  Short-term investments..................................................  $  1,756,973   $ 110,923   $  1,867,896
                                                                            ------------  -----------  ------------
                                                                            ------------  -----------  ------------

                                 FAROUDJA, INC.

        (INFORMATION AT SEPTEMBER 30, 1997 AND FOR THE NINE MONTHS ENDED
                   SEPTEMBER 30, 1996 AND 1997 IS UNAUDITED)


2. SHORT-TERM INVESTMENTS (CONTINUED)

    The estimated fair value amounts discussed above have been determined by the Company using available market information and appropriate valuation methodologies. Gross unrealized losses were not material and thus have not been presented separately in the above table.


    During the years ended December 31, 1995 and 1996, there were no gross realized gains or losses. As of December 31, 1996, the average portfolio duration is approximately three months and the contractual maturity of the investments does not exceed one year.


3. INVENTORIES

    Inventories consist of the following:


                                                            DECEMBER 31,         SEPTEMBER 30,
                                                     --------------------------  -------------
                                                         1995          1996          1997
                                                     ------------  ------------  -------------
Raw materials......................................  $    596,049  $    615,865   $   860,651
Work-in-process....................................       724,577       630,630     1,405,125
Finished goods.....................................       266,444       437,055       368,632
                                                     ------------  ------------  -------------
                                                     $  1,587,070  $  1,683,550   $ 2,634,408
                                                     ------------  ------------  -------------
                                                     ------------  ------------  -------------


4. PROPERTY AND EQUIPMENT

    Property and equipment consist of the following:


                                                          DECEMBER 31,         SEPTEMBER 30,
                                                   --------------------------  -------------
                                                       1995          1996          1997
                                                   ------------  ------------  -------------
Machinery and equipment..........................  $  1,377,953  $  1,705,845   $ 2,273,611
Purchased computer software......................       --            492,471       713,244
Office equipment.................................        25,528        25,528        25,528
Furniture and fixtures...........................       160,510       209,448       263,186
Vehicles.........................................       241,802       241,802        84,448
Leasehold improvements...........................        45,679       143,508       181,072
                                                   ------------  ------------  -------------
                                                      1,851,472     2,818,602     3,541,089
Accumulated depreciation.........................    (1,080,419)   (1,434,795)   (1,629,859)
                                                   ------------  ------------  -------------
                                                   $    771,053  $  1,383,807   $ 1,911,230
                                                   ------------  ------------  -------------
                                                   ------------  ------------  -------------


5. OPERATING LEASES

    The Company leases its main facility under a lease agreement expiring September 30, 2003. The lease agreement is cancelable at the Company's option upon four months' notice. Payments are adjusted annually

                                 FAROUDJA, INC.

        (INFORMATION AT SEPTEMBER 30, 1997 AND FOR THE NINE MONTHS ENDED
                   SEPTEMBER 30, 1996 AND 1997 IS UNAUDITED)


5. OPERATING LEASES (CONTINUED)

based on changes in the Consumer Price Index. At December 31, 1996, future estimated minimum payments under this and other leases are approximately as follows:



1997...........................................................   $ 176,088
1998...........................................................     176,088
1999...........................................................     176,088
2000...........................................................     176,088
2001...........................................................     176,088
Thereafter.....................................................     308,154
                                                                 -----------
Total minimum lease payments...................................   $1,188,596
                                                                 -----------
                                                                 -----------



    Rent expense under operating leases amounted to $167,997, $168,948 and $185,709 in 1994, 1995 and 1996, respectively.


6. STOCKHOLDERS' EQUITY

WARRANTS


    In April 1992, the Company issued three warrants to purchase a total of 14,449 shares of common stock at a price of $3.40 per share to a consultant. The warrants were exercised in August 1997.


    In 1996, the Company issued a warrant to purchase 65,152 shares of common stock at an exercise price of $0.15 to a limited liability company in which a member of the Company's Board of Directors has a substantial interest. The warrant was issued in exchange for services to be performed by the Board of Directors member. The warrant will be exercisable upon the occurrence of certain defined events prior to February 1999. The warrant expires on December 31, 1999. The Company is recognizing $222,000, the value of the warrant, over the related service period.

    In 1997, one of the Founders granted to the Company an exclusive (excluding certain rights retained by the Founder), worldwide, perpetual, irrevocable and royalty-free right and license to patents owned by him. The Founder has a nonexclusive, nontransferable right to the patents for applications and uses outside of the Company's business as defined in the license agreement. In exchange for rights granted, the Founder received a warrant to purchase 100,000 shares of Common Stock at $7.50 a share. The warrant vests over a three-year period and expires in January 2002. The Company is amortizing $250,000, the value of the warrant, over the estimated useful economic life of the patents.

STOCK OPTION PLANS

    In 1995, the Company adopted the 1995 Stock Option Plan (the "1995 Plan"), which superseded a 1993 stock option plan under which no options had been granted. A total of 1,700,000 shares of Common Stock were reserved for issuance under the 1995 Plan. Under the terms of the 1995 Plan, the Board of Directors may grant options to directors, employees and consultants. Options may be either incentive stock options or nonstatutory stock options, at the discretion of the Board of Directors. Incentive stock options may be granted to employees with exercise prices of no less than the fair value, and nonstatutory options may be granted to employees, directors, and consultants with exercise prices of no less than 85% of the fair value, of the common stock on the

                                 FAROUDJA, INC.

        (INFORMATION AT SEPTEMBER 30, 1997 AND FOR THE NINE MONTHS ENDED
                   SEPTEMBER 30, 1996 AND 1997 IS UNAUDITED)


6. STOCKHOLDERS' EQUITY (CONTINUED)
date of grant, as determined by the Board of Directors. If, at the time of grant, the optionee owns stock possessing 10% or more of the voting power of all classes of stock, the option price shall be at least 110% of the fair value, and the option shall not be exercised more than five years after the date of grant. Except as noted above, options expire ten years after the date of grant, or earlier if employment or service is terminated. Options become exercisable as determined by the Board of Directors. Options generally vest over three or four years.

    In December 1996, the Board of Directors adopted, and in 1997 the stockholders approved, the 1997 Non-Employee Directors Stock Option Plan (the "Directors Plan"). A total of 100,000 shares of Common Stock were reserved for issuance pursuant to the terms of the Directors Plan, which provides for the grant of nonqualified stock options to nonemployee directors of the Company. In January 1997, the Board of Directors adopted, and the stockholders approved, the 1997 Employee Stock Purchase Plan (the "Purchase Plan") and the 1997 Performance Stock Option Plan (the "1997 Plan"). The 1997 Plan succeeds the 1995 Plan and has terms similar to that Plan. No additional options will be granted under the 1995 Plan and shares reserved for future option grants thereunder are available for grant under the terms of the 1997 Plan. In June 1997, the Board of Directors adopted an amendment to the 1997 Plan increasing the number of shares reserved for issuance for the 1997 Plan by 250,000 shares, subject to stockholders' approval. A total of 400,000 shares were reserved for future issuance under the Purchase Plan. The Purchase Plan permits eligible employees to purchase common stock through payroll deductions at a price equal to the lower of 85% of the fair value of the Company's common stock at the beginning or end of the applicable offering period. No shares have been issued under the Purchase Plan.


    During 1996, the Company adopted SFAS 123. In accordance with the Statement, the Company applies APB 25 in accounting for option grants to employees under the Plan and, accordingly, does not recognize compensation expense for options granted to employees at fair value on the date of grant. The effect of applying the minimum value method of valuing options to options granted in 1995 and 1996 pursuant to SFAS 123 resulted in pro forma net income (after the effect of the pro forma tax adjustment) of $1,168,364, or $0.13 per share, for the year ended December 31, 1996. The pro forma impact on reported results for the year ended December 31, 1995 was not significant and has not been presented herein. The minimum value method was applied using the following weighted-average assumptions for 1995 and 1996, respectively: risk-free interest rates of 6.09%, 6.35%; an expected option life of 72 months; and no dividends. Future pro forma results of operations may be materially different from actual amounts reported.

                                 FAROUDJA, INC.

        (INFORMATION AT SEPTEMBER 30, 1997 AND FOR THE NINE MONTHS ENDED
                   SEPTEMBER 30, 1996 AND 1997 IS UNAUDITED)


6. STOCKHOLDERS' EQUITY (CONTINUED)

    A summary of the Company's stock option activity, and related information follows:


                                                    YEARS ENDED DECEMBER 31,                 NINE MONTHS ENDED
                                         -----------------------------------------------  -----------------------
                                                  1995                    1996              SEPTEMBER 30, 1997
                                         ----------------------  -----------------------  -----------------------
                                                     WEIGHTED-                WEIGHTED-                WEIGHTED-
                                                      AVERAGE                  AVERAGE                  AVERAGE
                                                     EXERCISE                 EXERCISE                 EXERCISE
                                          OPTIONS      PRICE      OPTIONS       PRICE      OPTIONS       PRICE
                                         ---------  -----------  ----------  -----------  ----------  -----------
Outstanding at January 1...............     --       $  --          180,576   $    1.16    1,441,988   $    3.46
Granted................................    180,576        1.16    1,261,412        3.79      401,470        7.59
Exercised..............................     --          --           --          --           (7,380)       1.68
Canceled...............................     --          --           --          --         (198,988)       3.75
                                         ---------       -----   ----------       -----   ----------       -----
Outstanding at end of period...........    180,576   $    1.16    1,441,988   $    3.46    1,637,090   $    5.37
                                         ---------       -----   ----------       -----   ----------       -----
                                         ---------       -----   ----------       -----   ----------       -----
Weighted-average fair value of options
  granted during the period............             .36                      .23


DECEMBER 31, 1996

                               OPTIONS OUTSTANDING
---------------------------------------------------------------------------------    OPTIONS EXERCISABLE
                                                         WEIGHTED-                 ------------------------
                                                          AVERAGE      WEIGHTED-                 WEIGHTED-
                                                         REMAINING      AVERAGE                   AVERAGE
                                            NUMBER OF   CONTRACTUAL    EXERCISE     NUMBER OF    EXERCISE
RANGE OF EXERCISE PRICES                     OPTIONS       LIFE          PRICE       OPTIONS       PRICE
------------------------------------------  ---------  -------------  -----------  -----------  -----------
                                                        (IN YEARS)
$1.16.....................................    180,576         8.75     $    1.16       95,165    $    1.16
$2.02.....................................     41,512         9.08          2.02       --           --
$3.83-$3.91...............................  1,219,900         9.58          3.85       --           --
                                            ---------                              -----------
                                            1,441,988         9.50          3.46       95,165         1.16
                                            ---------                              -----------
                                            ---------                              -----------

    At December 31, 1995, options to purchase 51,024 shares of Common Stock were exercisable at a weighted-average exercise price of $1.16 per share.

    Pursuant to APB 25, for certain options granted in June 1997, the Company recognized as deferred compensation expense the excess of the deemed value for financial reporting purposes of the common stock issuable upon the exercise of such options over the aggregate exercise price of such options. The total deferred compensation expense of $271,500 is being amortized over the vesting period of such options.

                                 FAROUDJA, INC.

        (INFORMATION AT SEPTEMBER 30, 1997 AND FOR THE NINE MONTHS ENDED
                   SEPTEMBER 30, 1996 AND 1997 IS UNAUDITED)


6. STOCKHOLDERS' EQUITY (CONTINUED)
RESERVED SHARES


    As of December 31, 1996 and September 30, 1997, the Company has reserved shares of common stock for future issuance as follows:



                                                                  DECEMBER 31,   SEPTEMBER 30,
                                                                      1996           1997
                                                                  -------------  -------------
Warrants........................................................        79,601        165,152
Stock purchase plan.............................................       --             400,000
Stock option plans:
  Outstanding options...........................................     1,441,988      1,637,090
  Reserved for future grants....................................       358,012        405,530
                                                                  -------------  -------------
                                                                     1,879,601      2,607,772
                                                                  -------------  -------------
                                                                  -------------  -------------


7. LICENSE AGREEMENT

    In March 1997, the Company entered into a license agreement with S3 Incorporated ("S3"), a leading supplier of advanced graphics accelerators for use in mainstream multimedia PC systems. Under the terms of the agreement, the Company and S3 are working jointly to develop integrated circuits incorporating the Company's video processing technologies for use in PCs. The Company granted to S3 a worldwide license to certain technology, including line doubling, detail enhancement, cross-color suppression, motion tracking and compensation, and digital compression filtering technology. Portions of such license are exclusive for certain markets for a period of five years provided that performance criteria, including minimum license fees are satisfied. The Company is obligated to negotiate with S3 to extend the five year period. The Company is to receive certain per unit royalties for products sold incorporating the Company's technology. If royalties on product sales do not reach the minimum levels necessary to maintain exclusivity, S3 may elect to pay the required minimum amount. Such payments may be offset against future royalties otherwise due.

    In December 1996, S3 paid the Company $1 million, $500,000 of which was refundable if a definitive license agreement between the parties was not consummated. Accordingly, the Company recognized $500,000 of license and royalty revenue in 1996 and the remaining $500,000 of license and royalty revenue in March 1997.


    On June 30, 1997, the Company sold a total of 526,316 shares of its Common Stock to S3 pursuant to a Stock Purchase Agreement for $4,948,200, net of expenses associated with the transaction. S3 is entitled to certain anti-dilution, registration and other rights as set forth in the Stock Purchase Agreement. This agreement provides that S3 shall receive additional shares if the Offering price is less than $9.50.

                                 FAROUDJA, INC.

        (INFORMATION AT SEPTEMBER 30, 1997 AND FOR THE NINE MONTHS ENDED
                   SEPTEMBER 30, 1996 AND 1997 IS UNAUDITED)


8. INCOME TAXES

    The provision for income taxes computed under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," consists of the following:


                                          DECEMBER 31,                PRO FORMA DECEMBER 31,
                                 -------------------------------  -------------------------------
                                   1994       1995       1996       1994       1995       1996
                                 ---------  ---------  ---------  ---------  ---------  ---------
                                                                  (UNAUDITED) (UNAUDITED) (UNAUDITED)
Federal:
  Current......................  $  --      $  23,000  $ 991,744  $ 571,682  $ 885,687  $1,157,285
  Deferred.....................     --         --       (439,614)    59,083      5,463   (455,627)
                                 ---------  ---------  ---------  ---------  ---------  ---------
                                    --         23,000    552,130    630,765    891,150    701,658
State:
  Current......................     13,450     60,981    201,016     83,390    151,242    247,312
  Deferred.....................     --         --        (66,092)    --        (19,204)   (69,822)
                                 ---------  ---------  ---------  ---------  ---------  ---------
                                    13,450     60,981    134,924     83,390    132,038    177,490
                                 ---------  ---------  ---------  ---------  ---------  ---------
                                 $  13,450  $  83,981  $ 687,054  $ 714,155  $1,023,188 $ 879,148
                                 ---------  ---------  ---------  ---------  ---------  ---------
                                 ---------  ---------  ---------  ---------  ---------  ---------


    The following table reconciles the expected federal corporate income tax expense (computed by multiplying the Company's income before taxes by the federal statutory rate of 34%) to the Company's income tax expense for the following periods ended:


                                      DECEMBER 31,                PRO FORMA DECEMBER 31,
                             -------------------------------  -------------------------------
                               1994       1995       1996       1994       1995       1996
                             ---------  ---------  ---------  ---------  ---------  ---------
                                                              (UNAUDITED) (UNAUDITED) (UNAUDITED)
Tax at U.S. Statutory
  rate.....................  $ 660,343  $1,391,693 $ 747,275  $ 660,343  $1,391,693 $ 747,275
State income taxes, net of
  federal benefit..........     13,450     60,981     78,615     83,390    132,088    106,709
S Corporation earnings
  prior to change in tax
  status...................   (630,765)  (868,150)  (251,758)    --         --         --
Deferred taxes recorded due
  to change in tax
  status...................     --         --       (148,993)    --         --         --
Net operating losses
  utilized.................    (29,578)  (500,543)    --        (29,578)  (500,543)    --
Other......................     --         --        261,915     --         --         25,164
                             ---------  ---------  ---------  ---------  ---------  ---------
                             $  13,450  $  83,981  $ 687,054  $ 714,155  $1,023,188 $ 879,148
                             ---------  ---------  ---------  ---------  ---------  ---------
                             ---------  ---------  ---------  ---------  ---------  ---------


    The pro forma provisions for income taxes reflect the additional tax expense which would have been incurred had FLI's status as an S Corporation terminated on January 1, 1994, exclusive of the effects of the establishment of deferred tax assets and liabilities at that date.


    The provision for income taxes for the nine months ended September 30, 1997 is based on the estimated annual effective tax rate for the year.


    Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant

                                 FAROUDJA, INC.

        (INFORMATION AT SEPTEMBER 30, 1997 AND FOR THE NINE MONTHS ENDED
                   SEPTEMBER 30, 1996 AND 1997 IS UNAUDITED)


8. INCOME TAXES (CONTINUED)

components of the Company's deferred tax liabilities and assets as of December 31, 1995 and 1996 are as follows:



                                                                                                DECEMBER 31,
                                                                                            ---------------------
                                                                                              1995        1996
                                                                                            ---------  ----------
Deferred tax assets:
  Accrued liabilities.....................................................................  $  --      $  354,284
  Other, net..............................................................................     11,992     208,954
Deferred tax liabilities:
  Depreciation of property and equipment..................................................    (11,992)    (57,533)
  Valuation of investment portfolio.......................................................     --         (44,186)
                                                                                            ---------  ----------
Net deferred tax assets...................................................................  $  --      $  461,519
                                                                                            ---------  ----------
                                                                                            ---------  ----------


    Management has concluded that a valuation allowance for deferred tax assets is not required based on its assessment that current levels of taxable income and the reversal of taxable temporary differences will be sufficient to realize the tax benefit.

9. EXPORT SALES AND SIGNIFICANT CUSTOMERS

    The Company had export sales by region as follows:


                                                              YEAR ENDED DECEMBER 31,           NINE MONTHS ENDED
                                                      ----------------------------------------    SEPTEMBER 30,
                                                          1994          1995          1996             1997
                                                      ------------  ------------  ------------  ------------------
Revenues to customers:
  Asia..............................................  $    878,000  $    986,000  $  1,115,000     $    766,000
  Europe............................................       227,000       263,000       479,000          211,000
  Canada............................................       150,000       138,000       200,000          153,000
  Latin America and other...........................       111,000       190,000       220,000          330,000
                                                      ------------  ------------  ------------       ----------
                                                      $  1,366,000  $  1,577,000  $  2,014,000     $  1,460,000
                                                      ------------  ------------  ------------       ----------
                                                      ------------  ------------  ------------       ----------



    In 1994, sales to one customer accounted for 19% of total revenues. In 1995, sales to one customer accounted for 12% of total revenues. In 1996, sales to one customer accounted for 11% of total revenues. In the nine months ended September 30, 1997, sales to two customers each accounted for 11% of total revenues.


10. 401(k) PLAN


    During 1994, the Company adopted a defined contribution retirement plan under Internal Revenue Service Code Section 401(k). Employees are eligible, following one month of employment, to contribute a specified percentage of their salary, not to exceed the statutory limit, to the plan. The Company matches a percentage of employee contributions. The Company's contributions were insignificant during the years ended December 31, 1994, 1995 and 1996.

                                 FAROUDJA, INC.

        (INFORMATION AT SEPTEMBER 30, 1997 AND FOR THE NINE MONTHS ENDED
                   SEPTEMBER 30, 1996 AND 1997 IS UNAUDITED)


11. CREDIT FACILITIES


    In March 1997, the Company established a revolving line of credit with a bank for borrowings of up to $1,000,000. In May 1997, the line was increased to $2,000,000, including secured letters of credit. The line of credit agreement, which includes certain financial covenants, expires on April 4, 1998. Borrowings under the line of credit are collaterized by substantially all of the Company's tangible assets and contract rights. Borrowings are limited to a defined percentage of eligible accounts receivable. In June 1997, the Company also established a $500,000 equipment loan facility secured by fixed assets. The Company can draw against this line to December 1997 and to the extent drawn down the loan must be fully repaid by December 2000. Borrowings against the line of credit and the equipment loan bear interest at prime plus 1.5% (10.0% at June 30, 1997). At September 30, 1997, there were no borrowings against either the line of credit or the fixed asset line, and the aggregate amount available under the revolving line of credit was $1,886,000.


12. PROPOSED INITIAL PUBLIC OFFERING AND RELATED MATTERS

    On July 22, 1997, the Board of Directors of the Company authorized management to file a registration statement with the Securities and Exchange Commission for the sale of Common Stock to the public. On the same date the Board of Directors also approved an increase in the number of authorized shares of common stock to 50,000,000 and an increase in the number of authorized shares of Preferred Stock to 5,000,000.

                               Inside Back Cover

1. Diagram with "Faroudja" in the center and lines from "Faroudja to the following:

    "HDTV," "Home Theater," "PCTV," "Digital TV," "Digital Light
    Processing-TM-," "High-End Display," "Broadcast," and "DVD."

2.  TEXT

        FAROUDJA

    When high quality video

    images are required

                                     [LOGO]

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The estimated expenses in connection with the Offering are as follows:

EXPENSE                                                                               AMOUNT
----------------------------------------------------------------------------------  ----------
The Commission's Registration Fee.................................................  $   10,455
NASD Filing Fee...................................................................       3,950
NASDAQ Listing Application........................................................       1,000
Blue Sky Fees and Expenses........................................................       5,000
Printing Expenses.................................................................     125,000
Legal Fees and Expenses...........................................................     225,000
Accounting Fees and Expense.......................................................     190,000
Transfer Agent Fees...............................................................       5,000
Miscellaneous Expenses............................................................     184,595
                                                                                    ----------
  Total...........................................................................  $  750,000
                                                                                    ----------
                                                                                    ----------

ITEM 14. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

    The Certificate of Incorporation of the Company eliminates the liability of the Company's directors for monetary damages arising from a breach of their fiduciary duties to the Company and its stockholders, to the extent permitted by the Delaware General Corporation Law. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission.

    The Company's By-Laws provide that the Company shall indemnify its directors and officers to the fullest extent permitted by applicable law. The Company has entered into indemnification agreements with its directors and executive officers containing provisions which are in some respects broader than the specific indemnification provisions contained in the Delaware General Corporation Law. Such agreements require the Company, among other things, (i) to indemnify its officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers provided such persons acted in good faith and in a manner reasonably believed to be in the best interests of the Company and, with respect to any criminal action, had no cause to believe their conduct was unlawful; (ii) to advance the expenses actually and reasonably incurred by its officers and directors as a result of any proceeding against them as to which they could be indemnified; and (iii) to obtain directors' and officers' insurance if available on reasonable terms. There is no action or proceeding pending or, to the knowledge of the Company, threatened which may result in a claim for indemnification by any director, officer, employee or agent of the Company.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    In March 1996, (i) the Company issued 1,043,105 shares of Common Stock for an aggregate purchase price of $4 million to the Investor Group, of which 213,642 shares were issued to Adelson, 682,153 shares were issued to Investors LLC and 147,310 shares were issued to Images, (ii) the Investor Group purchased a total of 3,569,395 shares of Common Stock from Yves and Isabell Faroudja for an aggregate purchase price of $14 million, of which 731,062 shares were purchased by Adelson, 2,334,253 shares were purchased by Investors LLC and 504,080 shares were purchased by Images, and (iii) Yves and Isabell Faroudja granted the Investor Group the Faroudja Option to purchase 1,537,500 shares of the Company's Common Stock for an aggregate purchase price of $6 million or $3.90 per share, of which Adelson had an option to purchase 486,875 shares of Common Stock for $1.9 million, Investors LLC had an option to purchase 666,250 shares of Common Stock for $2.6 million and Images had an option to purchase 384,375 shares of Common Stock for $1.5 million. The Faroudja

Option was exercised by the Investor Group on September 5, 1997. The transactions described in (i) and (ii) above are collectively referred to herein as the "Equity Purchase." The Company believes that because the Equity Purchase and the exercise of the Faroudja Option were made to sophisticated persons without the means of a general solicitation, these offerings were exempt from registration under Section 4(2) of the Securities Act, and Regulation D promulgated thereunder.


    As of September 30, 1997 the Company had issued 1,213,560 and 377,925 options under its 1995 Option Plan and its 1997 Option Plan, respectively, to qualified employees, to purchase the Company's Common Stock. No consideration was received for such grants, except that 7,380 options under the 1995 Option Plan were exercised in May, 1997, 4,497 options at an exercise price of $2.02 per share and 2,883 options at an exercise price of $1.16 per share. The Company believes that the grant of options and their exercise pursuant to the terms of these plans is exempt from registration under Rule 701 promulgated under the Securities Act.


    On June 30, 1997 the Company issued 526,316 shares of Common Stock to S3 for $5.0 million. The Company believes that because the offering was made to a sophisticated investor without the means of a general solicitation, the Company was exempt from registration under Section 4(2) of the Securities Act.


    As of September 30, 1997 the Company had issued 45,605 options to purchase Common Stock pursuant to its Director Plan to its directors. No consideration was received for such grants. The Company believes the grant of option and their exercise under this plan is exempt from registration under Rule 701 promulgated under the Securities Act.


    On August 13, 1997 the Company issued 750 shares of its Common Stock to each of Stuart D. Buchalter, Merv Adelson, William N. Sick, William J. Turner and Kevin B. Kimberlin as consideration for their serving as directors of the Company. The Company believes that because these offerings were made to sophisticated investors without the means of a general solicitation, the Company was exempt from registration under Section 4(2) of the Securities Act.

ITEM 16. EXHIBITS

    (a)  Exhibits

 EXHIBIT
 NUMBER                                                  DESCRIPTION
---------  -------------------------------------------------------------------------------------------------------
   1.1*    Form of Underwriting Agreement.

   3.1*    The Company's Restated Certificate of Incorporation, as amended on August 12, 1997.

   3.2*    The Company's By-Laws.

   4.1*    Warrants (1-3), dated July 16, 1993, for the purchase of Common Stock issued to John Sie.

   4.2*    Warrant, dated January 20, 1997, for the purchase of Common Stock issued to Yves Faroudja.

   4.3*    Warrant, dated December 31, 1996, for the purchase of Common Stock issued to Adelson Investors, LLC.

   4.4*    Specimen of Common Stock Certificate.

   5.1     Opinion of Buchalter, Nemer, Fields & Younger, a Professional Corporation, as to the validity of the shares of Common Stock offered hereby.

  10.1*    Consulting Services Agreement, dated September 21, 1994, between the Company and M-Squared and
             Technology L.L.C.

  10.2*    Letter Agreement, dated December 31, 1996, between the Company and Merv L. Adelson for certain consulting services.

  10.3*    Letter Agreement, dated November 13, 1995, by and among certain stockholders of the Company listed therein and Spencer Trask Holdings, Inc.

 EXHIBIT
 NUMBER                                                  DESCRIPTION
---------  -------------------------------------------------------------------------------------------------------
  10.4*    Amendment to Letter Agreement, dated February 9, 1996, among certain stockholders of the Company listed therein and Spencer Trask Holdings, Inc.

  10.5     Lease Agreement, dated August 27, 1997, by and among the Company and the Landlords listed therein.

  10.6*    The Company's 1995 Stock Option Plan, dated August 1, 1995 and amended on August 19, 1996, February 11,
             1997, April 30, 1997 and June 13, 1997.

  10.7*    The Company's 1997 Non-Employee Directors Stock Option Plan, dated January 2, 1997.

  10.8*    The Company's 1997 Performance Stock Option Plan, dated January 2, 1997 and amended on June 13, 1997.

  10.9     The Company's Amended 1997 Employee Stock Purchase Plan, dated Janaury 2, 1997 and amended on August
             12, 1997 and September 30, 1997.

  10.10*   Employment Agreement, dated as of July 8, 1996, between the Company and Michael J. Moone.

  10.11*   Employment Agreement, dated March 8, 1996, between the Company and Yves C. Faroudja.

  10.12*   Registration and Shareholders' Rights Agreement, dated March 7, 1997, among the Company and Yves &
             Isabell Faroudja and certain Stockholders of the Company.

  10.13*   Three (3) Registration Rights Agreements, dated December 31, 1996 among the Company and each of Adelson
             Investors, LLC, Images Partners, LP and Roger K. Baumberger as Liquidating Trustee for Faroudja
             Images, Inc.

  10.14*   Registration Rights Agreement, dated March 7, 1997 among the Company and Faroudja Images Investors,
             LLC.

  10.15*   Agreement, dated January 20, 1997 among Yves Faroudja and the Company for the transfer of intellectual property to the Company.

  10.16**  License Agreement, dated March 31, 1997, between the Company and S3 Incorporated.

  10.17*   Stock Purchase Agreement, dated June 30, 1997, between the Company and S3 Incorporated.

  10.18*   Investor's Rights Agreement, dated June 30, 1997, between the Company and S3 Incorporated.

  10.19*   Business Loan Agreement, dated April 5, 1997, between the Company and Silicon Valley Bank.

  10.20*   Commercial Guaranty, dated April 5, 1997, by the Company for the benefit of Silicon Valley Bank.

  10.21*   Commercial Security Agreement, dated April 5, 1997, by the Company for the benefit of Silicon Valley
             Bank.

  10.22*   Promissory Note, dated April 5, 1997, by the Company for the benefit of Silicon Valley Bank.

  10.23*   Promissory Note, dated June 6, 1997, by the Company for the benefit of Silicon Valley Bank.

  10.24*   Loan Modification Agreement, dated June 6, 1997, by and between the Company and Silicon Valley Bank.

  10.25*   Three (3) Amended and Restated Options to Purchase Shares of Common Stock of the Company, dated March
             7, 1997 among the Company, Yves Faroudja and Isabell Faroudja, Faroudja Images, Inc. and each of
             Adelson Investors, LLC, Faroudja Images Investors, LLC and Images Partners, LP.

  10.26*   Amended and Restated Option to Purchase Shares of Common Stock of the Company, dated December 31, 1996 among the Company, Yves Faroudja and Isabell Faroudja, Faroudja Images, Inc. and Roger K. Baumberger
             as Liquidating Trustee of Faroudja Images, Inc.

  10.27*   Consulting Services Agreement, dated July 22, 1997, between the Company and Matthew D. Miller.

  10.28**  License Agreement, dated May 1, 1996 between the Company, Yves Faroudja and General Instrument
             Corporation of Delaware.

 EXHIBIT
 NUMBER                                                  DESCRIPTION
---------  -------------------------------------------------------------------------------------------------------
  11.1     Statement of Computation of Net Income per share.

  21.1*    List of the Subsidiaries of the Company.

  23.1     Consent of Ernst & Young LLP, Independent Auditors.

  23.2     Consent of Buchalter, Nemer, Fields & Younger, a Professional Corporation (included in Exhibit 5.1).

  24.1*    Power of Attorney (included on page II-5).

  27.1*    Financial Data Schedule.

------------------------
  * Previously filed
 ** Confidential treatment has been requested

    (b) Financial Statement Schedules

    Schedule II -- Valuation and Qualifying Accounts

    Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or Notes thereto.

ITEM 17. UNDERTAKINGS.

    17.1 The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

    17.2 Insofar as indemnification for liabilities arising out of the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense in any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    17.3  The undersigned registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.


        (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                        SIGNATURES AND POWER OF ATTORNEY


    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California on this 20th day of October, 1997.


                                        FAROUDJA, INC.

                                        By:          /s/ MICHAEL J. MOONE
                                               ---------------------------------
                                                       Michael J. Moone
                                                           PRESIDENT


                      NAME                                          TITLE                            DATE
------------------------------------------------  ------------------------------------------  -------------------

              /s/ MICHAEL J. MOONE
     --------------------------------------       Chief Executive Officer, President and      October 20, 1997
                Michael J. Moone                    Director [Principal Executive Officer]

             /s/ MICHAEL C. HOBERG                Vice President--Finance and Chief
     --------------------------------------         Financial Officer [Principal Financial    October 20, 1997
               Michael C. Hoberg                    and Accounting Officer]

             /s/ YVES C. FAROUDJA*                Chief Technical Officer, Director and
     --------------------------------------         Chairman of the Executive Committee,      October 20, 1997
                Yves C. Faroudja                    Secretary

              /s/ MERV L. ADELSON*
     --------------------------------------       Director                                    October 20, 1997
                Merv L. Adelson

            /s/ STUART D. BUCHALTER*
     --------------------------------------       Director                                    October 20, 1997
              Stuart D. Buchalter

            /s/ KEVIN B. KIMBERLIN*
     --------------------------------------       Director                                    October 20, 1997
               Kevin B. Kimberlin

             /s/ MATTHEW D. MILLER*
     --------------------------------------       Director                                    October 20, 1997
               Matthew D. Miller

              /s/ WILLIAM N. SICK*
     --------------------------------------       Director                                    October 20, 1997
                William N. Sick

             /s/ WILLIAM J. TURNER*
     --------------------------------------       Director                                    October 20, 1997
               William J. Turner


*By:    /s/ MICHAEL C. HOBERG
      -------------------------
          Michael C. Hoberg
          Attorney-in-fact

                                 FAROUDJA, INC.

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS

                                 (IN THOUSANDS)


                                                                         ADDITIONS
                                                                 --------------------------
                                                   BALANCE AT     CHARGED TO     CHARGE TO
                                                  BEGINNING OF     COSTS AND       OTHER                        BALANCE AT
                                                     PERIOD        EXPENSES      ACCOUNTS     DEDUCTIONS(1)    END OF PERIOD
                                                  -------------  -------------  -----------  ---------------  ---------------
Year ended December 31, 1996 deducted from asset
  account:
  Allowance for doubtful accounts...............    $      10      $     143     $  --          $      43        $     110
                                                          ---            ---           ---            ---              ---
                                                          ---            ---           ---            ---              ---
Year ended December 31, 1995 deducted from asset
  account:
  Allowance for doubtful account................    $      10      $  --         $  --          $  --            $      10
                                                          ---            ---           ---            ---              ---
                                                          ---            ---           ---            ---              ---
Year ended December 31, 1994 deducted from asset
  account:
  Allowance for doubtful accounts...............    $      10      $  --         $  --          $  --            $      10
                                                          ---            ---           ---            ---              ---
                                                          ---            ---           ---            ---              ---


------------------------

(1) Uncollectible accounts written off, net of recoveries.

                                 EXHIBIT INDEX


 EXHIBIT
 NUMBER                                                  DESCRIPTION
---------  -------------------------------------------------------------------------------------------------------
   1.1*    Form of Underwriting Agreement.

   3.1*    The Company's Restated Certificate of Incorporation, as amended on August 12, 1997.

   3.2*    The Company's By-Laws.

   4.1*    Warrants (1-3), dated July 16, 1993, for the purchase of Common Stock issued to John Sie.

   4.2*    Warrant, dated January 20, 1997, for the purchase of Common Stock issued to Yves Faroudja.

   4.3*    Warrant, dated December 31, 1996, for the purchase of Common Stock issued to Adelson Investors, LLC.

   4.4*    Specimen of Common Stock Certificate.

   5.1     Opinion of Buchalter, Nemer, Fields & Younger, a Professional Corporation, as to the validity of the shares of Common Stock offered hereby.

  10.1*    Consulting Services Agreement, dated September 21, 1994, between the Company and M-Squared and
             Technology L.L.C.

  10.2*    Letter Agreement, dated December 31, 1996, between the Company and Merv L. Adelson for certain consulting services.

  10.3*    Letter Agreement, dated November 13, 1995, by and among certain stockholders of the Company listed therein and Spencer Trask Holdings, Inc.

  10.4*    Amendment to Letter Agreement, dated February 9, 1996, among certain stockholders of the Company listed therein and Spencer Trask Holdings, Inc.

  10.5     Lease Agreement, dated August 27, 1997, by and among the Company and the Landlords listed therein.

  10.6*    The Company's 1995 Stock Option Plan, dated August 1, 1995 and amended on August 19, 1996, February 11,
             1997, April 30, 1997 and June 13, 1997.

  10.7*    The Company's 1997 Non-Employee Directors Stock Option Plan, dated January 2, 1997.

  10.8*    The Company's 1997 Performance Stock Option Plan, dated January 2, 1997 and amended on June 13, 1997.

  10.9     The Company's Amended 1997 Employee Stock Purchase Plan, dated Janaury 2, 1997 and amended on August
             12, 1997 and September 30, 1997.

  10.10*   Employment Agreement, dated as of July 8, 1996, between the Company and Michael J. Moone.

  10.11*   Employment Agreement, dated March 8, 1996, between the Company and Yves C. Faroudja.

  10.12*   Registration and Shareholders' Rights Agreement, dated March 7, 1997, among the Company and Yves &
             Isabell Faroudja and certain Stockholders of the Company.

  10.13*   Three (3) Registration Rights Agreements, dated December 31, 1996 among the Company and each of Adelson
             Investors, LLC, Images Partners, LP and Roger K. Baumberger as Liquidating Trustee for Faroudja
             Images, Inc.

  10.14*   Registration Rights Agreement, dated March 7, 1997 among the Company and Faroudja Images Investors,
             LLC.

  10.15*   Agreement, dated January 20, 1997 among Yves Faroudja and the Company for the transfer of intellectual property to the Company.

  10.16**  License Agreement, dated March 31, 1997, between the Company and S3 Incorporated.

  10.17*   Stock Purchase Agreement, dated June 30, 1997, between the Company and S3 Incorporated.

  10.18*   Investor's Rights Agreement, dated June 30, 1997, between the Company and S3 Incorporated.

 EXHIBIT
 NUMBER                                                  DESCRIPTION
---------  -------------------------------------------------------------------------------------------------------
  10.19*   Business Loan Agreement, dated April 5, 1997, between the Company and Silicon Valley Bank.

  10.20*   Commercial Guaranty, dated April 5, 1997, by the Company for the benefit of Silicon Valley Bank.

  10.21*   Commercial Security Agreement, dated April 5, 1997, by the Company for the benefit of Silicon Valley
             Bank.

  10.22*   Promissory Note, dated April 5, 1997, by the Company for the benefit of Silicon Valley Bank.

  10.23*   Promissory Note, dated June 6, 1997, by the Company for the benefit of Silicon Valley Bank.

  10.24*   Loan Modification Agreement, dated June 6, 1997, by and between the Company and Silicon Valley Bank.

  10.25*   Three (3) Amended and Restated Options to Purchase Shares of Common Stock of the Company, dated March
             7, 1997 among the Company, Yves Faroudja and Isabell Faroudja, Faroudja Images, Inc. and each of
             Adelson Investors, LLC, Faroudja Images Investors, LLC and Images Partners, LP.

  10.26*   Amended and Restated Option to Purchase Shares of Common Stock of the Company, dated December 31, 1996 among the Company, Yves Faroudja and Isabell Faroudja, Faroudja Images, Inc. and Roger K. Baumberger
             as Liquidating Trustee of Faroudja Images, Inc.

  10.27*   Consulting Services Agreement, dated July 22, 1997, between the Company and Matthew D. Miller.

  10.28**  License Agreement, dated May 1, 1996 between the Company, Yves Faroudja and General Instrument
             Corporation of Delaware.

  11.1     Statement of Computation of Net Income per share.

  21.1*    List of the Subsidiaries of the Company.

  23.1     Consent of Ernst & Young LLP, Independent Auditors.

  23.2     Consent of Buchalter, Nemer, Fields & Younger, a Professional Corporation (included in Exhibit 5.1).

  24.1*    Power of Attorney (included on page II-5).

  27.1*    Financial Data Schedule.

------------------------
  * Previously filed
 ** Confidential treatment has been requested